Exhibit 10.8

Execution Version

UNANIMOUS OMNIBUS PARTNER AGREEMENT

among

MINERA PLATA REAL, S. DE R.L. DE C.V.

and

OPERACIONES SAN JOSÉ DE PLATA S. DE R.L. DE C.V.

and

SERVICIOS SAN JOSÉ DE PLATA S. DE R.L. DE C.V.

and

LOS GATOS LUXEMBOURG S. AR. L.

and

SUNSHINE SILVER MINING & REFINING CORPORATION

and

DOWA METALS & MINING CO., LTD.

Effective as of January 1, 2015

i

(continued)

(continued)

(continued)

		Page

23.16	Acknowledgement of Prior Distribution	70
23.17	SSMRC Parent Guarantee	70

UNANIMOUS OMNIBUS PARTNER AGREEMENT

THIS AGREEMENT is made as of January 1, 2015

AMONG:

Sunshine Silver Mining & Refining Corporation, a Delaware corporation, the address of which is 370 17th Street, Suite 3800, Denver, Colorado 80202, USA (“SSMRC Parent”);

- and —

Los Gatos Luxembourg S. ar. L., a Luxembourg limited liability company, the address of which is 13-15 Avenue De La Liberte, L-1931 Luxembourg (“SSMRC LuxCo”);

- and -

Dowa Metals & Mining Co., Ltd., a corporation incorporated under the Laws of Japan, with a business address located at 14-1, Sotokanda 4-Chome, Chiyoda-ku, Tokyo, Japan 101-0021 (“Dowa”)

- and -

Minera Plata Real, S. de R.L. de C.V., a Mexico variable capital company (a “sociedad responsabilidad limitada de capital variable” in Spanish) incorporated under the Laws of Mexico (the “Corporation”)

- and -

Opercaciones San Jose De Plata, S de R.L. de C.V., a Mexico variable capital company (a “sociedad responsabilidad limitada de capital variable” in Spanish) incorporated under the Laws of Mexico (“OpCo”)

- and -

Servicios San Jose De Plata, S de R.L. de C.V., a Mexico variable capital company (a “sociedad responsabilidad limitada de capital variable” in Spanish) incorporated under the Laws of Mexico (“EmployerCo”)

Background

A.                                    SSMRC Parent, SSMRC LuxCo and Dowa wish to jointly explore, develop and operate a mine located in the State of Chihuahua, Mexico and known as the Los Gatos Project.

B.                                    The Joint Venture Entities own or control 100% of the Los Gatos Project and certain assets ancillary to the Exploration, Development and Operation thereof.

C.                                    Dowa and SSMRC Parent have incurred, and will continue to fund, certain expenses in connection with the assessment of the Los Gatos Project for the benefit of the Corporation.

D.                                    The issued and outstanding Participating Interests of each of the Corporation, OpCo and EmployerCo as of the Effective Date are as follows:

			Participating
	Participating Interest	Participating	Interest in
Entity	in the Corporation	Interest in OpCo	EmployerCo
SSMRC Parent	0.0100%	0.0100%	0%
SSMRC LuxCo	99.6002%	99.6002%	0.0100%
Dowa	0.3898%	0.3898%	0%
OpCo	0%	0%	99.9900%

E.                                     Contemporaneously with the execution of this Agreement and in order to more fully describe the services to be performed by OpCo as Operator, the Corporation, SSMRC Parent and OpCo will enter into the General Services Agreement.

F.                                      Contemporaneously with the execution of this Agreement and in order to more fully describe the services to be performed by EmployerCo, OpCo and EmployerCo will enter into the Employment Services Agreement.

G.                                    Prior to the date hereof, the Corporation has divested certain assets unrelated to the Los Gatos Project (the “Divestiture”).

H.                                   The Parties have agreed to enter into this Agreement to define their rights and Obligations in respect of the Shares of each Joint Venture Entity, the management and control of each Joint Venture Entity and certain other matters as hereinafter set forth.

Agreements

In consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

ARTICLE 1 — DEFINITIONS

1.1                               Definitions

Unless otherwise required by context, for the purposes of this Agreement, including all Exhibits hereto, the following terms will have the respective meanings specified below:

“Accounting Firm Allocation” has the meaning set out in Section 23.15(c).

“Acquisition Rights” has the meaning set out in Section 2.11(h).

“Advances” has the meaning set out in Section 3.3.

“Affiliate” means, in respect of a Person, any corporation or entity that directly or indirectly or through one or more intermediaries or otherwise Controls, or any corporation or entity that directly or indirectly through one or more intermediaries or otherwise is Controlled by, or is under common Control with, such Person; provided, however, that with respect to the Joint Venture Entities and SSMRC Parent, “Affiliate” shall not include The Electrum Group LLC, Electrum Silver US LLC, Tigris Financial (International) L.P. and Tigris Financial Group Ltd. or any of their respective Affiliates (other than SSMRC Parent and its subsidiaries).

“Agreement”, “this Agreement”, “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions refer to this agreement including the exhibits and all amendments hereto, and not to any particular Article, Section, subsection, clause, subdivision or other portion hereof.

“Applicable Law” means, from time to time and at any time, with respect to any Person, property or event:

(a)                                 all Laws, ordinances, codes, rules, regulations, by-laws, orders, writs, injunctions, decrees, rulings, determinations, awards or standards of any Governmental Authority;

(b)                                 the terms and conditions of all Governmental Authorizations;

(c)                                  any requirements under or prescribed by applicable common law or civil code; and

(d)                                 all agreements with Governmental Authorities.

“Approved Alternative” means a Development and Mining alternative selected by the Corporation Board from various Development and Mining alternatives analyzed in the Feasibility Studies.

“Approved Budget” has the meaning specified in Section 14.4.

“Approved Program” has the meaning specified in Section 14.4.

“Arbitration Panel” means a panel of arbitrators established pursuant to Section 21.2.

“Area of Interest” means the area described in Exhibit A.

“Arm’s Length” has the meaning given to that term in Applicable Law in respect of Taxes, as now in effect.

“Articles” means, with respect to each Joint Venture Entity, its Articles of Incorporation as from time to time may be amended or restated.

“Assets” means the Properties, Products, Business Information, and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contractual rights, relating to the Project.

“Auditors” means a firm of independent certified public accountants appointed from time to time by the Corporation Board as the auditors for each Joint Venture Entity.

“Available Cash” means, with respect to any period prior to the dissolution of the Corporation, all cash and cash equivalents of the Corporation on hand at the end of such period less the amount of any cash reserves established by the Corporation Board to provide for the proper conduct of the business of the Corporation, including reserves for: future maintenance capital expenditures; current, future or contingent liabilities; anticipated future credit needs of the Corporation; and debt service and repayments; provided, such reserves shall not equal less than the forthcoming six months of operating expenses as authorized in the Approved Budget nor more than the forthcoming six months of operating expenses, debt service and maintenance capital expenditures in the Approved Budget, without Requisite Partner Approval.

“Board” means the Corporation Board, OpCo Board or EmployerCo Board, as applicable.

“Budget” means a detailed estimate of all costs to be incurred and a schedule of cash advances to be made by each Joint Venture Entity with respect to a Program, both on an individual entity and consolidated basis.

“Budgeted Capital Call” has the meaning set out in Section 3.5(a).

“Business” has the meaning given to that term in Section 2.8.

“Business Day” means any day other than a Saturday, Sunday or any other day when banks in Mexico City, Mexico, Denver, Colorado, USA and Tokyo, Japan are not generally open for business.

“Business Information” means the terms of this Agreement, and any other agreement relating to any Joint Venture Entity, the Existing Data, and all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information), developed, conceived, originated or obtained by any Partner in performing its Obligations under this Agreement. The term “Business Information” will not include any improvements, enhancements, refinements or incremental additions to Partner Information that are developed, conceived, originated or obtained by any Partner in performing its Obligations under this Agreement.

“By-laws” means, with respect to each Joint Venture Entity, its by-laws as from time to time amended or restated.

“Capital Call” means a call or request for a Capital Contribution in writing (which may include electronic mail) that is prepared by the Operator and issued by the Operator on behalf of the Corporation, specifying the amount of Capital Contribution to be contributed by each Partner receiving such notice in accordance with the terms of this Agreement.

“Capital Call Dispute Notice” has the meaning set out in Section 3.5(b).

“Capital Contribution” means the amount of money and the fair market value of any other property contributed to the capital of any of the Joint Venture Entities by a Partner.

“Capital Contribution Allocation” has the meaning given to that term in Section 3.9.

“Claim” means any claim, demand, lawsuit, proceeding, arbitration or governmental investigation, in each case, whether asserted, threatened, pending or existing.

“Common Shares” means, with respect to each Joint Venture Entity, partnership shares in the capital of such Joint Venture Entity.

“Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either of the Partners.

“Constating Documents” means (i) with respect to each Joint Venture Entity, the articles of formation, by-laws and similar documents necessary under Mexican law to establish a Sociedad de Responsabilidad Limitada de Capital Variable (ii) with respect to a corporation, the certificate and articles of incorporation, amendment, amalgamation or continuance, memorandum of association, letters patent, supplementary letters patent, by-laws, and all unanimous shareholder agreements, other shareholder agreements, voting trusts, pooling agreements and similar contracts, arrangements and understandings applicable to the corporation’s equity securities, (iii) with respect to a trust, its declaration of trust, trust agreement or similar instrument made by or with its trustee establishing such trust, and in each case as amended, supplemented, restated and replaced from time to time, and (iv) with respect to a partnership, the declaration of partnership and any partnership agreement, in each case as amended, supplemented, restated and replaced from time to time.

“Continuing Obligations” mean Obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

“Contract” means any agreement, indenture, contract, lease, deed of trust, license, option, instrument, arrangement, understanding or other commitment, whether written or oral.

“Control” of a corporation means:

(a)                                 the right, contractual or otherwise, directly or indirectly, to vote or cause the voting of more than 50% of the voting shares of such corporation (in the capacity as owner of the shares, trustee, fund manager, agent or otherwise) or otherwise being able, directly or indirectly, to direct the business and affairs of such corporation; or

(b)                                 the right, directly or indirectly, to elect or appoint a majority of the directors of such corporation or other Persons who have the right to manage or supervise the management of the business and affairs of such corporation;

and “Controlled” has a corresponding meaning.

“Corporation” has the meaning given to that term in the Recitals.

“Corporation Board” means the Board of Managers of the Corporation established under Section 6.1 of this Agreement.

“Corporation Managers” mean the individuals who are from time to time duly elected Corporation Managers of the Corporation Board, or their duly appointed alternates.

“Day” or “day” means a period of 24 consecutive hours, beginning and ending at 12:01 a.m. Mexico Time, provided that the reference date for any day will be the calendar date upon which the 24-hour period commenced.

“Deductible” has the meaning given to that term in Section 2.12(c).

“Default” has the meaning given to that term in Section 19.1.

“Default Notice” has the meaning given to that term in Section 19.1.

“Defaulting Partner” has the meaning given to that term in Section 19.1.

“Determination Date” has the meaning given to that term in Section 23.15(c).

“Development” means all preparation (other than Exploration) for the removal and recovery of Products, including construction and installation of a mill or any other improvements to be used for the Mining, handling, milling, processing, or other beneficiation of Products, and all related Environmental Compliance.

“Diluted Partner” has the meaning set out in Section 4.5.

“Dispute Notice” has the meaning given to that term in Section 23.15(c).

“Divestiture” has the meaning given to that term in the Recitals.

“Dowa” has the meaning given to that term in the Recitals.

“Dowa Arranged Loan” has the meaning given to that term in Section 3.7.

“Dowa Withdrawal Event” has the meaning set out in Section 3.2.

“Draft Computation” has the meaning given to that term in Section 23.15(b).

“Earn-in Fee” has the meaning given to that term in Section 3.1(a).

“Earn-in Period” has the meaning given to that term in Section 3.1(a).

“Effective Date” means the date set forth in the preamble to this Agreement.

“Electing Partner” has the meaning set out in Section 4.5.

“Emergency Capital Call” has the meaning set out in Section 3.5(a).

“Emergency or Unexpected Expenditures” means, in case of emergency, any reasonable expenditures required in connection with reasonable action taken by the Operator that it deems necessary, acting reasonably, to protect life or the Assets or to comply with Applicable Laws and, in the case of Unexpected Expenditures, reasonable expenditures taken by the Operator on behalf of any Joint Venture Entity for unexpected events that are beyond its reasonable control and which do not result from a breach by it of its standard of care.

“EmployerCo” has the meaning given to that term in the Recitals.

“EmployerCo Managers” mean the individuals who are from time to time duly elected EmployerCo Managers of the EmployerCo Board, or their duly appointed alternates.

“Employment Services Agreement” means a services agreement substantially in the form attached to this Agreement as Exhibit F.

“Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

“Enhancements” has the meaning set out in Section 22.2.

“Environmental Compliance” means actions performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

“Environmental Laws” means Laws aimed at reclamation or restoration of the Properties forming the Project; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws applicable in Mexico relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes and that are applicable to the Project.

“Environmental Liabilities” means any and all Claims, actions, causes of action, damages, Losses, Liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against any Partner, by any Person or entity other than the other Partners, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business Losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

“Escrow Agent” means U.S. Bank National Association.

“Escrow Agreement” means an escrow agreement in form and substance substantially similar to the draft attached as Exhibit H.

“Existing Data” means maps, drill logs and other drilling data, core tests, pulps, reports, surveys, assays, analyses, production reports, Operations, technical, accounting and financial records, and other material information developed in Operations on the Properties, or related to the Assets, prior to the Effective Date.

“Existing Dowa Contribution” has the meaning given to that term in Section 3.1(a).

“Existing Dowa Participating Interests” has the meaning given to that term in Section 3.1(b).

“Expansion” or “Modification” means (i) a material increase in Mining or production capacity; (ii) a material change in the recovery process; or (iii) a material change in waste or tailings disposal methods. An increase or change will be deemed “material” if it is anticipated to cost more than 10% of original capital costs attributable to the Development of the Mining or production capacity, recovery process or waste or tailings disposal facility to be expanded or modified.

“Expense Category” means the top line headings set forth in the Initial Program and Budget, and thereafter, any Approved Budget.

“Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products, including but not limited to additional drilling required after discovery of potential commercial mineralization, and including related Environmental Compliance.

“Feasibility Contractors” means one or more engineering firms approved by the Corporation Board for purposes of preparing or auditing any Feasibility Study.

“Feasibility Study” means one or more studies prepared to analyze alternative methods for Mining and Operations and such other information as described in Section 14.5.

“Feasibility Report” means the report to be prepared following completion of the Feasibility Study in accordance with Section 14.5. The Feasibility Report will be prepared in accordance with Canadian National Instrument 43-101 and in a form and of a scope generally acceptable to reputable financial institutions that provide financing to the Mining industry.

“Financial Statements” means unaudited balance sheets and income statements for the Corporation for its fiscal years ending December 31, 2012 and December 31, 2013.

“Financing” has the meaning given to that term in Section 3.7.

“Finder” means a broker, finder, agent, financial advisor, investment advisor or other Person engaged to find or act as agent on behalf of purchasers of or subscribers for, or proposed purchasers of or subscribers for, securities of the Joint Venture Entities or to otherwise identify potential investors in, or lenders to, or any other potential sources of debt, revenue or financial benefit (including, for greater certainty, off-take arrangements) for, the Joint Venture Entities in return for compensation including cash and/or securities of the Joint Venture Entities.

“Fiscal Year” has the meaning given to that term in Section 16.1.

“Force Majeure Event” means circumstances resulting from acts or events outside of a Party’s reasonable control, including, without limitation, (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), organized crime or terrorist threats or acts, riot or other civil unrest; (d) government order or Law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; (i) shortage of adequate power or transportation facilities and (j) severe disruptions in the global financial markets similar in scope to the 2008 financial crisis.

“Fundamental Representations” has the meaning given to that term in Section 2.12(a).

“GAAP” means United States generally accepted accounting principles, consistently applied and as in effect from time to time.

“General Services Agreement” means a services agreement in the form attached to this Agreement as Exhibit E.

“Global Anti-Corruption Laws” has the meaning specified in Section 2.14.

“Governmental Authority” any federal, state, provincial, or municipal government, parliament or legislature, or any regulatory authority, agency, tribunal, commission, ministry, board, department, institution or similar entity of any such government, parliament or legislature, or any court or other Law, regulation or rule-making entity, having jurisdiction in the relevant circumstances, and any Person acting under the authority of any such Governmental Authority.

“Governmental Authorization” means any authorization, consent, approval, license, ruling, permit, certification, grant, right, privilege, order, judgment, ruling, directive, ordinance, decree, exemption, exoneration, filing or registration issued or required by any Governmental Authority.

“Hazardous Substances” means any substance, material or waste defined, regulated, listed or prohibited by Environmental Laws, including pollutants, contaminants, chemicals, deleterious substances, dangerous goods, hazardous or industrial toxic wastes or substances, tailings, wasterock, radioactive materials, flammable substances, explosives, petroleum and petroleum products, polychlorinated biphenyls, chlorinated solvents and asbestos.

“IFRS” means generally accepted accounting principles for publicly accountable enterprises being International Financial Reporting Standards as approved by the International Accounting Standards Board, as those principles may be amended from time to time, consistently applied to the relevant financial statements or records.

“Indebtedness” means without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) for borrowed money of each Joint Venture Entity; (b) indebtedness represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (c) all deferred indebtedness of each Joint Venture Entity for the payment of the purchase price of property or assets purchased; (d) all obligations of each Joint Venture Entity to pay rent or other payment amounts under a lease of real property or personal property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (e) any outstanding reimbursement obligation of a Joint Venture Entity with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Joint Venture Entity; (f) any payment obligation of a Joint Venture Entity under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all indebtedness for borrowed money secured by any Encumbrance existing on property owned by a Joint Venture Entity (other than those secured by Permitted Encumbrances); (g) all guarantees, endorsements, assumptions and other contingent obligations of any Joint Venture Entity in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others; and (h) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transaction contemplated by this Agreement regardless if any of such are actually paid.

“Indemnified Partner” has the meaning given to that term in Section 17.3(a).

“Indemnifying Partner” has the meaning given to that term in Section 17.3(a).

“Indemnitee” has the meaning given to that term in Section 17.1(a).

“Independent Accounting Firm” means mutually agreed upon independent accounting firm, which such the parties agree shall be an internationally recognized accounting firm in the United States.

“Initial Program” means the initial Program attached as Exhibit C.

“Initial Program and Budget” means the initial Program and the initial Budget attached as Exhibit C, which will include the concept of and timing for the Program and Budget for the Feasibility Study and will also include possibilities for alternatives which will form the basis of any Approved Alternatives.

“Insolvency Event” means, in respect of a Party, any one or more of the following:

(a)                                 if a Party files a petition in bankruptcy or for reorganization or for an arrangement pursuant to any applicable Insolvency Laws now or hereafter in effect;

(b)                                 if a Party is adjudged bankrupt by a court of competent jurisdiction, or becomes insolvent, makes an assignment for the benefit of its creditors, admits in writing its inability to pay its debts generally as they become due, is dissolved or suspends payment generally of its Obligations;

(c)                                  if a petition is filed proposing the adjudication of a Party as bankrupt or its reorganization pursuant to any applicable Insolvency Law or any similar Applicable Law, now or hereafter in effect, and:

(i)                                     the Party consents to that filing;

(ii)                                  the petition is not discharged or denied within 60 days after that filing; or

(iii)                               the petition is not diligently defended against;

(d)                                 if a receiver, trustee, liquidator, or other similar official is appointed to take charge of a Party or of all or substantially all of the business or assets of a Party, and:

(i)                                     that Party consents to such appointment; or

(ii)                                  the appointment is not discharged or withdrawn or action is not taken by that Party to secure the discharge of that official within 60 days after the appointment.

“Insolvency Laws” means the bankruptcy, insolvency, creditor protection or similar Laws of the jurisdiction of incorporation of each Party, as applicable, or any successor Applicable Law, and the bankruptcy, insolvency, creditor protection or similar Applicable Law of any other jurisdiction (regardless of the jurisdiction of such application or competence of such Applicable Law).

“Intellectual Property” means all trademarks, trade names, business names, patents, inventions, know-how, copyrights, service marks, brand names, industrial designs and all other industrial or intellectual property owned or used by the Joint Venture Entities in carrying on the Business, and all applications therefor and all goodwill in connection therewith, including all licenses, registered user agreements and all like rights used by or granted to the Joint Venture Entities in connection with the Business and the Project.

“Joint Venture Entity” means each of the Corporation, OpCo and EmployerCo, and collectively, the “Joint Venture Entities”.

“Law” or “Laws” means all applicable federal, provincial, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

“LOI” means the letter of intent entered into between SSMRC Parent and Dowa dated December 2, 2013.

“Losses” means in respect of a Person and in relation to a matter, any and all losses, damages, costs, expenses, charges (including all penalties, assessments and fines) which that Person suffers, sustains, pays or incurs in connection with that matter and includes reasonable costs of external legal counsel and other professional advisors and consultants and reasonable costs of investigating and defending claims arising from the matter if those claims are sustained and also includes Taxes on a settlement payment or damage award in respect of that matter but does not include punitive, special, consequential or indirect losses or loss of profit.

“Major Decision” has the meaning given to that term in Exhibit B.

“Managers” means the Corporation Managers, OpCo Managers or EmployerCo Managers, as applicable.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is materially adverse to the business, results of operations, financial condition or assets of the Joint Venture Entities and their respective subsidiaries, taken as a whole, or the Project.

“Material Contract” means, any Contract to which any Joint Venture Entity is a party or by which the Assets are bound:

(a)                                 that involves the potential expenditure of more than $1,000,000 in the aggregate or in excess of $200,000 in any calendar year;

(b)                                 creating a joint venture, partnership, co-ownership or similar arrangement;

(c)                                  with one or more of its shareholders, or as a shareholder of another Person, or relating to the voting of securities;

(d)                                 granting any royalty or other interest in the Properties or the Mineral Rights or the production or proceeds therefrom;

(e)                                  granting options to acquire material assets from any of the Joint Venture Entities or granting an earn-in or farm-in;

(f)                                   granting an option to acquire material assets, or any royalty, earn-in or farm-in to any of the Joint Venture Entities;

(g)                                  with a Related Party of any of the Joint Venture Entities;

(h)                                 guaranteeing, assuming or acting as a surety in respect of any liabilities or obligations of another Person;

(i)                                     relating to Acquisition Rights or Repurchase Rights;

(j)                                    relating to the supply of power or water;

(k)                                 to obtain surface rights or any other interest in the Properties;

(l)                                     with any Governmental Authority;

(m)                             containing change of control provisions;

(n)                                 limiting the ability of any of the Joint Venture Entities to engage in any material line of business or to materially compete with any other Person;

(o)                                 with a Finder;

(p)                                 that contains a “most-favored nations” provision in favor of the other party;

(q)                                 relating to any issuance or potential issuance of any securities of the Corporation;

(r)                                    relating to contemplated business combinations, acquisitions, mergers or asset divestitures; or

(s)                                   not entered into in the Ordinary Course of Business (other than those which are cancellable without penalty within 90 days and have no ongoing liabilities or obligations after termination).

“Material Loss” has the meaning given to that term in Section 17.3(a).

“Mineral Rights” means (i) the mining concessions located in the Municipality of Satevo, State of Chihuahua, Mexico and the related rights and interests, all set forth and described in Exhibit “A” attached hereto; and (ii) any substitute or successor mineral title or interest granted, obtained or issued to the Corporation in connection with or in place of any mining concession in (i).

“Mining” means the mining, extracting, producing, beneficiating, handling, milling or other processing of Products.

“Notice of Acceptance” has the meaning set out in Section 18.2(b).

“Obligations” of a Party means all of its covenants, agreements, obligations, duties, liabilities, representations and warranties under this Agreement, Applicable Law, or otherwise incurred in its capacity as a Partner, including any guarantees provided by a Partner of any obligations of any Joint Venture Entity.

“Offtake Agreement” means an agreement in form and substance substantially similar to the draft attached as Exhibit D, pursuant to which Dowa will have the right to purchase 100% of the zinc concentrate produced from the Project, at rates negotiated in good faith and agreed between Dowa and the Corporation taking into consideration the then prevailing market price based on bench mark terms as reported in industry publications such as Brook Hunt, CRU or Metal Bulletin of London, and to consume or resell or deliver such concentrates for processing by any Dowa Affiliate or third party.

“OpCo Managers” mean the individuals who are from time to time duly elected OpCo Managers of the OpCo Board, or their duly appointed alternates.

“OpCo” has the meaning specified in the Recitals.

“Operations” means the activities carried out under this Agreement including Exploration, Development and operation of the Project and the marketing and sale of Products.

“Operations Committee” has the meaning specified in Section 6.8.

“Operator” has the meaning set out in Section 12.1(a).

“Order” means any judgment, decision, decree, injunction, ruling, writ, assessment, determination or order of any Governmental Authority that is binding on any Person or its property under applicable Law.

“Ordinary Course of Business” means the ordinary course of the Business consistent with past practices.

“Outstanding Due Diligence Item” means any one or more of the following:

(a)                                 Historical Share Transfers of the Corporation. The following historical transfers of shares in the capital of the Corporation:

(i)                                     49,999 shares from Víctor Manuel García Palacios to Royal Silver Mines, Inc.;

(ii)                                  49,999 shares from Royal Silver Mines, Inc. to Electron Resources LLC;

(iii)                               49,999 shares from Electron Resources LLC to Los Gatos Limited;

(iv)                              One share from Silvia Abad Ibarra to John Ryan;

(v)                                 One share from John Ryan to Thomas S. Kaplan; and

(vi)                              One share from Thomas S. Kaplan to Jon Charles Gelvin Rice.

(b)                                 Four parcels located near the town called San José del Sitio, Municipality of Satevo, Chihuahua, two of which report previous liens as of the date the Corporation purchased the parcels. Furthermore, all four parcels remain registered in the sellers’ names rather than the Corporation.

(i)                                     Record 287 Folio 39 of Book 1576 of First Section (19-72-00 hectares) shows the following liens: secured working capital loan and mortgage in favor of Registro de Crédito Agricola (Agricultural Credit Register), as per Record 24 Folio 25 of Book

3 Vol. XVII of Registro de Crédito Agricola of the Morelos District dated May 6, 1986 and notarized on June 25, 1986; and

(ii)                                  Record 309 Folio 36 of Book 1578 of First Section (76-39-91 hectares) shows the following liens: secured working capital loan and mortgage in favor of Banrural, S.N.C., as per Record 24 Folio 25 of Book 3 Vol. XVIII of Registro de Crédito Agricola of the Morelos District dated May 6, 1986 and notarized on June 25, 1986;

(c)                                  Settlement Agreements. Documentation relating to confirmation of court approval of settlement of the following legal proceeding brought against the Corporation by Luis Carlos Morales Baca and Esteban Morales Bustillos:

(i)                                     Case 193/2013, relating to the plenary mercantile suit (mandatory compliance of contracts and payment of considerations unfulfilled) filed by the owners of a rural property called “Aguaje de Porras”, located in the Municipality of Satevo, Chihuahua, against the Corporation in the Eighth Civil Court of Chihuahua, Chihuahua. The suit implicated (x) a Right of Way Agreement pertaining to a fraction of the property (508-15-40.242 hectares) and (y) a Temporary Occupancy Agreement pertaining to a fraction of the property (1,971-44-70.120 hectares); and

(d)                                 Cancellation of Temporary Occupancy of Land Agreement. Documentation evidencing termination of the Temporary Occupancy of Land Agreement dated July 14, 2011 and ratified on August 19, 2011, between the Corporation and Carlos Primitivo Flores.

“Participating Interest” of a Partner means, with respect to each Joint Venture Entity, the ratio of (i) the aggregate Capital Contributions made by such Partner to (ii) the aggregate Capital Contributions made by all Partners, expressed as a percentage. Participating Interests will be calculated to four decimal places and rounded to three decimal places as follows: Decimals of .0005 or more will be rounded up (e.g., 1.5186% rounded to 1.519%); decimals of less than .0005 will be rounded down (e.g., 1.5143% rounded to 1.514%). The initial Participating Interests of the Partners are set forth in Section 4.1 of the Agreement.

“Partner” or “Partners” means any Person who is a holder of Shares from time to time and its respective successors, assigns and legal representatives and where the context requires will mean one or more such Persons; provided that OpCo shall not be deemed a “Partner” hereunder as a result of its holding of Shares in EmployerCo.

“Partner Information” means all information, data, knowledge and know-how, in whatever form and however communicated (including, without limitation, Confidential Information but excluding the Existing Data), which, as shown by written records, was developed, conceived, originated or obtained by a Partner (a) prior to entering into this Agreement, or (b) independent of its performance under the terms of this Agreement.

“Party” means a party to this Agreement and “Parties” means all parties to this Agreement.

“Permit” means any permit, lease, license, claim, certificate, Order, grant, approval, consent, registration, closure plan or other authorization of or from any Governmental Authority and includes any permit necessary to explore for, exploit, develop, mine, produce or refine.

“Permitted Encumbrance” means any (a) statutory Encumbrances for current Taxes, assessments and other charges by Governmental Authorities that are not yet due and payable or that, although due and payable, are being contested in good faith by proper proceedings, but only to the extent appropriate reserves have been accrued as a current liability on the Financial Statements; (b) statutory

Encumbrances of landlords, carriers, warehousemen, mechanics and materialmen incurred in the Ordinary Course of Business for sums not yet due; (c) Encumbrances incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (d) non-material irregularities of title which do not materially detract from the value or restrict the current use of the assets of the Project; (e) Royalty Interests; or (f) restrictions on transfer, if any, contained in the Constating Documents.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, association or other entity or a Governmental Authority.

“Pre-Participating Interest Period” shall mean the period prior to which Dowa shall have paid 50% of the Earn-In Fee; provided that the Pre-Participating Interest Period shall not extend beyond the Earn-In Period under any circumstances.

“Products” means all ores, minerals and mineral resources produced in connection with the Project from the Properties.

“Program” means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Joint Venture Entities for a period determined by the Corporation Board.

“Project” means the silver, lead and zinc mine project known as the Los Gatos Project located approximately 120 kilometers south of the state capital of Chihuahua City, Mexico, comprised of concession rights and assets acquired and owned by the Joint Venture Entities covering approximately 103,083 hectares and certain surface access rights, as set forth on the map attached as Exhibit A.

“Project Financing” means any financing approved by the Corporation Board and obtained by the Corporation for the purpose of placing a mineral deposit situated on the Properties into commercial production, but will not include any such financing obtained individually by any Partner to finance payment or performance of its Obligations under the Agreement.

“Properties” means those interests in real property described in Exhibit A and all other interests in real property within the Area of Interest or relating to the Project that are acquired by the Corporation or any other Joint Venture Entity.

“Records” means all of the books, records and data, including books of account, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files, electronically stored data and other data, together with the tapes, disks, diskettes, drives and other data and software storage media of the Joint Venture Entities and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of the Joint Venture Entities with respect to the foregoing maintained with or by any other Person).

“Related Party” means an Affiliate of the Joint Venture Entities; provided that for the purposes of this definition only, an Affiliate shall include The Electrum Group LLC, Electrum Silver US LLC, Tigris Financial (International) L.P. and Tigris Financial Group Ltd. and of their respective Affiliates.

“Representative” has the meaning specified in Section 6.8.

“Repurchase Rights” has the meaning set out in Section 2.11(h).

“Requisite Partner Approval” means:

(a)                                 during the Pre-Participating Interest Period, the unanimous approval of Dowa and SSMRC Parent; and

(b)                                 following the Pre-Participating Interest Period, approval of the Partners holding, in the aggregate, at least 90% of the Participating Interests in the Corporation and OpCo, provided that if, after earning a Participating Interest in the Corporation and OpCo of ten percent or more, Dowa’s Participating Interest in the Corporation and OpCo is diluted or otherwise reduced to less than ten percent, the unanimous approval of Dowa and SSMRC Parent will be required to make any of the Major Decisions described in items (b), (c), (n) and (w) of Exhibit B.

“Restricted Person” means any Person who, or any member of a group of Persons acting together, any one of which:

(a)                                 is, or whose Affiliate is, then a party adverse in any pending or threatened (in writing or other reasonably satisfactory evidence of such threat) action, suit or proceeding in respect of any material matter relating to any Joint Venture Entity or any Partner or its Affiliate;

(b)                                 is a direct competitor of any Joint Venture Entity or a Partner or its Affiliate;

(c)                                  does not have the financial resources, experience and ability to perform the Obligations of a Partner; or

(d)                                 has, directly or indirectly, its principal/controlling office in a country that is subject to any economic/political sanctions imposed by Japan or the United States for reasons other than its trade or economic policies.

“ROFR Interest” has the meaning given to that term in Section 18.2(a).

“ROFR Notice” has the meaning given to that term in Section 18.2(a).

“Royalty Interests” means the royalties described in Schedule 2.11(q)(iii).

“Services Agreement” means each of the General Services Agreement and Employment Services Agreement, and collectively, the “Services Agreements”.

“Shares” means, with respect to each Joint Venture Entity, shares in its capital of any class.

“SSMRC LuxCo” has the meaning given to that term in the Recitals.

“SSMRC Parent” has the meaning given to that term in the Recitals.

“Subscription Shares” means the Shares of each Joint Venture Entity to be issued by such Joint Venture Entity to Dowa pursuant to this Agreement.

“Tax Return” means any return, report, declaration, designation, election, notice, filing, form, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Taxes” includes all present and future taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges of any nature imposed by any Governmental Authority at a federal, local or municipal level, including production, income, capital, withholding, consumption, sales, use, transfer, goods and services, harmonized sales or other value-added, excise, customs, anti-dumping, countervail, net worth, stamp, registration, franchise, payroll, employment, health, social security, education, business, school, property, local improvement, development, education development and occupation taxes, together with all fines, interest, penalties on or in respect of, or in lieu of or for non-collection of, those taxes, surtaxes, duties, levies, imposts, rates, fees, assessments, withholdings, dues and other charges, or taxes of any kind for which the Corporation may have any liability whether disputed or not and all employment insurance premiums.

“Technical Report” means (NI) 43-101Technical Report: Mineral Resources of the Los Gatos Project, Chihuahua, Mexico, dated December 21, 2012.

“Transaction Document” means this Agreement, the Offtake Agreement and the Services Agreements.

“Transfer” means, when used as a verb, to sell, grant, assign, create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, or to arrange for substitute performance by an Affiliate or third party (except as permitted under Section 18.4), either directly or indirectly; and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement. The term “Transferred,” and other forms of the word “Transfer” will have the correlative meanings.

“Transferee” means any Person to whom a Partner has made or agreed (conditionally or otherwise) to make a Transfer.

“Transferor” means a Partner that has made or agreed (conditionally or otherwise) to make a Transfer.

“Transferring Partner” has the meaning given to that term in Section 18.2.

“Working Capital Amount” has the meaning given to that term in Section 23.15(a).

“Working Capital Principles” has the meaning given to that term in Section 23.15(b).

1.2                               Exhibits

The following Exhibits are attached to and form an integral part of this Agreement:

Exhibit A	Property and Assets of the Corporation

Exhibit B	Major Decisions

Exhibit C	Initial Program and Budget

Exhibit D	Form of Offtake Agreement

Exhibit E	Form of General Services Agreement

Exhibit F	Form of Employment Services Agreement

Exhibit G	Earn-In Fee Payment Schedule

Exhibit H	Escrow Agreement

1.3                               Schedules

The following Schedules are attached to and form an integral part of this Agreement:

Schedule 2.11(d)	Chief Executive Office and Other Locations

Schedule 2.11(m)	Related Party Transactions

Schedule 2.11(n)	Restrictive Documents

Schedule 2.11(o)	Permits

Schedule 2.11(p)	Title to Real Property

Schedule 2.11(q)(i)	Mineral Rights — Mineral Interests, Mining Concessions, Mining Tenements or Other Mineral Rights

Schedule 2.11(q)(iii)	Mineral Rights — Permitted Encumbrances, Royalty Interests and Encumbrances

Schedule 2.11(q)(vi)	Mineral Rights — Persons with Future Interests in the Production or Profits from Mineral Rights

Schedule 2.11(t)	No Options, Etc.

Schedule 2.11(v)(i)	Consents and Approvals — Requirements Under Applicable Law

Schedule 2.11(v)(ii)	Consents and Approvals — Requirements Under Material Contracts

Schedule 2.11(v)(iii)	Consents and Approvals — Restrictions Under Constating Documents, Laws, Claims or Encumbrances

Schedule 2.11(x)	Material Contracts

Schedule 2.11(y)	Indebtedness

Schedule 2.11(z)	Litigation

Schedule 2.11(dd)(i)	Taxes

Schedule 2.11(ff)(i)	Employee Matters

Schedule 2.11(hh)	Environmental

1.4                               Rules of Interpretation

For all purposes of this Agreement, unless the context otherwise requires:

(a)                                 references to the plural include the singular and references to the singular include the plural;

(b)                                 references to one gender also refer to the other gender;

(c)                                  the words “include,” “includes” and “including” do not limit the preceding terms or words and will be deemed to be followed by the words “without limitation” and the word “or” will not be exclusive;

(d)                                 the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e)                                  all accounting terms not otherwise defined in this Agreement have the meanings assigned to them by, and all computations to be made under this Agreement will be made in accordance with GAAP;

(f)                                   the terms “day” and “days” mean and refer to calendar day(s) and the terms “year” and “years” mean and refer to calendar year(s);

(g)                                  references to “$” or “dollar” refer to dollars of the United States of America;

(h)                                 any document, instrument or agreement (including this Agreement): (i) includes and incorporates all exhibits, schedules and other attachments thereto; (ii) includes all documents, instruments or agreements issued or executed in replacement thereof; and (iii) means such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time;

(i)                                     a particular Law means such Law as amended, modified, supplemented or succeeded, from time to time and in effect at any given time; and

(j)                                    this Agreement will not be construed as if prepared by one of the Parties, but rather according to its fair meaning as a whole, as if all Parties had prepared it.

ARTICLE 2 — SCOPE AND NATURE OF PARTNER RELATIONSHIP/BUSINESS

2.1                               Scope of Agreement

This Agreement will govern and define the respective rights, interests, powers and Obligations of each of the Partners to each other and to each Joint Venture Entity as legal and beneficial owners of Shares and provide for the management of the business of each Joint Venture Entity.

2.2                               Relationship

(a)                                 The Partners disclaim any intention to create a partnership and nothing in this Agreement will constitute the Partners as partners or constitute any Partner as the agent of any other Partner.

(b)                                 No Partner will:

(i)                                     have, or represent that it has, the authority or power to act for or to undertake or create any obligation or responsibility, express or implied, on behalf of, or in the name of, any other Partner; or

(ii)                                  be, or represent that it is, the agent or legal representative of any other Partner.

2.3                               Separate Activities

(a)                                 Except as otherwise specifically provided in this Agreement or any other agreement executed by the Partners, each of the Partners will have the absolute right to continue, expand, diminish or cease to carry on its existing undertaking and business activities and to engage in undertakings and business activities separate and apart from the Joint Venture Entities.

(b)                                 A Partner will not, by reason of this Agreement, have any interest in any other undertaking or property owned by any other Partner.

2.4                               Time and Attention

Each Partner will devote such time and attention to the Joint Venture Entities as will be reasonably necessary to permit the effective operation and management of the Joint Venture Entities in accordance with the terms of this Agreement, the General Services Agreement and the Employee Services Agreement, and to satisfy such Partner’s Obligations.

2.5                               Partner Covenant

Each of the Partners covenants and agrees that it will vote or cause to be voted the Shares beneficially owned by it to accomplish and give effect to the terms and conditions of this Agreement. In the event of any conflict between the provisions of this Agreement and the Articles or the By-laws of any Joint Venture Entity, the provisions of this Agreement will govern to the extent of the conflict. Each of the Partners agrees to vote or cause to be voted the Shares beneficially owned by it so as to cause the Articles or the By-laws of each Joint Venture Entity to be amended to resolve any such conflict in favor of the provisions of this Agreement.

2.6                               Notice by Joint Venture Entities

Each Joint Venture Entity by its execution hereof acknowledges that it has actual notice of the terms of this Agreement, consents hereto and hereby covenants with each of the Partners that it will at all times during the term of this Agreement be governed by the terms and provisions hereof in carrying out its business and affairs and, accordingly, will give or cause to be given such notices, execute or cause to be executed such documents and do or cause to be done all such acts, matters and things as may from time to time be necessary or required to carry out the terms and intent hereof.

Each Partner agrees that (i) any breach of this Section 2.6 will cause the other Partners irreparable harm and (ii) without prejudice to whatever rights and recourse the other Partners may have against the breaching Partner, the other Partners may enforce their rights under this Section 2.6 by way of injunction and will be entitled to specific performance and other injunctive relief, without the posting of a bond or other security as a remedy for any such breach or threatened breach, in order to enjoin or restrain any breach or threat of breach of any of the provisions of this Section 2.6 in addition to any other remedies the other Partners may have at law or in equity.

2.7                               Endorsement on Securities

All Shares will have endorsed thereon in bold type the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF AN OMNIBUS PARTNER AGREEMENT EFFECTIVE AS OF JANUARY 1, 2015 AND SUCH SECURITIES ARE NOT TRANSFERABLE ON THE BOOKS OF [THE APPLICABLE JOINT VENTURE ENTITY] EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF SUCH AGREEMENT.

2.8                               Business of the Joint Venture Entities

Unless otherwise approved by Requisite Partner Approval, the business of the Joint Venture Entities (“Business”) will be limited to the ownership, Development and Operation of the Project including, without limitation:

(a)                                 the conduct of all permitting studies, work and submissions to any Governmental Authority to allow the Properties to be explored, developed and, if appropriate, produced;

(b)                                 the conduct of Exploration within the Area of Interest;

(c)                                  the evaluation of the possible Development and Mining of the Properties, and, if approved by the Partners, such Development and Mining;

(d)                                 the carrying out of Operations;

(e)                                  the completion and satisfaction all Environmental Compliance Obligations and Continuing Obligations affecting the Properties; and

(f)                                   the performance of any other activity necessary, appropriate, or incidental to any of the foregoing.

2.9                               Offices

The principal offices of each Joint Venture Entity will be at such place or places in Chihuahua, Mexico or such other place as the Board may from time to time determine. Written notice of, and any change to, such offices will be given to each Partner.

2.10                        Representations and Warranties of Both Partners

(a)                                 Each Partner represents, warrants, covenants and agrees with each other Partner that:

(i)                                     it is duly incorporated and organized, is validly existing, and is in good standing under the laws of the jurisdiction of its incorporation or formation;

(ii)                                  it has, and will maintain, full corporate power and authority to execute and deliver this Agreement and to perform its Obligations;

(iii)                               this Agreement and any other documents contemplated herein, constitute its legal, valid and binding Obligations enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar laws of general application and by the effect of general principles of equity, regardless of whether considered at law or in equity);

(iv)                              the authorization, execution, delivery, and performance of this Agreement does not and will not conflict with, or result in a breach, default or violation of (A) its constating documents or By-laws, (B) any material contract or agreement to which it is a party or is otherwise subject, or (C) any law, order, judgment, decree, writ, injunction or arbitral award to which it is subject; or require any Governmental Authorization; and

(v)                                 it holds and will continue to hold its Shares beneficially and free and clear of all restrictions, mortgages, liens, charges, Encumbrances, security interests or agreements of any kind, except as expressly permitted under this Agreement or approved in writing by the Parties.

(b)                                 The representations, warranties and covenants made pursuant to this Section 2.10 will survive execution of this Agreement and each Partner covenants and agrees to ensure that the representations and warranties made by it in Sections 2.10(a)(i) — (iii), 2.10(a)(iv)(A) and (B) and 2.10(a)(v) shall remain true so long as such Partner remains a Partner.

2.11                        Representations and Warranties of the Joint Venture Entities

Each Joint Venture Entity hereby represents and warrants, severally and not jointly, to Dowa as follows and acknowledges that Dowa is relying on such representations and warranties in entering into this Agreement (other than such representations and warranties that speak to a particular Joint Venture Entity, in which case such representations and warranties are made solely by such relevant Joint Venture Entity) as of the date hereof and as of each date that Dowa pays a portion of the Earn-In Fee in accordance with Section 3.1(a):

(a)                                 Organization. Such Joint Venture Entity has been duly incorporated or formed, as applicable, and is validly existing under the laws of its existence or incorporation. Such Joint Venture Entity has the corporate power and capacity to own and lease its property and to carry on its business as currently conducted. Such Joint Venture Entity is duly qualified, licensed or registered to do business in each jurisdiction in which the nature of its business, the Project or the property or assets owned or leased by it make such qualification necessary, except where such failure to be so qualified, licensed or registered would not have a Material Adverse Effect. Such Joint Venture Entity is up-to-date in all its corporate and other filings and is in good standing under applicable Laws except where such failure to be up-to-date would not have a Material Adverse Effect.

(b)                                 Authorization. Such Joint Venture Entity has the requisite power and authority to enter into this Agreement and each other Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. This Agreement and each other Transaction Document to which it is a party has been duly authorized, executed and delivered by such Joint Venture Entity and, assuming due authorization, execution and delivery by the other parties hereto and thereto, is a valid and binding agreement of such Joint Venture Entity enforceable against such Joint Venture Entity in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction.

(c)                                  Books and Records. The minute books and corporate records of such Joint Venture Entity are true and correct in all material respects and contain substantially all minutes of all meetings and all resolutions of the partners, members and managers (or any committee thereof) of such Joint Venture Entity.

(d)                                 Chief Executive Office and Other Locations. The principal place of business and chief executive office or registered office, as applicable, of such Joint Venture Entity is set out in Schedule 2.11(d).

(e)                                  Authorized and Issued Capital.

(i)                                     The social capital of the Corporation will be represented by partnership shares that can be of unequal value, but in all cases will be with a value of $1.00 MexCy or multiples of $1.00 MexCy. Each Partner will have a partnership share that will represent the Partner’s contribution to the capital of the Corporation. Each Partner will have a partnership share that can be increased or decreased when its participation in the capital is increased or decreased. The Partner can accredit its character as a Partner, by means of the incorporation deed, the Partners minutes Meeting Book that authorized its admission, the Partnerships

Shares’ Registry Book or the Share certificates duly issued by the Corporation. On the date hereof, SSMRC Parent, SSMRC LuxCo and Dowa are the registered owners of all the partnership shares of the Corporation, free and clear of all Encumbrances, other than Encumbrances granted pursuant to Sections 4.2 or 4.6. No partnership shares of the Corporation are issued and outstanding other than the partnership shares referred to in this Section.

(ii)                                  The social capital of the OpCo will be represented by partnership shares that can be of unequal value, but in all cases will be with a value of $1.00 MexCy or multiples of $1.00 MexCy. Each Partner will have a partnership share that will represent the Partner’s contribution to the capital of OpCo. Each Partner will have a partnership share that can be increased or decreased when its participation in the capital is increased or decreased. The Partner can accredit its character as a Partner, by means of the incorporation deed, the Partners minutes Meeting Book that authorized its admission, the Partnerships Shares’ Registry Book or the Share certificates duly issued by OpCo. On the date hereof, SSMRC Parent, SSMRC LuxCo and Dowa are the registered owners of all the partnership shares of OpCo, free and clear of all Encumbrances, other than Encumbrances granted pursuant to Sections 4.2 or 4.6. No partnership shares of OpCo are issued and outstanding other than the partnership shares referred to in this Section.

(iii)                               The social capital of EmployerCo will be represented by partnership shares that can be of unequal value, but in all cases will be with a value of $1.00 MexCy or multiples of $1.00 MexCy. Each Partner will have a partnership share that will represent the Partner’s contribution to the capital of EmployerCo. Each Partner will have a partnership share that can be increased or decreased when its participation in the capital is increased or decreased. The Partner can accredit its character as a Partner, by means of the incorporation deed, the Partners minutes Meeting Book that authorized its admission, the Partnerships Shares’ Registry Book or the Share certificates duly issued by EmployerCo. On the date hereof, OpCo and SSMRC Luxco and Dowa are the registered owners of all the partnership shares of EmployerCo, free and clear of all Encumbrances, other than Encumbrances granted pursuant to Sections 4.2 or 4.6. No partnership shares of EmployerCo are issued and outstanding other than the partnership shares referred to in this Section.

(f)                                   Partnership Terms. The rights, privileges, restrictions and conditions attached to the partnership shares of such Joint Venture Entity are a set out in the Constating Documents of such Joint Venture Entity. True, accurate, and complete copies of such Constating Documents have been made available to Dowa.

(g)                                  Issuance of Shares. The Joint Venture Entity upon receipt of payment of the subscription price shall issue the corresponding Subscription Shares, free and clear of all Encumbrances, other than as may be imposed as a result of the application of any Applicable Laws, to Dowa.

(h)                                 No Acquisition or Repurchase Rights. Except as contemplated by this Agreement, no Person has any option, warrant, right (pre-emptive, contractual or otherwise) or other security or conversion privilege issued or granted by such Joint Venture Entity that is exercisable or convertible into, or exchangeable for, or otherwise carries the right of the holder to purchase or otherwise acquire (whether or not subject to conditions) Participating Interests, partnership shares or other securities of such Joint Venture Entity, including pursuant to one or more multiple exercises, conversions and/or exchanges or other securities or rights (pre-emptive, contractual or otherwise) (collectively, “Acquisition Rights”) or to require such Joint Venture Entity to purchase, redeem or otherwise acquire any of its issued and outstanding Participating Interests (collectively, “Repurchase Rights”). No shareholder or other Person has any pre-emptive right or right of first refusal in respect of the allotment and issuance of any unissued Participating Interests or other securities of such Joint Venture Entity.

(i)                                     Voting and Registration Rights. Other than pursuant to this Agreement, such Joint Venture Entity is not a party or subject to any agreement, arrangement or understanding, and to the knowledge of such Joint Venture Entity there is no agreement between any securityholders of such Joint Venture Entity, that affects or relates to the voting or giving of written consents with respect to, such Joint Venture Entity’s securities or that affects or relates to the conduct of the Business. Such Joint Venture Entity has not granted any registration rights or similar rights with respect to its securities to any Person.

(j)                                    Technical Report. Dowa has been provided with a true and correct copy of the Technical Report. As of the date of this Agreement, and except for information acquired as a result of work performed pursuant to the LOI, none of SSMRC Parent, SSMRC Luxco or the Joint Venture Entities have knowledge that the mineral resources as disclosed in the Technical Report are inaccurate in any material respect.

(k)                                 Dividends and Distributions. Such Joint Venture Entity has not, directly or indirectly, declared or paid any dividends or declared or made any other distributions on any of its shares of any class and has not agreed to do so other than pursuant to this Agreement.

(l)                                     Subsidiaries. Such Joint Venture Entity has no subsidiaries, does not beneficially own any securities of any Person and has no agreements of any nature to acquire any securities of any Person or acquire or lease any other business operations, except that EmployerCo is a wholly owned subsidiary of OpCo.

(m)                             Related Party Transactions. Except as disclosed in Schedule 2.11(m), as of the date of this Agreement, such Joint Venture Entity has not: (i) made any payment or loan to, or borrowed any moneys from or otherwise been indebted to, any Related Party of any of the Joint Venture Entity; or (ii) been a party to any Contract with any Related Party of such Joint Venture Entity, other than independent contractor or indemnification agreements entered into with officers or directors of such Joint Venture Entity, copies of which have been provided to Dowa. Any transactions between any of the Joint Venture Entities and a Related Party of any of the Joint Venture Entities have been completed on reasonable commercial terms that, considered as a whole, are not less advantageous to the Joint Venture Entities than if the transaction was with a Person dealing at arm’s length with the Joint Venture Entities.

(n)                                 Restrictive Documents. Other than as disclosed in Schedule 2.11(n), none of the Joint Venture Entities is subject to, or a party to, any restriction under its Constating Documents, any Laws, any Claim, any Material Contract or instrument, any Encumbrance or any other restriction of any kind or character which does or would prevent or restrict (i) the consummation of the transactions contemplated by this Agreement, (ii) the compliance by such Joint Venture Entity with the terms, conditions and provisions hereof; or (iii) the conduct of the Business of the Corporation in the scope so conducted as of the date of this Agreement.

(o)                                 Permits. Schedule 2.11(o) describes each Permit held by or granted to such Joint Venture Entity as of the date of this Agreement, the applicable permit number, the dates of grant and of expiry and any applicable renewal rights. As of the date of this Agreement, Each Permit held by or granted to such Joint Venture Entity is validly subsisting and in good standing and such Joint Venture Entity is not in default or breach of any such Permit and no proceeding is pending or, to the knowledge of such Joint Venture Entity, threatened to revoke or limit any such Permit, except for non-material instances of non-compliance which are not adverse to the Business in any material respect. Such Joint Venture Entity has made available to Dowa a true and complete copy of each Permit held by or granted to such Joint Venture Entity and all amendments thereto.

(p)                                 Title to Real Property. Schedule 2.11(p) sets out an accurate and complete description of each of the Properties. The Joint Venture Entities collectively have:

(i)                                     valid and subsisting leasehold title or rights of access to all leases of real property and mineral concessions included within the Properties;

(ii)                                  valid possessory and record title to all mineral concessions included within the Properties except for such concessions that are leased to the Corporation and are covered under part (i) of this paragraph;

(iii)                               good and marketable title to such other real property interests included within the Properties and not otherwise included under parts (i) and (ii) of this paragraph; and

(iv)                              good and valid title to or hold a valid leasehold interest in such properties and assets, which are not real property interests, and are included within the Properties.

(q)                                 Mineral Rights.

(i)                                     Schedule 2.11(q)(i) describes all mineral interests, mining concessions, mining tenements or other mineral rights owned by or subject to any license or similar agreement in favor of the Corporation within the Project area.

(ii)                                  To the knowledge of SSMRC Parent and the Corporation, the Mineral Rights have been properly located and recorded in compliance with Applicable Laws and are comprised of valid and subsisting mineral claims.

(iii)                               The Corporation is the registered and beneficial owner or leaseholder of the Mineral Rights with good and marketable title thereto, free and clear of any title defect or Encumbrance other than Permitted Encumbrances and the Royalty Interests and Encumbrances set forth in Schedule 2.11(q)(iii).

(iv)                              The Mineral Rights constitute all of the right, title and interest necessary or appropriate to authorize and enable the Joint Venture Entities to conduct the Business.

(v)                                 The Corporation has the exclusive right to deal with the Mineral Rights, and there are no restrictions on the ability of any of the Joint Venture Entities to use, transfer or exploit the Mineral Rights other than pursuant to Applicable Laws and the Royalty Interests.

(vi)                              Except as set forth on Schedule 2.11(q)(vi) or as arising pursuant to Applicable Law, no Person other than the Corporation has any interest in the production or profits to be obtained in the future from the Mineral Rights or any royalty in respect thereof or any right to acquire any such interest.

(vii)                           There are no farm-in or earn-in rights, rights of first refusal or similar rights or provisions which materially and adversely affect the Mineral Rights.

(viii)                        The Corporation has not received any written notice from any Governmental Authority of any revocation or intention to revoke the interest of any of the Corporation in any Mineral Rights.

(ix)                              The Mineral Rights are in good standing under Applicable Laws; all work required to be performed has been performed and all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made.

(x)                                 All mining operations and all exploration activities in respect of the Mineral Rights have been conducted in all material respects in accordance with all Applicable Laws and with good mining and engineering practices and all workers’ compensation and health and safety regulations have been complied with in all material respects.

(xi)                              As of the date of the Agreement, there are no material Claims that have been commenced, are pending or, to the knowledge of the Joint Venture Entity, are threatened, against any of the Joint Venture Entities, nor is there a state of facts or events that may give rise thereto, which affect the title to or right to explore or develop the Mineral Rights.

(r)                                    Title to Personal and Other Property. The Joint Venture Entities have, good and marketable title to, or valid and enforceable leasehold interests in, all personal property used or held for use in the Business, in each case free and clear of all Encumbrances, other than Permitted Encumbrances. None of such personal property is owned by any Person other than the Joint Venture Entities without a valid and enforceable right of the Joint Venture Entities to use and possess such personal property.

(s)                                   Expropriation. No property or asset (including the Properties and the Mineral Rights) of the Joint Venture Entities has been taken or expropriated by any Governmental Authority or Person nor has any written notice or proceeding in respect thereof been given or commenced nor, to the knowledge of SSMRC Parent or Joint Venture Entities, is there any proposal to give any such notice or commence any such proceeding.

(t)                                    No Options, Etc. Except as set forth on Schedule 2.11(t) and the Offtake Agreement, no Person has any Contract (including an option) or any right or privilege capable of becoming a Contract to acquire (whether or not subject to conditions) from the Joint Venture Entities any of its material property or assets (including the Properties and the Mineral Rights) or any material interest therein, other than purchase orders for Product in the Ordinary Course of Business.

(u)                                 Compliance with Laws. To the knowledge of SSMRC Parent and the Joint Venture Entities, as of the date of this Agreement none of the Joint Venture Entities is in material breach or violation of:

(i)                                     any of the terms, conditions or provisions of its Constating Documents or any resolution of the shareholders, members or directors (or any committee thereof) of the Corporation;

(ii)                                  any Permit; or

(iii)                               any Laws applicable to, or any Order of any Governmental Authority having jurisdiction over, the Business, the Project or such Joint Venture Entity, or its property or assets (including the Properties and the Mineral Rights).

(v)                                 Consents and Approvals. Other than as disclosed in Schedule 2.11(v)(i), as of the date of this Agreement there is no requirement under applicable Law for any of the Joint Venture Entities to make any filing, give any notice, obtain any Permit or take any proceeding as a condition to the lawful consummation of the transactions contemplated by this Agreement. Other than as set out in Schedule 2.11(v)(ii), as of the date of this Agreement, there is no requirement under any Material Contract of any of the Joint Venture Entities to give any notice to, or to obtain the consent or approval of, any party to such Contract in respect of the transactions contemplated hereunder. Other than as disclosed in Schedule 2.11(v)(iii), as of the date of this Agreement, none of the Joint Venture Entities is subject to, or a party to, any restriction under its Constating Documents, any Laws, any Claim, or any Encumbrance, other than any Permitted Encumbrance, which does or would prevent or restrict the consummation of the transactions contemplated hereunder.

(w)                               No Violation. The execution and delivery by SSMRC Parent, SSMRC LuxCo and the Joint Venture Entities of this Agreement and the issuance of the Subscription Shares to Dowa will not result in either:

(i)                                     the breach or violation of any of the provisions of, or constitute a default under or conflict with or cause the acceleration of any obligation of the Joint Venture Entities under, or give any Person a right to terminate, cancel or modify in any material respect:

(A)                               any Material Contract in effect as of the date of this Agreement;

(B)                               any provision of the Constating Documents of the Joint Venture Entities or any resolution of the shareholders, members or directors (or any committee thereof) of the Corporation;

(C)                               any Applicable Laws in effect as of the date of this Agreement; or

(D)                               any material Permit in effect as of the date of this Agreement; or

(ii)                                  the creation or imposition of any Encumbrance on the Subscription Shares or any property or assets (including the Properties and the Mineral Rights) of any of the Joint Venture Entities, other than a Permitted Encumbrance.

(x)                                 Material Contracts. As of the date of this Agreement, all Material Contracts are set forth in Schedule 2.11(x) and true and complete copies thereof have been delivered to Dowa on or prior to the date hereof. To the knowledge of SSMRC Parent and the Joint Venture Entities, none of the Joint Venture Entities nor any counterparty thereto, is in default in in the observance or performance of any material term, covenant or obligation to be performed by such Joint Venture Entity or such other Person under any Material Contract to which any of the Joint Venture Entities is a party or by which it is otherwise bound and each such Material Contract is in good standing, constitutes a valid and binding agreement of each of the parties thereto, is in full force and effect and is enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject to the qualification that equitable remedies may be granted in the discretion of a court of competent jurisdiction. To the knowledge of SSMRC Parent and the Joint Venture Entities, no event has occurred which would constitute such a default by any of the Joint Venture Entities. None of SSMRC Parent or the Joint Venture Entities have knowledge of the invalidity of or grounds for rescission, avoidance or repudiation of any such Material Contract and none of SSMRC Parent or the Joint Venture Entities have received notice of any intention to terminate any such Material Contract.

(y)                                 Indebtedness. Other than as disclosed in Schedule 2.11(y), as of the date of this Agreement none of the Joint Venture Entities have any Indebtedness. As of the date of this Agreement, Schedule 2.11(y) lists each item of such Indebtedness identifying the creditor, including name, the type of instrument under which the Indebtedness is owed and the amount of the Indebtedness as of the close of business on the Business Day immediately prior to the date hereof. With respect to each item of Indebtedness, the applicable Joint Venture Entity is not in default, and no payments are past due under any item of Indebtedness. None of the Joint Venture Entities has received any written notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn. None of the Joint Venture Entities is a guarantor or otherwise liable for any liability or obligation (including indebtedness) of any other Person.

(z)                                  Litigation. As of the date of this Agreement there are no Orders which remain unsatisfied against any of the Joint Venture Entities or consent decrees or injunctions to which any of the Joint Venture Entities is subject. As of the date of this Agreement there are no material investigations, actions, suits or proceedings at Law or in equity or by or before any Governmental Authority now pending or, to the knowledge of SSMRC Parent or the Joint Venture Entities, threatened against any of the Joint Venture Entities (or their respective properties or assets). Except as disclosed in Schedule 2.11(z), as of the date of this Agreement there is no material claim, demand, suit, action, proceeding, litigation, complaint, investigation, inquiry, grievance, mediation or arbitration, including appeals and applications for review, in progress against, by or relating to any of the Joint Venture Entities, the Business or the Project, nor, to the knowledge of SSMRC Parent or the Joint Venture Entities, are any of the same pending or threatened.

(aa)                          Financial Statements. The Financial Statements present fairly, in all material respects, the financial condition of the Corporation for the periods then ended.

(bb)                          No Insolvency Proceedings. To the knowledge of SSMRC Parent and the Joint Venture Entities, there has not been any petition filed, or any judicial or administrative proceeding commenced which has not been discharged, by or against any of the Joint Venture Entities or with respect to any asset of any of the Joint Venture Entities under any Applicable Laws relating to bankruptcy, insolvency, reorganization, fraudulent transfer, compromise, arrangement of debt or creditors’ rights and no assignment has been made for the benefit of the creditors of any of the Joint Venture Entities. None of the Joint Venture Entities has authorized any action with respect to its bankruptcy, insolvency, liquidation, dissolution or winding-up.

(cc)                            No Material Adverse Effect. Since December 31, 2013 no event or circumstance has occurred that, individually or in aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

(dd)                          Taxes.

(i)                                     Each of the Joint Venture Entities has duly filed on a timely basis all Tax Returns required to be filed by them and all such returns are true, correct and complete in all material respects. Each of the Joint Venture Entities has paid all Taxes which are due and payable by it, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by them. Each of the Joint Venture Entities has made adequate provision for Taxes payable by them for the current period and any previous period for which Tax Returns are not yet required to be filed. Except as disclosed in Schedule 2.11(dd)(i), as of the date of this Agreement, there are no audits, actions, suits, proceedings, investigations or claims pending or, to the knowledge of SSMRC Parent or the Joint Venture Entities, threatened against any of the Joint Venture Entities in respect of Taxes, governmental charges or assessments, nor are any material matters under discussion with any Governmental Authority relating to Taxes, governmental charges or assessments asserted by any such authority. Each of the Joint Venture Entities has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Mexico, the amount of all Taxes and other deductions required to be withheld therefrom and have paid the same to the proper taxing authority within the time required under any Applicable Laws. Each of the Joint Venture Entities has remitted to the appropriate tax authority when required by Law to do so all amounts collected by it on account of all applicable Taxes. The federal income tax liability of each of the Joint Venture Entities has been assessed by the Ministry of Finance and Public Credit in Mexico as concerns the Joint Venture Entities for all financial years up to and including the financial year ended 2013 and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any Tax Return by, or payment of any Tax, governmental charge or deficiency against, any of the Joint Venture Entities. Each of the Joint Venture Entities has provided to Dowa a true copy of all Tax Returns filed by the Joint Venture Entities in respect of the three last completed taxation years of each of the Joint Venture Entities.

(ii)                                  To the knowledge of SSMRC Parent and the Joint Venture Entities, none of the Joint Venture Entities has, either directly or indirectly, transferred property to or acquired property from a person with whom it was not dealing at Arm’s Length for purposes of applicable Tax Law for consideration other than consideration equal to the fair market value of the property at the time of the disposition or acquisition thereof. To the knowledge of SSMRC Parent and the Joint Venture Entities, for all transactions between any of the Joint Venture Entities and any Person who is not resident in the United Mexican States for purposes of applicable Tax Law in such country with whom any of the Joint Venture Entities was not dealing at Arm’s Length for purposes of applicable Tax Law, the Joint Venture Entities has made or obtained records or documents that meet the requirements of Applicable Laws relating to Taxes in such country.

(ee)                            Foreign Corrupt Practices. None of the Joint Venture Entities, nor, to the knowledge of SSMRC Parent or the Joint Venture Entities, any director, officer, agent, employee or other Person acting on behalf of the any of the Joint Venture Entities has, in the course of its actions: (i) used, or authorized the use of, any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) made, or authorized the making of, any direct or indirect unlawful payments to any foreign government official or employee from corporate funds; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or any other applicable anti-corruption or anti-bribery law that any of the Joint Venture Entities is subject to; or (iv) made, or authorized the making of, any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(ff)                              Employee Matters.

(i)                                     Schedule 2.11(ff)(i) lists all individuals currently employed by the Joint Venture Entities as of the date of this Agreement. The Corporation is not aware of any breaches of any employment Contract to which any of the Joint Venture Entities is party. Except as listed in Schedule 2.11(ff)(i), as of the date of this Agreement none of the Joint Venture Entities has any employment Contract pursuant to which such services are provided.

(ii)                                  All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, pension plan-related premiums, accrued wages, salaries and commissions, if any, have been accurately reflected in all material respects in the books and records of the Joint Venture Entities.

(iii)                               None of the Joint Venture Entities is bound by or a party to any collective bargaining agreement or any benefit plan including any pension plan, profit sharing plan, retirement plan, compensation deferral plan or other plan or arrangement of a similar nature maintained by or on behalf of any of the Joint Venture Entities for any of its employees.

(iv)                              As of the date of this Agreement, no labor dispute, work stoppage or labor strike with the employees of any of the Joint Venture Entities exists, is pending or imminent or, to the knowledge of the Corporation, is threatened or imminent, and to the knowledge of the Corporation, there is no existing, pending or imminent labor disturbance by the employees of any of principal suppliers, manufacturers, customers or contractors of any of the Joint Venture Entities.

(gg)                            Bargaining Rights. As of the date of this Agreement, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)                                     holds bargaining rights with respect to any of the employees of any of the Joint Venture Entities by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii)                                  has applied to be certified as the bargaining agent of any of the employees of any of the Joint Venture Entities; or

(iii)                               has applied to have any of the Joint Venture Entities declared a related or common employer or successor employer pursuant to applicable labor or employment Laws.

(hh)                          Environmental.

(i)                                     Except as set forth in Schedule 2.11(hh)(i), to the knowledge of SSMRC Parent and the Joint Venture Entities as of the date of this Agreement, each of the Joint Venture Entities, the Business, the Project, the Properties and the Mineral Rights and all operations related thereto have during the last two years been and currently are materially in compliance with Environmental Laws.

(ii)                                  Except as set forth in Schedule 2.11(hh)(ii), as of the date of this Agreement none of the Joint Venture Entities has used or permitted to be used, except in material compliance with all Environmental Laws, any of the Properties to release, dispose, recycle, generate, manufacture, process, distribute, use, treat, store, transport or handle any Hazardous Substance.

(iii)                               Except as set forth in Schedule 2.11(hh)(iii), to the knowledge of SSMRC Parent and the Joint Venture Entities as of the date of this Agreement, there is no presence of any Hazardous Substance on, in or under any of the Properties or any formerly owned, leased, managed or otherwise controlled real property interests or rights.

(iv)                              As of the date of this Agreement, none of the Joint Venture Entities, the Business, the Project, the Properties nor the Mineral Rights is subject to any current, or, to the knowledge of SSMRC Parent or the Joint Venture Entities, any pending Claim or Order that relates to (i) violations of Environmental Laws or (ii) any Environmental Law respecting the use, storage, treatment, transportation, rehabilitation, reclamation, remediation or disposition of any Hazardous Substance (including without limitation tailings, waste rock, sediment from erosion, wastewater and surface water run-off) from the Business, the Project, the Properties or the Mineral Rights. Other than as disclosed on in Schedule 2.11(hh)(iv), during the three years prior to the date of this Agreement, no Joint Venture Entity has settled any allegation of non-compliance with Environmental Laws prior to prosecution.

(v)                                 The Corporation has made available to Dowa a true and complete copy of each environmental audit, assessment, study or test of which it is aware relating to the Business, the Project, the Properties, the Mineral Rights or any of the Joint Venture Entities’ other property or assets, including any environmental and social impact assessment study reports.

(ii)                                  Insurance. As of the date of this Agreement, the property and assets of the Joint Venture Entities and the Business are insured against loss or damage with insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable exploration businesses of similar size and current scope in the relevant jurisdictions, and such coverage is in full force and effect, and none of the Joint Venture Entities has breached the terms of any policies in respect thereof nor failed to promptly give any notice or present any material claim thereunder. There are no material claims by any of the Joint Venture Entities under any such policy as to which any insurance company is denying liability or defending under a reservation of rights clause.

(jj)                                Intellectual Property. As of the date of this Agreement, the Joint Venture Entities own or possess the right to use all Intellectual Property and the Joint Venture Entities are not aware of any claim to the contrary or any challenge by any other Person to the rights of the Joint Venture Entities with respect to the foregoing. As of the date of this Agreement, no Claim has been made against any of the Joint Venture Entities alleging the infringement by any of the Joint Venture Entities of any patent, trademark, service mark, trade name, copyright, trade secret, license in or other intellectual property right or franchise right of any Person.

(kk)                          No Finders. No Finder acted for any of the Joint Venture Entities in connection with this Agreement. None of the Joint Venture Entities is a party to any Contract with any Finder and none of the Joint Venture Entities owes any compensation, including by way of the issuance of securities, to any Finder in respect of this Agreement, or in respect of any potential future transaction(s) involving any of the Joint Venture Entities.

2.12                        Indemnification for Breaches of Representations and Warranties

(a)                                 Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in Section 2.11 shall survive the execution of this Agreement and shall remain in full force and effect for 12 months after such representation or warranty is made (being the Effective Date and each date on which Dowa pays a portion of the Earn-In Fee to the Corporation in accordance with Section 3.1(a)), except that: (i) representations and warranties with respect to Taxes in Section 2.11(dd) will remain in full force and effect for a period of 90 days after the later of: (A) the last date on which an assessment or reassessment for Taxes under Applicable Law imposing Taxes can be made against the relevant Joint Venture Entity in respect of the period up to the date of this Agreement; and (B) the date on which the period for an appeal in respect of an assessment, reassessment or other determination of the Taxes for which the relevant Joint Venture Entity is liable, or in respect of a decision of a court or other Governmental Authority in respect of such Taxes, expires without an appeal having been lodged; and (ii)

representations and warranties in Sections 2.11(a), (b), (e), (g) and (h) (“Fundamental Representations”) will survive indefinitely.

(b)                                 Subject to the other terms and conditions of this Section 2.12, SSMRC Parent shall indemnify Dowa against, and shall hold Dowa harmless from and against, any and all Losses incurred or sustained by, or imposed upon, Dowa to the extent based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any of the representations or warranties of the Joint Venture Entities contained in Section 2.11, or any Losses arising out of, with respect to, or by reason of the Outstanding Due Diligence Items.

(c)                                  SSMRC Parent shall not be liable to Dowa for indemnification under this Section 2.12 until the aggregate amount of all Losses in respect of indemnification under this Section 2.12 exceeds an amount equal to 1.0% of the Earn-In Fee (the “Deductible”), in which event SSMRC Parent shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which Dowa may be entitled to indemnification under this Section 2.12, SSMRC Parent shall not be liable for any individual or series of related Losses until the aggregate amount of such Losses exceeds $25,000. The limitations set forth in this Section 2.12(c) will not apply to Losses arising from a breach of Fundamental Representations or fraud or Losses arising out of, with respect to, or by reason of the Outstanding Due Diligence Items.

(d)                                 The aggregate amount of all Losses for which SSMRC Parent shall be liable pursuant to this Section 2.12 as the case may be, shall not exceed an amount equal to 20% of the amount of the Earn-In Fee actually paid by Dowa, provided that such limitation will not apply to Losses arising from a breach of Fundamental Representations or fraud or Losses arising out of, with respect to, or by reason of the Outstanding Due Diligence Items; provided, further, that the maximum amount of liability that SSMRC Parent shall have pursuant to this Section 2.12 shall be the amount of the Earn-In Fee actually paid by Dowa.

(e)                                  Payments by SSMRC Parent pursuant to this Section 2.12 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by Dowa in respect of any such claim. Dowa shall use its reasonable best efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses.

(f)                                   Payments by SSMRC Parent pursuant to this Section 2.12 in respect of any Loss shall be reduced by an amount equal to any Tax benefit realized as a result of such Loss by Dowa. Upon request by SSMRC Parent, Dowa shall provide SSMRC Parent with information concerning the Tax impact on Dowa that has occurred or is expected to occur due to the Loss.

(g)                                  In no event shall SSMRC Parent be liable to Dowa for in respect of any Claims arising out of this Section 2.12 for special, indirect, punitive, exemplary, speculative or other damages that are not reasonably foreseeable (unless such special, indirect, punitive, exemplary, speculative or other damages are actually paid to a third party pursuant to a third party Claim).

(h)                                 Dowa shall take reasonable best efforts to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(i)                                     SSMRC Parent shall not be liable under this Section 2.12 for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of the Joint Venture Entities contained in this Agreement if Dowa had knowledge of such inaccuracy or breach prior to the execution of this Agreement, provided that this limitation will not apply to Losses arising out of, with respect to, or by reason of the Outstanding Due Diligence Items.

(j)                                    SSMRC Parent shall not be liable under this Section 2.12 for any Losses to the extent resulting from actions undertaken or omissions by Dowa or its Managers, including failure to provide consent to any proposed Major Decisions.

(k)                                 Dowa acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of the Joint Venture Entities in connection with the representations and warranties set forth in Section 2.11) for any breach of any representation or warranty set forth in Section 2.11 shall be pursuant to the indemnification provisions set forth in this Section 2.12. In furtherance of the foregoing, Dowa hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation or warranty set forth in this Section 2.12 it may have against SSMRC Parent and its Affiliates and representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 2.12.

2.13                        Non-Reliance

Except for the representations and warranties contained in Sections 2.10 and 2.11, no Party makes any other express or implied representation or warranty regarding the transactions contemplated hereby, and each Party expressly disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the other (including any opinion, information, projection, or advice that may have been or may be provided to a Party or any of its subsidiaries or Affiliates by a Party, its subsidiaries or Affiliates). No Party has relied on any representation or warranty of any other Party other than the representations and warranties set forth in Section 2.10 and 2.11. Each Partner represents to the other that in negotiating and entering into this Agreement it has relied solely on its own appraisals and estimates as to the value of the Assets and upon its own geologic and engineering interpretations related thereto.

2.14                        Compliance with Global Anti-Corruption Laws

No Partner nor any Joint Venture Entity, their respective subcontractors, if any, nor any of their respective officers, directors, managers, employees or agents, shall make any payment or give anything of value, directly or indirectly, to any government official (including any director, employee or agent of any government department, agency or instrumentality, political party or candidate or government or state-owned or state-controlled enterprise) or official of any international organization or private party representative, to influence his, her or its decision in an improper manner, or to gain any other improper advantage for any Person in connection with this Agreement or such Party’s business activities. Without limiting the generality of the foregoing, the Parties specifically covenant and agree to strictly comply at all times with the provisions of the U.S. Foreign Corrupt Practices Act and the anti-corruptions Laws of Mexico and any other nation in which the Corporation does business (the “Global Anti-Corruption Laws”). In addition, each Partner and each Joint Venture Entity represent and warrant that it does not act as an agent or representative for, and is otherwise not affiliated with, any government, government official, political party, or government or government or state-owned or state-controlled enterprise, and shall advise the other Party promptly in writing prior to entering into any such relationship. Each Partners and each Joint Venture Entity, as applicable, shall immediately notify the other parties if it has any reason to believe that a violation of this Section 2.14 has occurred or may likely occur. Each Partner and each Joint Venture Entity, as applicable, shall cooperate fully in any investigation of any such potential violation.

ARTICLE 3 — CONTRIBUTIONS

3.1                               Initial Contributions

(a)                                 Dowa has contributed $649,661 to the Corporation and OpCo, with $649,531 to be allocated to the Corporation and $130 to be allocated to OpCo, as of the Effective Date (“Existing Dowa Contribution”), which amount includes credit for all amounts paid by Dowa pursuant to the LOI prior to the Effective Date. Dowa will continue to make payments to the Corporation and OpCo, which shall be allocated in accordance with the Capital Contribution Allocation, up to an aggregate amount equal to $50,000,000 (inclusive of the Existing Dowa Contribution) in exchange for an option to purchase Participating Interests pursuant to Section 3.1(d)(i) (“Earn-In Fee”). The Earn-in Fee will be used (i) to pay the Working Capital Amount as set forth in Section 23.15 and (ii) by the Joint Venture Entities to fund the Initial Program during the period beginning on the Effective Date and ending on the second anniversary of the Effective Date (the “Earn-In Period”). Dowa will make option payments in the form of the Earn-in Fee in quarterly installments in accordance with the schedule of payments attached as Exhibit G. The Earn-in Fee will be paid to the Escrow Agent and held by the Escrow Agent in accordance with the terms of the Escrow Agreement. The fees of the Escrow Agent shall be borne in full by the Corporation, notwithstanding anything in the Escrow Agreement to the contrary. Dowa shall be credited with payment of the Earn-In Fee immediately upon receipt thereof by the Corporation. After Dowa has made Earn-in Fee payments (including the Existing Dowa Contribution) equal or greater to $25,000,000 in the aggregate to all of the Joint Venture Entities, all such payments and all future payments on account of the Earn-in Fee, when received by the Corporation, will be deemed to be Capital Contributions made by Dowa and, upon receipt of such Capital Contributions by the Corporation (or, in the case of the Working Capital Amount, by SSMRC), the Parties will take all steps as may be required under Applicable Law, including the execution of partners’ meetings, to ratify and approve Dowa’s resulting increased Participating Interest. For the avoidance of doubt, payments of the Earn-In Fee shall be deemed to be payments in respect of an option for Dowa to acquire additional Participating Interests pursuant to this Section 3.1(a) until such time as Dowa has paid $25,000,000 on account of the Earn-In Fee.

(b)                                 As consideration for Dowa’s payment of the Existing Dowa Contribution, Dowa will receive a Participating Interest of 0.3898% (the “Existing Dowa Participating Interests”) in (i) the Corporation and (ii) of OpCo. As consideration for Dowa’s payment of the Earn-In Fee or any portion thereof after Dowa has paid 50% of the Earn-in Fee, Dowa’s Participating Interest in each Joint Venture Entity shall be increased to reflect Dowa’s Capital Contributions made on account of the Earn-in Fee from time to time. For greater certainty, Dowa will receive a Participating Interest of 30% in the Corporation and OpCo, and 0.005% in EmployerCo for an aggregate Capital Contribution of $50,000,000, provided that Dowa will not receive any increase in its Participating Interest in any Joint Venture Entity above the Existing Dowa Participating Interests, until it has contributed 50% of the Earn-in Fee.

(c)                                  Upon payment of 50% of the Earn-in Fee, Dowa will earn the right to buy all of the zinc concentrate produced by the Corporation in accordance with the terms of the Offtake Agreement.

(d)                                 Upon payment in full of the Earn-in Fee by Dowa:

(i)                                     Dowa’s Participating Interest in the Corporation and OpCo will be 30% and Dowa’s Participating Interest in EmployerCo will be 0.005%, representing Dowa’s $50,000,000 Capital Contribution;

(ii)                                  SSMRC LuxCo’s Participating Interest in the Corporation and OpCo will be 70% and SSMRC LuxCo’s Participating Interest in EmployerCo will be 0.005%, representing SSMRC LuxCo’s deemed Capital Contribution of $116,666,666.67; and

(iii)                               all further Capital Contributions to the Corporation and OpCo required pursuant to this Agreement will be made pro rata by each Partner based on its Participating Interest in such Joint Venture Entity, and shall be allocated in accordance with the Capital Contribution Allocation.

3.2                               Withdrawal Rights; Consequences Thereof

Dowa may withhold or stop making payment of the Earn-in Fee upon the occurrence of a Material Adverse Effect or Force Majeure Event. If Dowa withholds or stops making payments of the Earn-In Fee upon the occurrence of a Material Adverse Effect or Force Majeure Event (a “Dowa Withdrawal Event”), and at the time of such Dowa Withdrawal Event, Dowa has paid less than 50% of the Earn-In Fee, the Parties will act reasonably in discussing potential revisions to the Initial Program and Budget, and if the Parties are unable to reach a mutually acceptable agreement with respect to revision of the Initial Program and Budget within 90 days, then the Joint Venture Entities will repurchase the Existing Dowa Participating Interest for $1, and Dowa will receive no rights in respect of the Offtake Agreement. Upon the occurrence of a Dowa Withdrawal Event, if at the time of such Dowa Withdrawal Event Dowa has paid 50% or more of the Earn-In Fee, then Dowa’s Participating Interest in each Joint Venture Entity shall be subject to reduction based on Capital Contributions made by any other Partner, and the Offtake Agreement shall remain in full force and effect.

3.3                               Advances by Dowa

Subject to Section 3.1(a) and Section 3.2, if the Earn-In Fee is greater than the cost of the Initial Program, then Dowa will continue to fund costs of the Joint Venture Entities until the Earn-In Fee is paid in full, and shall pay any outstanding portion of the Earn-in Fee upon the expiration of the Earn-In Period. After completion of payment of the Earn-In Fee by Dowa, SSMRC LuxCo and Dowa will make pro-rata Capital Contributions in each Joint Venture Entity in accordance with the Capital Contribution Allocation, in cash, in accordance with their Participating Interests in such Joint Venture Entity for any further costs required to complete the Initial Program, provided that, if the Joint Venture Entities require additional funding to complete the Initial Program at such time in accordance with an Approved Budget, upon receipt of a written request from SSMRC LuxCo to fund all or a portion of the additional amounts required to complete the Initial Program, Dowa will advance 100% of such requested amounts required to complete the Initial Program and any such amounts paid by Dowa in excess of the Earn-In Fee will be treated as advances by Dowa to the Joint Venture Entities, to be applied to its future Capital Contribution Obligations (“Advances”), or repaid to Dowa in priority to other distributions to Partners. The detailed conditions of any such repayment will be discussed in good faith and agreed by the Parties prior to Dowa making such Advances.

3.4                               SSMRC Parent and SSMRC LuxCo Capital Contributions

Neither SSMRC Parent nor SSMRC LuxCo will be required to make any cash Capital Contributions until (i) the Earn-in Fee is fully paid by Dowa and (ii) the Dowa Advances described in Section 3.3, if any, are fully paid.

3.5                               Capital Calls

(a)                                 Capital Calls shall be prepared by the Operator and, except as otherwise set forth below, shall be submitted to the Partners for Requisite Partner Approval pursuant to Section 11.1(h) (and such submission may be made by email). If the funding called by the Capital Call is consistent with the Approved Budget (or any deviations therefrom that are permitted pursuant to this Agreement) in effect at the time of such Capital Call (a “Budgeted Capital Call”), the Operator is expressly authorized to issue the Budgeted Capital Call without Requisite Partner Approval. In addition, the Operator is expressly authorized to issue a Capital Call (an “Emergency Capital Call”) without Requisite Partner Approval in respect of any event giving rise to any Emergency or Unexpected Expenditures, to the extent that the Joint Venture Entities do not have sufficient reserves to address the event giving rise to the Emergency or Unexpected Expenditures, and Operator will report to the Corporation Board as soon as practicable the nature of any such emergency or unexpected event that arises, the measures it is taking in respect of such event, and the estimated related Emergency or Unexpected Expenditures. In the event that the Operator issues an Emergency Capital Call, Dowa shall have a grace period of 90 days to fund its pro rata portion of such Emergency Capital Call without being deemed a Defaulting Partner hereunder. During such 90 day grace period, SSMRC LuxCo may advance Dowa’s portion of such Emergency Capital Call on behalf of Dowa, and in such event, Dowa shall repay SSMRC LuxCo for the amount so advanced on or prior to the expiration of such 90 day grace period, which shall be deemed to be a Capital Contribution made by Dowa to the Joint Venture Entities and allocated in accordance with the Capital Contribution Allocation. If Dowa fails to so reimburse SSMRC LuxCo for any amounts so advanced by SSMRC LuxCo prior to the expiration of such 90 day grace period and the 30 day cure period specified in Section 19.1(a)(ii), Dowa shall be deemed a Defaulting Partner hereunder in respect of such amounts.

(b)                                 Not later than 15 days after the issuance of any Capital Call by the Operator that the Operator has designated as a Budgeted Capital Call, any Partner may, by delivering a written notice to the Corporation, the Operator and the other Partners (such notice, a “Capital Call Dispute Notice”), dispute whether such Capital Call was called for the funding of capital consistent with the capital requirements contemplated by the Approved Budget (or any deviations therefrom that are permitted pursuant to this Agreement) in effect at the time of such Capital Call. The Partners and Operator will work together in good faith to resolve any such dispute as promptly as practicable. If any such dispute is not resolved within five Business Days after receipt of the Capital Call Dispute Notice, then any such dispute shall, as promptly as practicable, be submitted to binding arbitration in a manner consistent with the process contemplated by Section 21.2 and the Arbitration Panel shall render its decision as to whether such Capital Call was called for the funding of capital consistent with the capital requirements contemplated by the applicable Approved Budget (or any deviations therefrom that are permitted pursuant to this Agreement) no later than five Business Days after the selection of the chairman of the Arbitration Panel. If the Arbitration Panel determines that such Capital Call (or a portion thereof) was made for such purpose, such Capital Call (or such portion thereof) will be considered a duly made Budgeted Capital Call for all purposes of this Agreement, shall automatically be deemed authorized, made and validly issued by the Operator in accordance with this Agreement, and shall be required to be funded in accordance with the other provisions of this Agreement. If the Arbitration Panel determines that such Capital Call (or a portion thereof) was not made for such purpose, such Capital Call (or such portion thereof) shall not be deemed authorized, made and validly issued by the Operator unless otherwise approved by the Partners. The Arbitration Panel shall have the power to extend the time periods set forth in this Agreement regarding the funding of Capital Calls to the extent necessary to permit the Arbitration Panel to render its decision and to allow the Partners not more than ten days after the rendering of such decision to fund any amounts that the Arbitration Panel determines were part of a Budgeted Capital Call.

3.6                               Capital Contributions Generally

Subject to Sections 3.1 through 3.5, the Partners agree to make from time to time all additional cash Capital Contributions (other than Initial Capital Contributions), that are called pursuant to Section 3.5(a) on an as needed basis, and in proportion to their respective Participating Interests in the Corporation and OpCo as of the date of the applicable Capital Call, and all such Capital Contributions shall be allocated among such Joint Venture Entities in accordance with the Capital Contribution Allocation.

3.7                               Financing

Financing for the Project will be provided by the Partners in proportion to their respective Participating Interests in the Corporation and OpCo. However, if SSMRC Parent, at its sole discretion, completes an initial public offering of its common stock or similar private financing that results in receipt by SSMRC Parent of at least $250 million in net proceeds (a “Financing”), then SSMRC Parent will contribute up to 20% of the proceeds from any such Financing to SSMRC LuxCo, which will, in turn, contribute such amounts to the Corporation and OpCo in accordance with Budgeted Capital Calls and Emergency Capital Calls and the provisions of Section 3.5. If SSMRC Parent makes a final determination not to pursue the Financing or, after making a determination in accordance with Budgeted Capital Calls and Emergency Capital Calls and the provisions of Section 3.5 to proceed with the Financing, the Financing does not complete, it will provide written notice to Dowa of such fact as soon as practicable.

3.8                               Dowa Arranged Loan

Upon the request of SSMRC Parent, Dowa will use commercially reasonable efforts to arrange for a third party loan to be made directly to the Corporation through commercial banks, insurance companies and/or other financial institutions or funds, at Dowa’s sole discretion, on terms to be negotiated and agreed to by Dowa and SSMRC Parent with such financial institutions or funds in an amount reasonably anticipated to be necessary to fund all or a portion of the debt portion of the Corporation’s Development costs (the “Dowa Arranged Loan”) (but for greater certainty, not the Capital Contributions required to be contributed by each Partner pursuant to an Approved Budget). Requisite Partner Approval will be required for any Dowa Arranged Loan. The Dowa Arranged Loan may be secured by the Assets and each Partner’s Participating Interests pursuant to Partner guarantees if required by the lenders of the Dowa Arranged Loan with the consent of the Partners. If SSMRC Parent rejects the terms of any proposed Dowa Arranged Loan, then Dowa’s Obligations under this section in respect of the arrangement of third party loans will terminate. To the extent that Dowa is required by lenders, and agrees in its sole discretion, to provide security for the Dowa Arranged Loan, SSMRC Parent will provide appropriate back-up security as Dowa may reasonably request in respect of the portion of the Dowa Arranged Loan relating to SSMRC LuxCo’s pro-rata portion. For greater certainty, none of: (a) the failure to complete a Financing; (b) the failure to obtain or approve a Dowa Arranged Loan; or (c) the implementation of a Dowa Arranged Loan, will relieve SSMRC LuxCo from its Obligations under this Agreement in respect of Capital Contributions.

3.9                               Capital Contribution Allocation

Other than the initial Capital Contribution, any Capital Contribution made by a Partner hereunder shall be allocated 100% to the Corporation (such allocation, the “Capital Contribution Allocation”). The initial Capital Contribution shall be allocated as follows: (i) $100,000 shall be allocated to OpCo and (ii) the remaining amount shall be allocated to the Corporation. Following OpCo’s receipt of the $100,000 initial Capital Contribution, it shall contribute $50,000 to EmployerCo as a capital contribution.

ARTICLE 4 — INTERESTS OF PARTNERS

4.1                               Initial Participating Interests

As of the Effective Date, the Partners have the following initial Participating Interest in each of the Corporation and OpCo:

Dowa                                                                  0.3898%

SSMRC LuxCo           99.6002%

SSMRC Parent               0.0100%

As of the Effective Date, the entities have the following initial Participating Interest in EmployerCo:

Dowa                                                                 0%

SSMRC LuxCo           0.01%

OpCo                                                                  99.99%

The Participating Interests in the Corporation and OpCo will be adjusted from time to time to reflect Capital Contributions made by the Parties. During the Earn-In Period, the Participating Interests in the Corporation and OpCo will be adjusted each time Dowa remits a payment on account of any Capital Contributions made, after it has made contributions to or for the benefit of the Joint Venture Entities equal to at least 50% of the Earn-in Fee. At the time that Dowa earns Participating Interests in the Joint Venture Entities as a result of the foregoing, SSMRC LuxCo shall transfer 50% of its Participating Interest in EmployerCo to Dowa such that the entities shall have the following Participating Interests in EmployerCo:

Dowa                                                                 0.005%

SSMRC LuxCo           0.005%

OpCo                                                                 99.99%

4.2                               Grant of Security Interest

(a)                                 Each Partner hereby grants to the other Partner a security interest in its Participating Interest to secure performance of its Obligations.

(b)                                 Each Partner hereby agrees to take all action necessary to perfect such security interest and hereby appoints the other Partner its attorney-in-fact to execute, file and record all financing statements and other documents necessary to perfect or maintain such lien and security interest.

4.3                               Subordination of Interests

Each Partner will, from time to time, take all necessary actions, including execution of appropriate agreements, to pledge and subordinate its Participating Interests in the Joint Venture Entities, any liens it may hold which are created under this Agreement and any other right or interest it holds with respect to the Assets to any Project Financing.

4.4                               [Reserved]

4.5                               Buyout Right

In the event that a Partner’s Participating Interest in either the Corporation or OpCo falls below 5.0% at any time following the Pre-Participating Interest Period (any such Partner, a “Diluted Partner”), the remaining Partner(s) shall have the right, but not the obligation, to purchase such Diluted Partner’s Participating Interest in all of the Joint Venture Entities by delivering the Diluted Partner written notice thereof (any Partner exercising such right, an “Electing Partner”); provided that for the purpose of this Section 4.5, a Partner’s Participating Interest shall be aggregated with Participating Interests held by any of its Affiliates, for purposes of determining whether it has fallen below the five percent (5%) threshold. The purchase price for such Participating Interest shall be the fair market value of such Participating Interests, determined as follows. Following receipt of the written notice described above, representatives from the Diluted Partner and each Electing Partner shall negotiate in good faith to determine the applicable fair market value. If the Diluted Partner and the Elected Partner(s) have been unable to agree on the fair market value of the subject Participating Interests within forty five (45) days, the matter shall be referred to an independent qualified business valuator approved by both Partners, acting reasonably, and such business valuator will be instructed to determine the value of the Participating Interest without applying a minority discount. The cost of such valuation will be borne by the Electing Partner. Following the determination of the fair market value in accordance with this Section 4.4, the Electing Partners shall have a period of forty five (45) days to consummate the acquisition of the subject Participating Interests from the Diluted Partner; provided, that such forty five (45) day period shall be extended to allow for the Electing Partners to obtain all approvals and consents from Governmental Authority and third Persons necessary for the consummation of such purchase.

4.6                               Pledge of Interests

A Partner may pledge its Participating Interest as security for financing required to make its equity investment in the Corporation with the prior written approval of the other Partner, which approval will not be unreasonably withheld, conditioned or delayed provided that: (a) such security is not granted to a Restricted Person; and (b) the pledge of security will not adversely impact in any material respect the ability of the Corporation to obtain project financing or the Dowa Arranged Loan.

ARTICLE 5 — MANAGEMENT OF THE CORPORATION

5.1                               Management Structure

The Corporation Board has exclusive authority to determine all matters related to overall management of the Business, subject to the provisions of Article 7 in respect of management of OpCo and Article 9 in respect of management of EmployerCo, and the explicit delegation of authority to OpCo and EmployerCo pursuant to the terms hereof and the Services Agreement. Except as specified in this Agreement, no Partner, Corporation Manager or officer of the Corporation will have authority to act for, or assume any obligation or responsibility on behalf of, the Corporation without the prior written approval of the Corporation Board.

5.2                               Officers

The Corporation Board may appoint such officers of the Corporation with such authorities, duties and responsibilities determined by the Corporation Board as it deems necessary from time to time.

5.3                               Dowa Personnel

At all times, Dowa will have the right to appoint three engineers to assist with the Operations. All costs associated with such engineers will be charged to EmployerCo.

ARTICLE 6 — CORPORATION BOARD OF MANAGERS

6.1                               Board

(a)                                 The Corporation Board will consist of up to three Corporation Managers. SSMRC LuxCo will be entitled to nominate two Corporation Managers and Dowa will be entitled to nominate one Corporation Manager. Each Partner will designate alternatives for its nominated Corporation Managers as required by Mexican Law. For greater certainty, during the Pre-Participating Interest Period, Dowa’s right to nominate one Corporation Manager is not conditional on Dowa having a Participating Interest. Each Partner will be entitled to remove and replace its nominees from time to time as provided in subsection 6.1(c) and each Partner will vote its Shares in the Corporation to appoint or elect Corporation Managers nominated in accordance with this Agreement.

(b)                                 Any Partner entitled to nominate a Corporation Manager to the Corporation Board will give written notice to each of the other Partners stating the name of the nominee or nominees to serve as a Corporation Manager(s) proposed by such Partner.

(c)                                  Any Partner entitled to nominate a Corporation Manager will be entitled to remove any such Corporation Manager by written notice to such Corporation Manager, the other Partners and to the Corporation. Any vacancy occurring on the Corporation Board by reason of the death, disqualification, inability to act, resignation or removal of any Corporation Manager will be filled only by a further nominee of the Partner whose nominee was so affected so as to maintain a Corporation Board consisting of the numbers specified in subsection 6.1(a).

6.2                               Chairman

The Chairman of the Corporation Board will be elected by a simple majority of the Corporation Board. Until the Earn-in Fee is paid in full, SSMRC LuxCo will appoint the Chairman. For the avoidance of doubt, the Chairman may also be an officer of the Corporation (including the President).

6.3                               Meetings of the Corporation Board

(a)                                 Place of Meeting: Unless otherwise agreed to by all Corporation Managers and subject to Applicable Law, meetings of the Corporation Board will be held at the Los Gatos Project offices or at such other place as may be determined by the Corporation Board.

(b)                                 Timing and Notice: A meeting of the Corporation Board may be called by the Chairman, the Secretary or any Corporation Manager. Notice of the time and place for the holding of any Corporation Board meeting and an agenda will be provided by the Chairman to all Corporation Managers at least 11 days prior to the date of such meetings or at such earlier time as the Corporation Board determines. The notice of a meeting of the Corporation Board will specify the nature of the business to be transacted at the meeting. Written minutes of all meetings will be prepared and distributed to the parties no later than 30 days after each meeting, which will be approved by the Corporation Board during the next Corporation Board meeting, and maintained and registered in accordance with Mexican Law. The Corporation Board may approve such procedural rules not inconsistent with the provisions of this Agreement as it determines to be necessary or appropriate. The Corporation Board will hold at least one meeting in each quarter of each Fiscal Year unless otherwise agreed by Requisite Partner Approval. Special meetings of the Corporation Board may be called by any Corporation Manager.

(c)                                  Waiver of Notice: Notice of any meeting of the Corporation Board or the time for the giving of any such notice or any irregularity in any meeting or in the notice thereof may be waived by any Corporation Manager in writing or by facsimile addressed to the Corporation or in any other manner, and any such waiver may be validly given either before or after the meeting to which such waiver relates. Attendance of a Corporation Manager at any meeting of the Corporation Board is a waiver of notice of such meeting, except when a Corporation Manager attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not properly called.

(d)                                 Telephone/Video Conference Participation: A Corporation Manager may participate in a meeting of the Corporation Board by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other, and a Corporation Manager participating in a meeting by those means is deemed to be present at that meeting and will be counted in the quorum. Resolutions adopted under this section (d) shall ratified in writing by each Corporation Manager and shall transcribed into the Corporation Board of Managers Minutes Book.

(e)                                  Quorum: At all duly noticed meetings of the Corporation Board, the presence of a Corporation Manager nominated by each Partner will constitute a quorum for the transaction of business. Participation by a Corporation Manager in a meeting in accordance with Section 6.3(d) will constitute presence in person at the meeting. If a quorum is not present at any meeting of the Corporation Board, the Corporation Managers present thereat may adjourn the meeting from time to time for a period not to exceed 60 days, until a quorum is present.

(f)                                   Voting: Each Corporation Manager entitled to vote on a resolution or matter will have one vote on such resolution or matter, and unless otherwise expressly provided in this Agreement, all matters before the Corporation Board will be decided by majority vote of all Corporation Managers present and entitled to vote including at least one Corporation Manager nominated by each Partner, or by resolution approved in writing by a majority of voting Corporation Managers entitled to vote. In the case of an equality of votes the Chairman will not have a casting vote. No Corporation Manager will be entitled to vote in respect of any resolution or matter if the Partner that nominated such Corporation Manager is a Defaulting Partner.

(g)                                  Action by Written Consent: Any matter to be voted on or resolution to be approved or passed by the Corporation Board may be approved or passed without prior written notice thereof, by written consent in lieu of a meeting if signed by all Corporation Managers.

(h)                                 Expenses: The Corporation will reimburse Corporation Managers for their reasonable and necessary out-of-pocket travel and other expenses, and pay such other reasonable compensation to the Corporation Managers for their acting as such and for participating in meetings as the Corporation Board may determine from time to time.

(i)                                     Observers: Each Partner will be entitled to appoint up to two observers to attend, but not participate in or vote at, meetings of the Corporation Board and no costs related to observers attending the meetings will be reimbursed.

(j)                                    Operations Committee: The Corporation Board will solicit proposals and recommendations from the Operations Committee from time to time, and act reasonably in considering any proposals or recommendations received from the Operations Committee or any Representative.

6.4                               Major Decisions

Unless otherwise agreed in writing by the Partners, the Corporation Board will not make any Major Decisions, or take any action, authorization or approval, or enter into any binding agreement with respect to any Major Decision, without having first obtained Requisite Partner Approval.

6.5                               Limitation of Authority

Neither the Corporation Board nor any other committee established by the Corporation Board will have authority to take any action inconsistent with the terms of this Agreement.

6.6                               Delegation of Authority; Officers

The Corporation Board shall have the power to elect, delegate authority to, and remove such officers, employees, agents and Representatives of the Corporation as the Corporation Board may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for the Corporation Board to approve such action directly. Any delegation of authority to OpCo or EmployerCo shall only be to perform services and implement Major Decisions to the extent such delegated actions have received the Requisite Partner Approval.

6.7                               Other Positions or Representations

Any Corporation Manager or officer of the Corporation may also be a director or an officer or employee of a Partner or one or more Affiliates of a Partner.

6.8                               Operations Committee

The Corporation Board will establish an operations committee (“Operations Committee”) comprised of two individuals nominated by SSMRC LuxCo and two individuals nominated by Dowa or their respective alternates (each, a “Representative” and collectively, the “Representatives”), with such responsibility and authority as may be designated by the Corporation Board from time to time. Decisions of the Operations Committee will require unanimous approval of the Representatives, provided, however, that in the event the Operations Committee is unable to reach unanimous approval, each Representative may submit his own proposal or recommendations to the Corporation Board. The Representative of a Defaulting Partner will be excluded from a vote on such decision. Minutes of the Operations Committee will be prepared and distributed to the Representatives for approval by the Representatives during the next Operations Committee meeting. The Operations Committee will meet monthly until completion of the Feasibility Study, and thereafter at least twice during each quarter of each Fiscal Year, unless otherwise agreed by unanimous approval of the Representatives. Each Partner will be entitled to appoint up to two observers to attend, but not participate in or vote at, meetings of the Operations Committee and no costs related to the observers attending the meetings will be reimbursed. The Operations Committee will have access to all information relevant to Operations and the Project.

The Operations Committee will not have any decision-making authority that is not expressly granted to it by the Corporation Board and will be responsible for advising and making recommendations to the President and the Corporation Board on Operations. Unless otherwise agreed by Requisite Partner Approval, the Operations Committee’s mandate will include the following:

(a)                                 providing advice to the Corporation Board and the Operator on Operations;

(b)                                 recommending programs and methods to improve quality and increase productivity;

(c)                                  reviewing plans, Programs and Budgets and making recommendations with respect to their approval or modification;

(d)                                 reviewing compliance with Approved Budgets;

(e)                                  recommending the abandonment of Mining Claims; and

(f)                                   such other functions as the Corporation Board may designate from time to time.

6.9                               No Restriction on Competition

None of the Partners or their Affiliates or their respective Corporation Managers or officers will be:

(a)                                 restricted from engaging in or otherwise being involved with any business that is similar to or competitive with the Business;

(b)                                 restricted from investing in any Person engaged in a business that is similar to or competitive with the Business; or

(c)                                  required to bring any business opportunity to the Joint Venture Entities or any Partner and nothing herein confers upon the Joint Venture Entities or any Partner any right to participate in any such opportunity.

No action or omission permitted in accordance with the foregoing will be impugned or challenged on the basis of conflict interest or breach of fiduciary duty.

ARTICLE 7 — MANAGEMENT OF OPCO

7.1                               Management Structure

OpCo Board has exclusive authority to determine all matters related to management of OpCo, subject to the delegation described below in Section 8.6. Except as specified in this Agreement, no Partner, OpCo Manager or officer of OpCo will have authority to act for, or assume any obligation or responsibility on behalf of, OpCo without the prior written approval of OpCo Board.

7.2                               Officers

OpCo Board may appoint such officers of OpCo with such authorities, duties and responsibilities determined by OpCo Board as it deems necessary from time to time.

ARTICLE 8 — OPCO BOARD OF MANAGERS

8.1                               Board

(a)                                 OpCo Board will consist of up to three OpCo Managers. SSMRC LuxCO will be entitled to nominate two OpCo Managers and Dowa will be entitled to nominate one OpCo Manager. Each Partner will designate alternatives for its nominated OpCo Managers as required by Mexican Law. Each Partner will be entitled to remove and replace its nominees from time to time as provided in subsection 8.1(c) and each Partner will vote its Shares in OpCo to appoint or elect OpCo Managers nominated in accordance with this Agreement.

(b)                                 Any Partner entitled to nominate an OpCo Manager will give written notice to each of the other Partners stating the name of the nominee or nominees to serve as an OpCo Manager(s) proposed by such Partner.

(c)                                  Any Partner entitled to nominate an OpCo Manager will be entitled to remove any such OpCo Manager by written notice to such OpCo Manager, the other Partners and to

OpCo. Any vacancy occurring on OpCo Board by reason of the death, disqualification, inability to act, resignation or removal of any OpCo Manager will be filled only by a further nominee of the Partner whose nominee was so affected so as to maintain an OpCo Board consisting of the numbers specified in subsection 8.1(a).

8.2                               Chairman

The Chairman of OpCo Board will be elected by a simple majority of OpCo Board.

8.3                               Meetings of OpCo Board

(a)                                 Place of Meeting: Unless otherwise agreed to by all OpCo Managers and subject to Applicable Law, meetings of OpCo Board will be held at the Los Gatos Project offices or at such other place as may be determined by OpCo Board.

(b)                                 Timing and Notice: A meeting of OpCo Board may be called by the Chairman, the Secretary or any OpCo Manager. Notice of the time and place for the holding of any OpCo Board meeting and an agenda will be provided by the Chairman to all OpCo Managers at least 5 days prior to the date of such meetings or at such earlier time as OpCo Board determines. The notice of a meeting of OpCo Board will specify the nature of the business to be transacted at the meeting. Written minutes of all meetings will be prepared and distributed to the parties no later than 30 days after each meeting, which will be approved by OpCo Board during the next OpCo Board meeting, and maintained and registered in accordance with Mexican Law. OpCo Board may approve such procedural rules not inconsistent with the provisions of this Agreement as it determines to be necessary or appropriate. OpCo Board will hold at least one meeting in each quarter of each Fiscal Year unless otherwise agreed by SSMRC LuxCo. Special meetings of OpCo Board may be called by any OpCo Manager.

(c)                                  Waiver of Notice: Notice of any meeting of OpCo Board or the time for the giving of any such notice or any irregularity in any meeting or in the notice thereof may be waived by any OpCo Manager in writing or by facsimile addressed to OpCo or in any other manner, and any such waiver may be validly given either before or after the meeting to which such waiver relates. Attendance of an OpCo Manager at any meeting of OpCo Board is a waiver of notice of such meeting, except when an OpCo Manager attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not properly called.

(d)                                 Telephone/Video Conference Participation: An OpCo Manager may participate in a meeting of OpCo Board by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other, and an OpCo Manager participating in a meeting by those means is deemed to be present at that meeting and will be counted in the quorum. Resolutions adopted under this section (d) shall ratified in writing by each OpCo Manager and shall transcribed into the Opco Board of Managers Minutes Book.

(e)                                  Quorum: At all duly noticed meetings of OpCo Board, the presence of a majority of OpCo Managers will constitute a quorum for the transaction of business. Participation by an OpCo Manager in a meeting in accordance with Section 6.3(d) will constitute presence in person at the meeting. If a quorum is not present at any meeting of OpCo Board, OpCo Managers present thereat may adjourn the meeting from time to time for a period not to exceed 60 days, until a quorum is present.

(f)                                   Voting: Each OpCo Manager entitled to vote on a resolution or matter will have one vote on such resolution or matter, and unless otherwise expressly provided in this Agreement, all matters before OpCo Board will be decided by majority vote of all OpCo Managers present and entitled to vote, or by resolution approved in writing by a majority of voting OpCo Managers entitled to vote. In the case of an equality of votes the Chairman will not have a casting vote.

(g)                                  Action by Written Consent: Any matter to be voted on or resolution to be approved or passed by OpCo Board may be approved or passed without prior written notice thereof, by written consent in lieu of a meeting if signed by all OpCo Managers.

(h)                                 Expenses: OpCo will reimburse OpCo Managers for their reasonable and necessary out-of-pocket travel and other expenses, and pay such other reasonable compensation to OpCo Managers for their acting as such and for participating in meetings as OpCo Board may determine from time to time.

8.4                               Major Decisions

Unless otherwise agreed in writing by the Partners, the OpCo Board will not make any Major Decisions, or take any action, authorization or approval, or enter into any binding agreement with respect to any Major Decision, without having first obtained Requisite Partner Approval.

8.5                               Limitation of Authority

Neither OpCo Board nor any other committee established by OpCo Board will have authority to take any action inconsistent with the terms of this Agreement.

8.6                               Delegation of Authority; Officers

OpCo Board shall have the power to elect, delegate authority to, and remove such officers, employees, agents and representatives of OpCo as OpCo Board may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for OpCo Board to approve such action directly. The Partners hereby agree and acknowledge that OpCo Board shall, to the maximum extent permitted by Law but subject to Section 8.4, delegate to the officers and employees of OpCo the power to determine all matters related to the management of OpCo.

8.7                               Other Positions or Representations

Any OpCo Manager or officer of OpCo may also be a director or an officer or employee of a Partner or one or more Affiliates of a Partner.

ARTICLE 9 — MANAGEMENT OF EMPLOYERCO

9.1                               Management Structure

EmployerCo Board has exclusive authority to determine all matters related to management of EmployerCo, subject to the delegation described below in Section 10.6. Except as specified in this Agreement, no Partner, EmployerCo Manager or officer of EmployerCo will have authority to act for, or assume any obligation or responsibility on behalf of, EmployerCo without the prior written approval of EmployerCo Board.

9.2                               Officers

EmployerCo Board may appoint such officers of EmployerCo with such authorities, duties and responsibilities determined by EmployerCo Board as it deems necessary from time to time.

ARTICLE 10 — EMPLOYERCO BOARD OF MANAGERS

10.1                        Board

(a)                                 EmployerCo Board will consist of up to three EmployerCo Managers. OpCo will be entitled to nominate each EmployerCo Manager. OpCo will designate alternatives for its nominated EmployerCo Managers as required by Mexican Law. OpCo will be entitled to remove and replace its nominees from time to time as provided in subsection 10.1(c).

(b)                                 OpCo will give written notice to each of the Partners stating the name of the nominee or nominees to serve as a EmployerCo Manager(s) proposed by OpCo.

(c)                                  OpCo will be entitled to remove any such EmployerCo Manager by written notice to such EmployerCo Manager, the Partners and to EmployerCo. Any vacancy occurring on EmployerCo Board by reason of the death, disqualification, inability to act, resignation or removal of any EmployerCo Manager will be filled by a further nominee of OpCo so as to maintain an EmployerCo Board consisting of the numbers specified in subsection 10.1(a).

10.2                        Chairman

The Chairman of EmployerCo Board will be elected by a simple majority of EmployerCo Board.

10.3                        Meetings of EmployerCo Board

(a)                                 Place of Meeting: Unless otherwise agreed to by all EmployerCo Managers and subject to Applicable Law, meetings of EmployerCo Board will be held at the Los Gatos Project offices or at such other place as may be determined by EmployerCo Board.

(b)                                 Timing and Notice: A meeting of EmployerCo Board may be called by the Chairman, the Secretary or any EmployerCo Manager. Notice of the time and place for the holding of any EmployerCo Board meeting and an agenda will be provided by the Chairman to all EmployerCo Managers at least 5 days prior to the date of such meetings or at such earlier time as EmployerCo Board determines. The notice of a meeting of EmployerCo Board will specify the nature of the business to be transacted at the meeting. Written minutes of all meetings will be prepared and distributed to the parties no later than 30 days after each meeting, which will be approved by EmployerCo Board during the next EmployerCo Board meeting, and maintained and registered in accordance with Mexican Law. EmployerCo Board may approve such procedural rules not inconsistent with the provisions of this Agreement as it determines to be necessary or appropriate. EmployerCo Board will hold at least one meeting in each quarter of each Fiscal Year unless otherwise agreed by OpCo. Special meetings of EmployerCo Board may be called by any EmployerCo Manager.

(c)                                  Waiver of Notice: Notice of any meeting of EmployerCo Board or the time for the giving of any such notice or any irregularity in any meeting or in the notice thereof may be waived by any EmployerCo Manager in writing or by facsimile addressed to EmployerCo or in any other manner, and any such waiver may be validly given either before or after the meeting to which such waiver relates. Attendance of an EmployerCo Manager at any meeting of EmployerCo Board is a waiver of notice of such meeting, except when an EmployerCo Manager attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not properly called.

(d)                                 Telephone/Video Conference Participation: An EmployerCo Manager may participate in a meeting of EmployerCo Board by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other, and an EmployerCo Manager participating in a meeting by those means is deemed to be present at that meeting and will be counted in the quorum. Resolutions adopted under this section (d) shall ratified in writing by each EmployerCo Manager and shall transcribed into the EmployerCo Board of Managers Minutes Book.

(e)                                  Quorum: At all duly noticed meetings of EmployerCo Board, the presence of a majority of EmployerCo Managers will constitute a quorum for the transaction of business. Participation by an EmployerCo Manager in a meeting in accordance with Section 6.3(d) will constitute presence in person at the meeting. If a quorum is not present at any meeting of EmployerCo Board, EmployerCo Managers present thereat may adjourn the meeting from time to time for a period not to exceed 60 days, until a quorum is present.

(f)                                   Voting: Each EmployerCo Manager entitled to vote on a resolution or matter will have one vote on such resolution or matter, and unless otherwise expressly provided in this Agreement, all matters before EmployerCo Board will be decided by majority vote of all EmployerCo Managers present and entitled to vote, or by resolution approved in writing by a majority of voting EmployerCo Managers entitled to vote. In the case of an equality of votes the Chairman will not have a casting vote.

(g)                                  Action by Written Consent: Any matter to be voted on or resolution to be approved or passed by EmployerCo Board may be approved or passed without prior written notice thereof, by written consent in lieu of a meeting if signed by all EmployerCo Managers.

(h)                                 Expenses: EmployerCo will reimburse EmployerCo Managers for their reasonable and necessary out-of-pocket travel and other expenses, and pay such other reasonable compensation to EmployerCo Managers for their acting as such and for participating in meetings as EmployerCo Board may determine from time to time.

10.4                        Major Decisions

Unless otherwise agreed in writing by the Partners, the EmployerCo Board will not make any Major Decisions, or take any action, authorization or approval, or enter into any binding agreement with respect to any Major Decision, without having first obtained Requisite Partner Approval.

10.5                        Limitation of Authority

Neither EmployerCo Board nor any other committee established by EmployerCo Board will have authority to take any action inconsistent with the terms of this Agreement.

10.6                        Delegation of Authority; Officers

EmployerCo Board shall have the power to elect, delegate authority to, and remove such officers, employees, agents and representatives of EmployerCo as EmployerCo Board may from time to time deem appropriate. Any delegation of authority to take any action must be approved in the same manner as would be required for EmployerCo Board to approve such action directly. The Partners hereby agree and acknowledge that EmployerCo Board shall, to the maximum extent permitted by Law but subject to Section 10.4, delegate to the officers and employees of EmployerCo the power to determine all matters related to the management of EmployerCo.

10.7                        Other Positions or Representations

Any EmployerCo Manager or officer of EmployerCo may also be a director or an officer or employee of a Partner or one or more Affiliates of a Partner.

ARTICLE 11 — PARTNER MEETINGS

11.1                        Meetings of the Partners

(a)                                 Place of Meeting: Unless otherwise agreed to by all Partners and subject to Applicable Law, meetings of the Partners will be held in Mexico City, Mexico, unless otherwise determined by Requisite Partner Approval.

(b)                                 Timing and Notice: Notice of the time and place for the holding of a meeting of the Partners will be sent not less than 21 days before the meeting to each Partner entitled to vote at the meeting, to each Corporation Manager and to the auditor of the Joint Venture Entities. Notice of a meeting of Partners at which special business is to be transacted will state or be accompanied by a statement of the nature of that business in sufficient detail to permit the Partner to form a reasoned judgment thereon and the text of any special resolution or by-law to be submitted for approval at the meeting. The Partners will hold at least one meeting in each Fiscal Year unless otherwise agreed by Requisite Partner Approval.

(c)                                  Waiver of Notice: A Partner and any other person entitled to attend a meeting of the Partners may in any manner waive notice of a meeting of the Partner, and attendance of a Partner or other person at a meeting of Partners is a waiver of notice of such meeting, except when the Partner or other person attends a meeting for the express purpose of objecting to the transaction of any business on the grounds that the meeting is not properly called.

(d)                                 Telephone/Video Conference Participation: If all the Partners entitled to vote at the meeting consent, then any Partner or any other person entitled to attend a meeting of Partner may participate in the meeting by means of telephone, video conference or other communication facilities that permit all persons participating in the meeting to communicate simultaneously and instantaneously. Resolutions adopted under this section (d) shall ratified in writing by each Partner and shall transcribed into the applicable Joint Venture Entity’s Minutes Book.

(e)                                  Quorum: The necessary quorum for a meeting of the Partners will be established if there is representation, present in person or by proxy, from each Partner holding ten percent or more of the Participating Interests in each Joint Venture Entity entitled to vote at such meeting. The Partners will not transact business at a meeting of Partners unless a quorum is present and complies with all requirements of Applicable Law. If a quorum is not present within one-half hour after the time appointed for the start of the meeting, the meeting will be set over to the same time and place two Business Days later, at which time those Partners present in person or by proxy will constitute a quorum. Any business may be brought before or dealt with at the adjourned meeting which might have been brought before or dealt with at the original meeting in accordance with the notice calling the same. Each Share of a Joint Venture Entity will entitle the holder of it to one vote.

(f)                                   Written Consent in Lieu of Meetings: Any matter to be voted on or resolution to be approved or passed by the Partners may be approved or passed without prior written notice thereof, by written consent in lieu of a meeting if signed by the Partners entitled to vote on the matter and having the requisite number of votes to approve the matter or pass the resolution.

(g)                                  Voting: Every question submitted to a meeting of Partners will be decided by a show of hands (or the equivalent indication by voice in the case of participation in the meeting by telephone) unless: (i) otherwise required by this Agreement; or (ii) a poll is demanded by a Partner, in which case a poll will be taken and, in the case of an equality of votes, the chair will not have a casting vote and the resolution will be deemed to be defeated. On any vote at a meeting of Partners, a declaration of the chair made in good faith concerning the result of the vote will be prima facie proof of the result. Each Person present at the meeting will have one vote for each Share in respect of which he is shown on the securities register as the Partner and for each Share in respect of which he is the proxy holder or the representative of the Partner.

(h)                                 Required Approvals: Any matter to be determined by the Partners will require approval of Partners holding a majority of the Shares of each Joint Venture Entity. Notwithstanding the foregoing, any Major Decision made by the Partners will require Requisite Partner Approval.

(i)                                     Minutes: Minutes of meetings of the Partners will be prepared in accordance with Applicable Law and customary practice.

ARTICLE 12 — DESIGNATION OF OPERATOR

12.1                        Designation of Operator

(a)                                 The Corporation and OpCo shall enter into the Services Agreement immediately after execution and delivery of this Agreement, pursuant to which the Corporation will designate OpCo as the initial “Operator” of the Corporation. Subject to any required Corporation Board or Partner approvals rights set forth in this Agreement, OpCo shall be responsible for, shall make all decisions regarding and shall have full power and authority to manage the day-to-day Operations of the Corporation’s business, including, the exploration, development, construction and operation of the Corporation’s facilities and business development activities and the performance of services provided to the Corporation by OpCo pursuant to the Services Agreement, which includes the day-to-day management and supervision of all employees of OpCo or and its Affiliates performing any such services. The appointment of OpCo as the Operator shall be exclusive to OpCo, except to the extent that OpCo elects to cause such duties to be provided by third parties. OpCo shall have the power and authority to execute contracts, and to take such other actions, and to direct the officers of the Corporation to do the foregoing, on behalf of the Corporation as may be necessary or appropriate to carry out the Corporation’s business in accordance with the Approved Budget.

(b)                                 For the avoidance of doubt, subject to the terms and conditions of the General Services Agreement, the power and authority granted to OpCo as the Operator shall specifically include the ability and duty to perform (or cause to be performed) the services and activities set forth in the General Services Agreement (subject to compliance with any Board or Partner approval rights with respect to such services and activities required pursuant to this Agreement) in accordance with Approved Programs and Approved Budgets:

(c)                                  SSMRC Parent, as consideration for the services that it provides under this Agreement to OpCo, shall receive the following management fee:

(i)                                     From the Effective Date until the termination of the Earn-In Period, an amount equal to US$600,000 per year, which amount may be subject to adjustment only upon receipt of Requisite Partner Approval;

(ii)                                  From the termination of the Earn-In Period until the completion of the Feasibility Study, if the Feasibility Study is not completed by the termination of the Earn-In Period, an amount equal to US$1,000,000 per year, subject to proration for any period less than a calendar year, which amount may be subject to adjustment only upon receipt of Requisite Partner Approval; and

(iii)                               From and after the completion of the Feasibility Study, an amount equal to three percent (3%) per year of the aggregate budgeted development and operation expenditures for capital and operating costs contained in the applicable Approved Budget; provided, that the Partners may in good faith negotiate adjustments to the management fee so long as such adjustments do not result in the management fee being less than two percent (2%) or more than four percent (4%) per year of the aggregate budgeted development and operations expenditures for capital and operating costs contained in the applicable Approved Budget.

(d)                                 The Operator may be removed and/or replaced by Requisite Partner Approval.

ARTICLE 13 — OFFTAKE AGREEMENT

13.1                        As provided in Section 3.1(c), Dowa will earn the right to buy all of the zinc concentrate produced by the Corporation upon payment of 50% of the Earn-in Fee, in accordance with the terms of the Offtake Agreement. The Parties will negotiate in good faith any remaining commercial terms to be incorporated in the Offtake Agreement, and cause the Offtake Agreement to be executed after completion of the Feasibility Study and determination of the typical assay of the zinc concentrate and initial annual production forecast. In the event that Dowa’s Participating Interest in each Joint Venture Entity falls below ten percent during the term of this Agreement as a result of a Transfer of its Participating Interest in such Joint Venture Entity to any Person that is not an Affiliate of Dowa in accordance with Article 18, then the Offtake Agreement shall automatically be terminated and of no further force and effect upon the occurrence of such Transfer. In the event that Dowa’s Participating Interest in each Joint Venture Entity falls below ten percent during the term of this Agreement as a result of Dowa’s failure to make Capital Contributions as required by this Agreement, then the Offtake Agreement shall automatically be deemed suspended until such time, if any, as Dowa’s Participating Interest in such Joint Venture Entity(ies) equals or exceeds ten percent; provided that if Dowa’s Participating Interests in any Joint Venture Entity falls below ten percent in accordance with this sentence for a period of more than 90 days, then SSMRC Parent shall have the right, but not the obligation, to cause the Corporation to terminate the Offtake Agreement.

13.2                        At any time during the term of this Agreement, Dowa may, upon written notice to SSMRC LuxCo, request to enter into an offtake agreement in respect of lead concentrate produced from the Project, which written request shall contain relevant terms and conditions for such offtake agreement. SSMRC LuxCo will consider such request in good faith, taking into account such factors as it deems relevant (including without limitation any existing commitments for the disposition of lead concentrates and the terms and conditions proposed by Dowa in its written notice), but shall be under no obligation to cause the Corporation to enter into an offtake agreement with Dowa in respect of lead concentrate. Any decision to enter any such offtake agreement with Dowa shall require Requisite Partner Approval.

ARTICLE 14 — PROGRAMS AND BUDGETS

14.1                        Initial Program and Budget

The Initial Program and Budget are attached as Exhibit C and hereby approved by the Partners.

14.2                        Operations Pursuant to Programs and Budgets

Operations will be conducted, expenses (other than Emergency or Unexpected Expenditures) will be incurred, and additional Assets will be acquired only pursuant to Approved Programs and Approved Budgets. Every Approved Program and Approved Budget will provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Approved Program and Approved Budget.

14.3                        Presentation of Programs and Budgets

Proposed Programs and Budgets will be prepared by the Operator for a period of one year or such other period as may be approved by Requisite Partner Approval, and will be submitted to the Corporation Board for review and consideration with all reasonable supporting documentation and annual production and operating plans for the applicable period by no later than October 1st of the prior calendar year (with the exception of the Initial Program and Budget in Section 14.1 and the Program and Budget approved after the selection of the Approved Alternative in Section 14.6). For greater certainty, notwithstanding the approval described in Section 14.1, the Initial Program and Budget will be refined and updated as soon as reasonably practicable after execution of this Agreement for the first year of the Initial Program, and by no later than October 1, 2015 for the second year of the Initial Program, and each such updated Initial Program and Budget will be subject to further Requisite Partner Approval. Each Partner may, by written notice to the other Partner, request a review of the Initial Program and Budget at any time during the first year of the Initial Program, and upon receipt of such request, the Partners will act reasonably and in good faith in considering whether revision to the Initial Program and Budget is appropriate. All proposed Programs and Budgets may include Operations, Exploration, Development, Mining and Expansion or Modification components, or any combination thereof, and following input from the Partners in Section 14.4, will be reviewed and approved upon a vote of the Board in accordance with Section 6.4. Each Program and Budget approved by the Corporation Board, regardless of length, will be reviewed for approval at least once a year at a meeting of the Corporation Board. Upon receipt of a proposed Program and Budget, the Corporation Board will promptly deliver such proposed Program and Budget to each Partner.

14.4                        Review and Approval of Proposed Programs and Budgets

Within 30 days after receipt of a proposed Program and Budget, each Partner will submit in writing to the Board:

(a)                                 notice that the Partner approves any or all of the components of the proposed Program and Budget;

(b)                                 Modifications proposed by the Partner to the components of the proposed Program and Budget; or

(c)                                  notice that the Partner rejects any or all of the components of the proposed Program and Budget.

If a Partner fails to give any of the foregoing responses within the allotted time, the failure will be deemed to be a vote by the Partner for approval of the proposed Program and Budget. If a Partner makes a timely submission to the Board pursuant to Sections 14.4(a), (b) or (c), then the Corporation working with the other Partner will seek for a period of time not to exceed 20 days to develop a complete Program and Budget acceptable to both Partners. Upon all Partners agreeing to a proposed Program and Budget, the Corporation will then call a Corporation Board meeting for purposes of reviewing and voting upon the proposed Program and Budget in accordance with Section 14.3. If no alternative proposed Program and Budget is approved by the Partners through Requisite Partner Approval, then, until a new Program and Budget is approved, the last approved Program and Budget will be used and deemed approved by the Corporation Board, subject to increases required as a result of Applicable Law, or indexing required to reflect inflation based on the consumer price index data for Mexico, or other appropriate indexing approved by Requisite Partner Approval. Any Program approved hereunder shall be referred to as an “Approved Program” and any Budget approved hereunder shall be referred to as an “Approved Budget”, and the Initial Program and Budget shall be deemed to be an Approved Program and an Approved Budget hereunder.

14.5                        Feasibility Study Program and Budgets

(a)                                 A Partner may propose to the Corporation Board that a Program and Budget with respect to a Feasibility Study be prepared, in addition to, or as a supplement to, the Feasibility Study included in the Initial Program and Budget. Such proposal will be made in writing to the other Partner, will reference the data upon which the proposing Partner bases its opinion that economically viable Mining Operations may be possible on the Properties that warrant a Feasibility Study, and will call a meeting of the Corporation Board pursuant to Section 6.3. If such proposal is approved by the Corporation Board, the Corporation will prepare or have prepared a Feasibility Study Program and Budget and will submit the same to the Corporation Board within 60 days following approval of the proposal.

(b)                                 The Feasibility Study may be conducted by the Corporation, Feasibility Contractors, or both, or may be conducted by the Corporation and audited by Feasibility Contractors, as determined by the Corporation Board, and may include some or all of the following:

(i)                                     analyses of various alternatives for Mining, processing and beneficiation of Products;

(ii)                                  analyses of alternative Mining, milling, and production rates;

(iii)                               analyses of alternative sites for placement of facilities (i.e., water supply facilities, transport facilities, reagent storage, offices, shops, warehouses, stock yards, explosives storage, handling facilities, housing, public facilities);

(iv)                              analyses of alternatives for waste treatment and handling (including a description of each alternative of the method of tailings disposal and the location of the proposed disposal site);

(v)                                 estimates of recoverable proven and probable reserves of Products and of related substances, in terms of technical and economic constraints (extraction and treatment of Products), including the effect of grade, Losses, and impurities, and the estimated mineral composition and content thereof, and review of Mining rates commensurate with such reserves;

(vi)                              analyses of environmental impacts of the various alternatives, including an analysis of the permitting, Environmental Liability and other Environmental Law implications of each alternative, and costs of Environmental Compliance for each alternative;

(vii)                           conduct of appropriate metallurgical tests to determine the efficiency of alternative extraction, recovery and processing techniques, including an estimate of water, power, and reagent consumption requirements;

(viii)                        conduct of hydrology and other studies related to any required dewatering;

(ix)                              conduct of other studies and analyses approved by the Corporation Board; and

(x)                                 conduct of studies of experimental Mining of ore deposits.

(c)                                  The Corporation will use commercially reasonable efforts to complete the Feasibility Study within 730 days of the approval of the proposed Feasibility Study Program and Budget by the Corporation Board and will provide an informal report of the initial findings of the Feasibility Study to the Board upon its completion. Following this report to the

Corporation Board, the Corporation will begin preparation of the Feasibility Report, which will incorporate the following information and analysis:

(i)                                     the results of the analyses of the alternatives and other matters evaluated in the conduct of the Feasibility Study programs;

(ii)                                  reasonable estimates of capital costs for the Development and start-up of the mine, mill and other processing and ancillary facilities required by the Development and Mining alternatives evaluated (based on flow sheets, piping and instrumentation diagrams, and other major engineering diagrams), which cost estimates will include reasonable estimates of:

(A)                               pre-stripping expenditures, if an open pit or surface mine is proposed;

(B)                               mine development expenditures, if an underground mine is proposed;

(C)                               expenditures required to purchase, construct and install all machinery, equipment and other facilities and infrastructure (including contingencies) required to bring a mine into commercial production, including an analysis of costs of equipment or supply contracts in lieu of Development costs for each Development and Mining alternative evaluated;

(D)                               expenditures required to perform all other related work required to commence commercial production of Products and, if applicable, process Products (including reasonable estimates of working capital requirements); and

(E)                                all other direct and indirect costs and general and administrative expenses that may be required for a proper evaluation of the Development and Mining alternatives and annual production levels evaluated. The capital cost estimates will include a schedule of the timing of the estimated capital requirements for each alternative;

(iii)                               a reasonable estimate of the annual expenditures required for the first year of Operations after completion of the capital program described in Section 14.5(c)(ii) for each Development alternative evaluated, and for subsequent years of Operations, including estimates of annual mine development (if an underground mine), waste removal (if an open mine pit) production, processing, administrative, operating and maintenance expenditures, Taxes (other than income Taxes), working capital requirements, royalty and purchase obligations, equipment leasing or supply contract expenditures, work commitments, Environmental Compliance costs, post-Operations Environmental Compliance and Continuing Obligations funding requirements and all other anticipated costs of such Operations. This analysis will also include an estimate of the number of employees required to conduct such Operations for each alternative;

(iv)                              a review of the nature, extent and rated capacity of the mine, machinery, equipment and other facilities preliminarily estimated to be required for the purpose of producing and marketing Products under each Development and Mining alternative analyzed;

(v)                                 an analysis (and sensitivity analyses reasonably requested by any Partner), based on various target rates of return and price assumptions requested by any Partner, of whether it is technically, environmentally, and economically feasible to place a prospective ore body or deposit within the Properties into commercial production for each of the Development and Mining alternatives analyzed (including a discounted cash flow rate of return investment analysis for each alternative and net present value estimate using various discount rates requested by any Partner); and

(vi)                              such other information as the Corporation Board deems appropriate.

(d)                                 The Corporation will use commercially reasonable efforts to complete the Feasibility Report and deliver it to the Partners within 90 days following the report to the Board of the initial findings of the Feasibility Study.

14.6                        Selection of Approved Alternatives

(a)                                 Within 30 days after delivery of the Feasibility Report to the Partners, a Corporation Board meeting will be convened for the purposes of reviewing the Feasibility Report and selecting one or more Approved Alternatives, if any.

(b)                                 Within 30 days following the selection of an Approved Alternative, the Corporation will prepare and present to the Corporation Board in accordance with Section 14.4 a Program and a Budget for Mining and Operations based on the Approved Alternative.

14.7                        Budget Overruns; Program Changes

In respect of any Approved Program or Approved Budgets after the Earn-In Period and completion of the Initial Program and Budget, the Operator will promptly notify the Corporation Board of any material departure from an Approved Program or Approved Budget.

ARTICLE 15 — DIVIDENDS

15.1                        Dividends by the Corporation

(a)                                 Available Cash shall be determined by the Operator on an annual basis within 45 days after the end of each Fiscal Year in a manner consistent with the definition of the term “Available Cash.” Subject to the remaining provisions of this Article 15, and other than upon a liquidation of the Corporation pursuant to Section 20.3, the Corporation shall, within such 45 day period, distribute such Available Cash to the Partners of record in accordance with their respective Participating Interests in the Corporation determined as of the end of the period to which such distribution relates.

(b)                                 All amounts withheld pursuant to any provision of any foreign, state or local tax law or treaty with respect to any payment, distribution or allocation to the Corporation or the Partners shall be treated as amounts distributed to the Partners pursuant to this Article 15 for all purposes of this Agreement. Each of the Corporation Board and the Operator is authorized to withhold from distributions, or with respect to allocations, to the Partners and to pay over to any federal, foreign, state or local government any amounts required to be so withheld pursuant to any provision of any federal, foreign, state or local law or treaty and shall allocate such amounts to those Partners with respect to which such amounts were withheld.

(c)                                  Except as provided in this Agreement, no Partner shall be entitled to any distribution of cash or other property from the Corporation. Notwithstanding any provision to the contrary contained in this Agreement, the Corporation shall not make a distribution to any Partner on account of its Participating Interest in the Corporation if such distribution would violate Applicable Law.

15.2                        Dividends by OpCo or EmployerCo

No dividends will be made by either OpCo or EmployerCo without Requisite Partner Approval. Any such dividends so approved shall be paid to the Partners of record in each such Joint Venture Entity in accordance with their respective Participating Interest in each such Joint Venture Entity.

ARTICLE 16 — ACCOUNTING/REPORTING

16.1                        Fiscal Year

The fiscal year (“Fiscal Year”) of each Joint Venture Entity will be determined by Requisite Partner Approval in accordance with the requirements of the Applicable Laws as soon as reasonably practicable after execution and delivery of this Agreement.

16.2                        Location of Records

The books of account and Records for each Joint Venture Entity will be kept and maintained by such Joint Venture Entity at such place in the United Mexican States as the applicable Board will determine and will be kept by such Joint Venture Entity and made available to Partners during the term of this Agreement and for a period of seven years after termination of this Agreement.

16.3                        Financial Records

The financial records and other books and Records of each Joint Venture Entity will be maintained by such Joint Venture Entity on an accrual basis in accordance with GAAP and will show all items of income and expense and all Assets and liabilities in accordance with GAAP. In addition to the audited financial statements set forth in Section 16.4(a), the Joint Venture Entities shall deliver to the Partners, within 45 days after the end of each calendar quarter, unaudited quarterly financial statements in accordance with GAAP. Any Partner may require the preparation of quarterly financial statements in accordance with IFRS, provided that such Partner bears any incremental cost associated with the preparation of such financial statements.

16.4                        Audits

(a)                                 Within 90 days after the end of each calendar year, an audit will be completed by certified public accountants selected by, and independent of, the Joint Venture Entities, at the cost of the Joint Venture Entities. The audit will be conducted in accordance with GAAP (and, if a Partner requests, will also be conducted in accordance with IFRS, if the requesting Partner bears any incremental cost associated with such preparation) and will cover all books and records maintained by the Joint Venture Entities pursuant to this Agreement, all Assets and Encumbrances, and all transactions and Operations conducted during such calendar year.

(b)                                 Notwithstanding the annual audit conducted by certified public accountants selected by the Corporation, each Partner will have the right to have an independent audit of all corporate books, records and accounts of the Joint Venture Entities, no more than once per annum. This audit will review all issues raised by the requesting Partner, with all costs borne by the requesting Partner. The requesting Partner will give the other Partner 30 days prior written notice of such audit. Any audit conducted on behalf of any Partner will be made during the Joint Venture Entities’ normal business hours and will not interfere with Operations. All written exceptions to and Claims upon the Joint Venture Entities for discrepancies disclosed by such audit will be made not more than three months after completion and delivery of such audit, or they will be deemed waived.

16.5                        Monthly Statements

The Corporation will be required to prepare and submit to each Partner a monthly report containing (i) consolidating monthly statements of account reflecting in reasonable detail the financial condition of the Joint Venture Entities including a balance sheet, profit and loss statement and cash flow statement and (ii) a summary of the Project’s Operations including technical data and activities), by no later than 10 Business Days after the end of each month.

ARTICLE 17 — INDEMNIFICATION AND INSURANCE

17.1                        Indemnification by the Joint Venture Entities

(a)                                 Except with respect to breaches of the representations and warranties set forth in Section 2.11 and for which indemnification is provided under Section 2.12, each Joint Venture Entity will, to the maximum extent permitted by law, indemnify and hold harmless its Managers, officers, employees, agents and representatives and all other persons exercising delegated authority on behalf of such Joint Venture Entity (individually or collectively called an “Indemnitee”), from and against all Losses which the Indemnitee may suffer, sustain, pay or incur and all Claims which may be made or brought against the Indemnitee that arise, directly or indirectly, out of the management or conduct of the Business of such Joint Venture Entity or such Indemnitee’s activities with respect thereto, except to the extent arising from such Indemnitee’s gross negligence, fraud, willful misconduct or knowing violation of this Agreement or Applicable Law.

(b)                                 In the event that any Indemnitee desires to assert its right to indemnification from any Joint Venture Entity pursuant to this Section 17.1, the Indemnitee will give such Joint Venture Entity prompt notice of any Claim giving rise thereto, and such Joint Venture Entity will be entitled to undertake the defense thereof other than as provided in subsections 17.1(e) and 17.1(f). The failure to promptly notify Joint Venture Entity will not relieve Joint Venture Entity of its Obligations hereunder, except and solely to the extent Joint Venture Entity is actually prejudiced by the failure.

(c)                                  The right of any Indemnitee to the indemnification provided under this Section 17.1 will be cumulative of, and in addition to, any and all rights to which such Indemnitee may otherwise be entitled by contract or as a matter of law or equity and will extend to its or his heirs, successors, assigns and legal representatives.

(d)                                 The applicable Board may (but will not be obligated to) obtain, at the expense of the applicable Joint Venture Entity, insurance against any Losses or Claims whether or not such Joint Venture Entity would, pursuant to this Section 17.1, be required to indemnify any Indemnitee in respect thereof.

(e)                                  An Indemnitee will not settle or compromise any Claim without the written consent of the applicable Joint Venture Entity unless the Indemnitee agrees in writing to forego any and all Claims for indemnification from the applicable Joint Venture Entity with respect to such Claim. However, if the applicable Joint Venture Entity, within a reasonable time after notice of any such Claim, fails to defend such Claim, the Indemnitee will have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the applicable Joint Venture Entity, subject to the right of the applicable Joint Venture Entity to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof.

(f)                                   If a Joint Venture Entity has undertaken the defense of a Claim and:

(i)                                     there is a reasonable expectation that:

(A)                               the Claim may materially and adversely affect the Indemnitee other than as a result of money damages or other money payments; or

(B)                               the Indemnitee may have legal defenses available to it that are different from or additional to the defenses available to the applicable Joint Venture Entity; or

(C)                               the applicable Joint Venture Entity will not have employed legal counsel that is satisfactory to the Indemnitee, acting reasonably,

then the Indemnitee will have the right, at its own cost and expense, to defend such Claim.

17.2                        Right of Partners to Contribution

Except with respect to breaches of the representations and warranties set forth in Section 2.11 and for which indemnification is provided under Section 2.12, if any Partner is held liable to a Person that is not a Partner or an Affiliate of a Partner for any Loss or Claim of any Joint Venture Entity, such Partner will be entitled to contribution from each other Partner of such other Partner’s pro rata share of such Loss or Claim (determined on the basis of Partners’ Participating Interests in such Joint Venture Entity as of the date on which the Loss or Claim arose), except to the extent that such Loss or Claim results from such Partner’s Default, fraud, gross negligence, willful misconduct or knowing violation of this Agreement or Applicable Law. The provisions of this Section 17.2 will survive termination of this Agreement, a Person ceasing to be a Partner or any purchase or Transfer made pursuant hereto with respect to any liability that accrues prior to such termination, withdrawal, purchase or Transfer.

17.3                        Indemnification by the Partners

(a)                                 Each Partner will indemnify the other Partner, its Managers, officers, employees, agents and attorneys, or Affiliates (collectively “Indemnified Partner”) from and against the entire amount of any Material Loss. A “Material Loss” will mean all costs, expenses, damages or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of or based on a breach by a Partner (“Indemnifying Partner”) of any representation, warranty or covenant contained in this Agreement, (except with respect to breaches of the representations and warranties set forth in Section 2.11 and for which indemnification is provided under Section 2.12), for:

(i)                                     subject to Section 3.2, any failure by a Partner to make timely payment of agreed Capital Contributions;

(ii)                                  any action taken for or obligation or responsibility assumed on behalf of the other Partner, its Managers, officers, employees, agents and attorneys, or Affiliates by a Partner, any of its Managers, officers, employees, agents and attorneys, or Affiliates, in violation of Section 2.2; and

(iii)                               failure of a Partner or its Affiliates to comply with the rights of first refusal in Section 18.2 and other pre-emptive rights under Article 18.

(b)                                 No Partner, in any event, will be liable to the other Partner in respect of any Claims arising out of this Agreement for special, indirect, punitive, exemplary, speculative or other damages that are not reasonably foreseeable (unless such special, indirect, punitive, exemplary, speculative or other damages are actually paid to a third party pursuant to a third party Claim).

(c)                                  If any Claim or demand is asserted against an Indemnified Partner in respect of which such Indemnified Partner may be entitled to indemnification under this Agreement, written notice of such Claim or demand will promptly be given to the Indemnifying Partner. The Indemnifying Partner will have the right, but not the obligation, by notifying the Indemnified Partner within 30 days after its receipt of the notice of the Claim or demand, to assume the entire control of (subject to the right of the Indemnified Partner to participate, at the Indemnified Partner’s expense and with counsel of the Indemnified Partner’s choice), the defense, compromise, or settlement of the matter, including, at the Indemnifying Partner’s expense, employment of counsel of the Indemnifying Partner’s choice. Any damages to the assets or business of the Indemnified Partner caused by a failure by the Indemnifying Partner to defend, compromise, or settle a Claim or demand in a reasonable and expeditious manner requested by the Indemnified Partner, after the Indemnifying Partner has given notice that it will assume control of the defense, compromise, or settlement of the matter, will be included in the damages for which the Indemnifying Partner will be obligated to indemnify the Indemnified Partner. Any settlement or compromise of a matter by the Indemnifying Partner will include a full release of Claims against the Indemnified Partner which has arisen out of the indemnified Claim or demand.

17.4                        Insurance

The applicable Board will determine all insurance limits, deductibles and other related matters required to be addressed in connection with insurance held by the applicable Joint Venture Entity in respect of such Joint Venture Entity, and its Managers and officers.

ARTICLE 18 — TRANSFERS

18.1                        Restrictions on Transfers

Except as expressly permitted in this Article 18, no Partner may Transfer any Share or Participating Interest in any Joint Venture Entity in whole or in part, and no Partner may Transfer less than its entire Shares and Participating Interests in all Joint Venture Entities.

18.2                        Right of First Refusal

Subject to Section 18.5, if a Partner (the “Transferring Partner”) wishes to Transfer its Shares and Participating Interests:

(a)                                 the Transferring Partner will by written notice (the “ROFR Notice”) advise each other Partner (other than Defaulting Partners) of its intention to make the Transfer, including in such notice a description of the Shares and Participating Interest proposed to be Transferred (such Shares and Participating Interest being herein called the “ROFR Interest”), the identity of the proposed Transferee, the cash consideration for which it is prepared to make such Transfer, the proposed effective date and closing date of the Transfer and any other information respecting the Transfer which it reasonably believes would be material to the exercise of the other Partner’s rights under this Section 18.2;

(b)                                 within 60 days from the giving of the ROFR Notice by the Transferring Partner, any other Partner (other than a Defaulting Partner) may give written notice (in this Article called a “Notice of Acceptance”) to the Transferring Partner that it elects to purchase the ROFR Interest for the applicable price and on the terms and conditions set forth in the ROFR Notice. A Notice of Acceptance will create a binding contractual obligation on the Transferring Partner and its Affiliates to sell and on the Partner giving the Notice of Acceptance and its Affiliates to purchase all of the ROFR Interest for the applicable price and on the terms and conditions set forth in the ROFR Notice, provided that if more than one Partner gives a Notice of Acceptance, the Partners who give Notices of Acceptance and their Affiliates will purchase the ROFR Interest in proportion to their Participating Interest in the Joint Venture Entities, as the case may be;

(c)                                  if the ROFR Interest described in the ROFR Notice is not Transferred to one of the Partners or their Affiliates pursuant to paragraph (b), above, the Transferring Partner, subject to the limitations in Sections 18.1 and 18.5, may Transfer such ROFR Interest to the Transferee specified in the ROFR Notice at any time within 120 days from the issuance of such ROFR Notice, provided that such Transfer is not on terms that are materially more favorable to such Transferee than those offered in the ROFR Notice; and

(d)                                 following a Transfer in accordance with Subsection 18.2(b) or 120 days from the issuance of a ROFR Notice pursuant to this Section 18.2 in respect of which a Transfer was not affected, the provisions of this Section 18.2 will once again apply to the ROFR Interest described in the ROFR Notice.

18.3                        Exceptions to Right of First Refusal

Subsection 18.2 will not apply to:

(a)                                 any realization against a Share or Participating Interest in any Joint Venture Entity pursuant to security granted in connection with the Dowa Arranged Loan or any Project Financing or other security approved in accordance with this Agreement; or

(b)                                 any Transfer by a Partner to its Affiliate pursuant to Section 18.4.

18.4                        Affiliate Transfers

Other than a Transfer of SSMRC Parent’s Shares and Participating Interests to SSMRC LuxCo, subject to the terms and conditions of Section 18.5, a Partner may Transfer all of its Shares and Participating Interest in all of the Joint Venture Entities to an Affiliate provided that any such Transfer will not be effective until the Transferor and the Transferee have entered into an agreement with the other Partner (which agreement will not constitute a novation without the specific agreement of the other Parties) whereby such Transferor and Transferee agree that:

(a)                                 such Transferee assumes and is bound by all obligations of the Transferor under this Agreement and is subject to all restrictions to which the Transferor is subject under the terms of this Agreement; and

(b)                                 such Transferee will re-Transfer the Shares and Participating Interest in all of the Joint Venture Entities to the Transferor or an Affiliate of the Transferor if the Transferee ceases to be an Affiliate of such Transferor;

and unless all Parties agree to release the Transferor from its Obligations under this Agreement, the Transferor will continue to be jointly and severally liable with the Transferee for such Obligations.

18.5                        Requirements Applicable to New Partners

A Person who is not a Partner may become a Partner by virtue of a Transfer only upon the following conditions:

(a)                                 such admission is in compliance with all agreements to which the Joint Venture Entities are bound;

(b)                                 such admission is in compliance with all Applicable Law;

(c)                                  such Person is not itself and interests in itself are not tax shelter investments for the purposes of Applicable Laws related to Taxes;

(d)                                 such Person executes an agreement or other instrument by which such Person ratifies and agrees to be bound by this Agreement (including the provisions of this Article 18), and represents and warrants to all Partners that:

(i)                                     if a corporation, it is duly incorporated, organized or formed;

(ii)                                  it is validly existing, and (if applicable) in good standing under the Laws of the jurisdiction of its incorporation, organization or formation;

(iii)                               if required by Applicable Law, it is duly qualified and in good standing in the jurisdiction of its principal place of business, if different from its jurisdiction of incorporation, organization or formation;

(iv)                              it has, and will maintain, full power and authority to execute and deliver this Agreement and the document or instrument effecting the Transfer and to perform its Obligations under this Agreement;

(v)                                 all necessary action by the Boards, President, Partners, trustees, beneficiaries, or other applicable Persons necessary for the due authorization, execution, delivery and performance of this Agreement and the document or instrument effecting the Transfer by such Person has been duly taken;

(vi)                              this Agreement and any other documents contemplated herein, constitute legal, valid and binding obligations of such Person enforceable against it in accordance with its terms (except as may be limited by bankruptcy, insolvency or similar Laws of general application and by the effect of general principles of equity, regardless of whether considered at Law or in equity);

(vii)                           the authorization, execution, delivery, and performance of this Agreement and the document or instrument effecting the Transfer does not and will not conflict with, or result in a breach, default or violation of (A) the constating documents or By-laws of such Person, (B) any material contract or agreement to which such Person is a party or is otherwise subject, or (C) any Law, order, judgment, decree, writ, injunction or arbitral award to which such Person is subject; or require any Governmental Authorization, unless such requirement has already been satisfied;

(viii)                        it holds and will continue to hold its Shares and Participating Interest beneficially and free and clear of all restrictions, mortgages, liens, charges, Encumbrances, security interests or agreements of any kind except as expressly permitted under this Agreement, and except for any restrictions, mortgages, liens, charges, Encumbrances, security interests or agreements of any kind granted as security for the Dowa Arranged Loan or any Project Financing;

(ix)                              such Person assumes by operation of Law or by agreement with the other Partners, all of the Obligations of the Transferor from the effective date of the Transfer to the extent of the Participating Interest Transferred; and

(x)                                 in the event of a Transfer by SSMRC LuxCo of its Participating Interest, such Person acknowledges the existence and continuation of the Offtake Agreement.

18.6                        Prohibitions

Notwithstanding any other provision of this Agreement, no Partner will be entitled to Transfer its Shares or Participating Interest in any Joint Venture Entity:

(a)                                 if the Partner is a Defaulting Partner unless prior to or concurrent with such Transfer the Partner ceases to be a Defaulting Partner or unless the Transfer is pursuant to Section 18.4;

(b)                                 without first obtaining the consent of the other Parties if such action would permit any other Person to accelerate or demand repayment of or otherwise result in a default with respect to any indebtedness of any Joint Venture Entity approved pursuant to this Agreement including, without limitation, the Dowa Arranged Loan or any Project Financing;

(c)                                  if the conditions set out in Section 18.5 are not satisfied; or

(d)                                 to a Restricted Person, unless otherwise approved in writing by all of the Partners.

18.7                        Effect of Permitted Transfer

Upon completion of any Transfer permitted pursuant to the terms of this Agreement, the Transferee will be a Partner in substitution for, or in the case of a partial Transfer, in addition to, the Transferring Partner, upon execution of a counterpart of this Agreement and compliance with the terms and conditions of this Article 18. Except as provided in this Article 18, no Transfer will give rise to a right in any Transferee to become a Partner. No Transfer will relieve the Transferring Partner of liability under this Agreement, Applicable Laws or otherwise in respect of the Transferred Participating Interest for matters arising or events occurring prior to the completion of, or in respect of, the Transferred Shares and Participating Interest. Upon the Transfer of a Partner’s entire Shares and Participating Interest (except a Transfer by mortgage, lien, pledge or other Encumbrance but including a Transfer resulting from a default in connection with such mortgage, lien, pledge or other Encumbrance), such Partner will have no further Shares or Participating Interest (other than those expressed as surviving such Transfer) except its rights and Obligations under Article 18 and Article 22 which will survive such Transfer.

18.8                        Effect of Prohibited Transfers

Any Transfer of a Share or Participating Interest in any Joint Venture Entity or any part thereof by a Partner in violation of the terms of this Agreement will be void and will not be recognized by the applicable Joint Venture Entity, provided, however, that nothing herein will be deemed to limit any right or remedy that the applicable Joint Venture Entity or any other Partner may have against such Partner.

18.9                        Outstanding Indebtedness

(a)                                 If, on the date of closing of a permitted Transfer of a Share or Participating Interest (other than to an Affiliate), the Transferor is indebted to the Corporation or another Partner or their Affiliates, then the Transferee will be required to pay the purchase price payable by it for such Share and Participating Interest being Transferred to the Corporation at the time of closing, and the Corporation will apply the purchase price proceeds towards repayment of the indebtedness of the Transferor to the Corporation or other Partner or their Affiliates, as the case may be.

(b)                                 If there are funds remaining after complying with paragraph (a), above, then the Corporation will pay the balance to the Transferor.

18.10                 Shares of the Joint Venture Entities

The provisions of this Agreement relating to Shares of the Joint Venture Entities will apply mutatis mutandis to any shares or securities into which such Shares may be converted, changed, reclassified, redivided, redesignated, redeemed, subdivided or consolidated; to any securities that are received by a Partner as a stock dividend or Distribution payable in Shares or securities; and to any Shares or shares or securities of any successor or continuing company or corporation to the applicable Joint Venture Entity that may be received by the Partner on a reorganization, amalgamation, consolidation or merger, statutory or otherwise.

ARTICLE 19 — DEFAULT

19.1                        Defaulting Partner

A Partner will be a “Defaulting Partner” in the following circumstances:

(a)                                 it commits a material breach of a term of this Agreement and that breach:

(i)                                     is incapable of remedy; or

(ii)                                  if capable of remedy, is not remedied within 30 days for a financial breach and 60 days for other breaches, of being notified in writing by another Party;

(b)                                 an Insolvency Event occurs with respect to such Partner;

(c)                                  any event which will make it unlawful for that Partner to remain a Partner of any Joint Venture Entity; or

(d)                                 it disposes, or purports to dispose, of any Participating Interest in breach of this Agreement in each circumstance (a “Default”) and the applicable Joint Venture Entity or any other Partner has given a notice to such Partner (a “Default Notice”) specifying particulars of the Default and the Partner has not cured the Default within any applicable cure period.

All Default Notices will be copied to the applicable Joint Venture Entity and all Partners. If a Partner is a Defaulting Partner and the event or circumstance that caused it to be a Defaulting Partner has been cured or ceased to exist, it will thereupon cease to be a Defaulting Partner.

19.2                        Dividends and other Distributions to a Defaulting Partner

If a Default has not been remedied within the cure period provided in subsection 19.1, the applicable Joint Venture Entity will, in good faith and as soon as reasonably practicable, determine the Losses to the applicable Joint Venture Entity or the other Partner, or both, resulting from such Default. The applicable Joint Venture Entity will notify each of the Partners of the amount so determined. All dividends or other Distributions otherwise payable by the applicable Joint Venture Entity to a Defaulting Partner will be applied by the applicable Joint Venture Entity as compensation to the applicable Joint Venture Entity or the other Partner, as the case may be, for such Losses until the applicable Joint Venture Entity or the other Partner, as the case may be, has fully recovered all such Losses, at which time the Default will have been cured and such Defaulting Partner will no longer be a Defaulting Partner hereunder

19.3                        Effect of Default

For so long as a Partner is a Defaulting Partner, it and its Managers’ rights as a Partner or Manager, respectively, including voting rights, will be suspended until such Partner ceases to be a

Defaulting Partner, provided that the Defaulting Partner and its Managers will continue to be entitled to receive notices, financial statements and other information and to attend (but not vote at) meetings of Partners and Managers. A Defaulting Partner will remain obligated for all its liabilities as a Partner that accrue prior to and during the period of time such Partner is a Defaulting Partner, including any such liabilities maturing thereafter but originating from actions taken prior thereto. In the event that a Partner is a Defaulting Partner as a result of failure to make any Capital Contribution required to be made hereunder, then the other Partner may, in its sole discretion, elect to pay all of a portion of such Defaulting Partner’s Capital Contribution, and such Defaulting Partner’s Participating Interest in each Joint Venture Entity shall be reduced to reflect the amounts paid by the other Partner (and such amounts paid by the other Partner shall be deemed to be Capital Contributions made by the other Partner to each Joint Venture Entity hereunder), and upon such reduction, such Partner will cease to be a Defaulting Partner.

ARTICLE 20 — TERMINATION AND DISSOLUTION

20.1                        Term of Agreement

Subject to the other terms and conditions of this Agreement, including the provisions of Section 20.2, this Agreement and each Joint Venture Entity will continue in existence from the date hereof until:

(a)                                 terminated by unanimous agreement of the Partners;

(b)                                 following the Pre-Participating Interest Period, 100% of the Participating Interests of all Joint Venture Entities are held by a single Partner; or

(c)                                  the Business is sold or completely decommissioned and all obligations and liabilities of each Joint Venture Entity have been satisfied and paid and all assets of the Joint Venture Entities liquidated and distributed to the Partners.

Except as otherwise specifically provided in this Agreement, no Partner will have the right to ask for dissolution or winding up of any Joint Venture Entity’s affairs or the Distribution of assets, without the prior written consent of all the other Partners.

20.2                        Automatic Dissolution

The Partners will cause a Joint Venture Entity to be wound up and dissolved forthwith upon the happening of any of the following events:

(a)                                 the sale of all or substantially all of the Business of such Joint Venture Entity or the assets of such Joint Venture Entity or the abandonment and reclamation of all of such Joint Venture Entity’s assets;

(b)                                 any event which will make it unlawful for the Business of such Joint Venture Entity to be carried on;

(c)                                  any event which, under Applicable Law, requires or results in the dissolution or winding up of such Joint Venture Entity; or

(d)                                 if all of the Partners agree.

20.3                        Winding-Up And Dissolution

(a)                                 Upon the happening of any event requiring the dissolution of a Joint Venture Entity, the applicable Board will exercise its powers under this Agreement for the purpose of winding up the Business of such Joint Venture Entity, liquidating its assets in an orderly manner, paying the debts, liabilities and expenses of the Corporation, distributing any cash or other assets of such Joint Venture Entity to the Partners in proportion to their respective Participating Interests at the time of such Distribution, filing all notices of dissolution prescribed by Applicable Law, and filing all elections, determinations or designations required under the relevant tax Laws which may be necessary or desirable. Such Joint Venture Entity will engage in no new business during the period of such winding up and dissolution.

(b)                                 The assets of the applicable Joint Venture Entity remaining after the payment, or provision for payment, of all the liabilities the applicable Joint Venture Entity will be distributed in accordance with the applicable Articles and By-laws.

(c)                                  No winding-up, liquidation, termination or dissolution of a Joint Venture Entity or of the Business of such Joint Venture Party will relieve a Partner from any obligation accruing or accrued to the date of such winding-up, liquidation, termination or dissolution.

ARTICLE 21 — DISPUTE RESOLUTION

21.1                        Mutual Resolution

Any dispute among the Parties arising out of or in connection with this Agreement:

(a)                                 will first be attempted to be resolved by the Parties through good faith negotiations and in connection therewith, any Party may request in writing that any other Party meet and commence such negotiations within a reasonable period of time (in any event no later than seven days) after the request;

(b)                                 such negotiations will be between senior representatives of management of each such Party; and

(c)                                  if within ten Business Days after commencement of the negotiations under paragraph (a), above, the dispute has not been resolved, any Party may refer the matter to dispute resolution in accordance with the provisions set out below.

21.2                        Arbitration

In the event of the Parties being unable to resolve any dispute under Section 21.1, any such dispute will be resolved: (a) in the case of a purely technical matter, by an expert agreed to by the Parties, acting reasonably; and (b) in the case of any other matter, by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and each Party hereby consents to any such disputes being so resolved. Each Party will have the right to nominate one arbitrator each and the arbitrators so nominated will jointly nominate an arbitrator to act as chairman. In the event of being unable to agree on such an arbitrator, the Parties will proceed to the American Arbitration Association for the nomination of this arbitrator. The arbitration proceedings will take place in New York, New York in the English language. The arbitrators will decide ex aequo et bono and in their award the extent to which the Parties will bear the arbitration costs. Judgment on the award rendered in any such arbitration may be entered in any court having jurisdiction.

ARTICLE 22 — CONFIDENTIALITY AND DISCLOSURE OF INFORMATION

22.1                        Business Information

All Business Information of each Joint Venture Entity will be owned by the applicable Joint Venture Entity. Both before and after the termination of a Joint Venture Entity, all Business Information may be used by any Partner for any purpose, without consulting with, or obligation to, the other Partner.

Except as provided in Sections 22.3 and 22.4 or with the prior written consent of the other Partner, each Partner will keep confidential and not disclose to any third party or the public any portion of the Business Information that constitutes Confidential Information.

22.2                        Partner Information

In performing its Obligations under this Agreement, no Partner will be obligated to disclose any Partner Information. If a Partner elects to disclose Partner Information in performing its Obligations under this Agreement, such Partner Information, together with all improvements, enhancements, refinements and incremental additions to such Partner Information that are developed, conceived, originated or obtained by any Partner in performing its Obligations under this Agreement (“Enhancements”), will be owned exclusively by the Partner that originally developed, conceived, originated or obtained such Partner Information. Each Partner may use and enjoy the benefits of such Partner Information and Enhancements in the conduct of the Joint Venture Entities hereunder, but the Partner that did not originally develop, conceive, originate or obtain such Partner Information may not use such Partner Information and Enhancements for any other purpose. Except as provided in Section 22.4, or with the prior written consent of the other Partner, which consent may be withheld in such Partner’s sole discretion, each Partner will keep confidential and not disclose to any third party or the public any portion of Partner Information and Enhancements owned by the other Partner that constitutes Confidential Information.

22.3                        Permitted Disclosure of Confidential Business Information

(a)                                 Any Partner may disclose Business Information that is Confidential Information: (i) to a Partner’s officers, Corporation Managers, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Partner’s performance of its Obligations under this Agreement; (ii) to any party to whom the disclosing Partner contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer; (iii) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Partner; and (iv) to the Ministry of Economy, Trade and Industry of Japan and, if SSMRC requests that Dowa try to arrange a Dowa Arranged Loan, to the Japan Oil, Gas and Metals National Corporation.

(b)                                 The Partner disclosing Confidential Information pursuant to this Section 22.3, will disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 22.3 and who have agreed in writing supplied to, and enforceable by, the other Partner to protect the Confidential Information from further disclosure, to use such Confidential Information solely for such purpose and to otherwise be bound by the provisions of this Article 22. Such writing will not preclude parties described in Section 22.3(a) from discussing and completing a Transfer with the other Partner. The Partner disclosing Confidential Information will be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

22.4                        Disclosure Required By Law

(a)                                 Notwithstanding anything contained in this Article 22, a Partner may disclose any Confidential Information if, in the advice of the disclosing Partner’s legal counsel: (i) such disclosure is legally required to be made in a judicial, administrative or proceeding of any Governmental Authority pursuant to a valid subpoena or other applicable order; or (ii) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Partner.

(b)                                 Prior to any disclosure of Confidential Information under this Section 22.4, the disclosing Partner will give the other Partner at least ten (10) days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Partner will disclose only that portion of Confidential Information required to be disclosed and will take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Partner in intervention in any such proceeding.

22.5                        Public Announcements

Prior to making or issuing any press release or other public announcement or disclosure of Business Information that is not Confidential Information, a Partner will first consult with the other Partner as to the content and timing of such announcement or disclosure. If the other Partner from whom such approval is requested has not approved or has not reasonably refused such request within three Business Days of receiving such request, such other Partner will be deemed to have approved the press release or public announcement forming the subject matter of such request; provided that the foregoing shall not restrict any Partner from making any disclosure required by Applicable Law or the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Partner.

ARTICLE 23 — GENERAL

23.1                        Effect Of Agreement

This Agreement, including the Exhibits hereto, reflects the whole and entire agreement among the Parties and supersedes all prior agreements among the Parties related to the subject matter hereof. This Agreement can be amended, restated or supplemented only by the written agreement of all Parties acting individually, provided, however, that any additional Partner may be admitted to a Joint Venture Entity in accordance with the provisions of Section 18.7.

23.2                        Earn-In Period Force Majeure Event

No Party will be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement during the Earn-In Period, when and to the extent such failure or delay is caused by or results from a Force Majeure Event. The Party suffering a Force Majeure Event will give written notice to the other Party as soon as reasonably practicable after becoming aware of the Force Majeure Event, stating the period of time the occurrence is expected to continue and will use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized. Such obligation to use diligent efforts will not require a Party to settle strikes, labor stoppages or slowdowns or other industrial disturbances except on terms that are acceptable to it, in its discretion.

23.3                        Notices

All notices or other documents authorized or required to be given pursuant hereto will be in writing, and will be delivered by hand or courier delivery or transmitted by facsimile or email:

If to SSMRC Parent, SSMRC LuxCo or any Joint Venture Entity:

Sunshine Silver Mining & Refining Corporation

370 17th Street, Suite 3800

Denver, Colorado 80202

USA

Attention:                                         Jeffrey Reeser, General Counsel

Telephone:                                   303-784-5350

Facsimile:                                         303-534-0471

Email:                                                            jeff.reeser@ssmines.com

With a Copy to:

Hogan Lovells US LLP

One Tabor Center

1200 17th St., Ste 1500

Denver, Colorado 80202

Attention:                                         Paul Hilton

Kevin Burke

Telephone:                                   303-454-2520

Facsimile:                                         303-899-7333

Email:                                                            paul.hilton@hoganlovells.com

Kevin.burke@hoganlovells.com

And to:

Vazquez, Sierra & Garcia, S.C.

Av. Paseo De Las Palmas 755, Desp. 902

Col. Lomas De Chapultepec

11000, Mexico, D.F.

Attention:                                         Alberto M. Vàzquez

Telephone:

Fax:

Email:

If to Dowa or any Joint Venture Entity:

Dowa Metals & Mining Co., Ltd.

14-1, Sotokanda 4-chome

Chiyoda-Ku, Tokyo

101-0021

Japan

Attention:                                         Toshiaki Suyama, Director, General Manager, Resource

Development & Raw Materials Department

Telephone:                                   +81-3-6847-1201

Facsimile:                                         +81-3-6847-1211

Email:                                                            suyamat@dowa.co.jp

With a Copy to:

Dowa Metals & Mining Co., Ltd.

Mexico Office

Andres Bello 45, Piso 16-A

Col. Chapultepec Polanco, C.P.

11560

Mexico D.F., Mexico

Attention:                                         Toshiaki Terao, Representative in Mexico

Telephone:                                   +52-55-5280-4578

Fax:                                                                       +52-55-5281-6689

Email:                                                            terao@dowamex.com.mx

And to:

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, New York 10036.7703 USA

Attention:                                         Don Bell

Telephone:                                   212-880-6118

Fax:                                                                       212-682-0200

Email:                                                            dbell@torys.com

Any such notice or other document will be deemed to have been received:

(a)                                 if delivered by hand or courier delivery, when given to a responsible person at the address of the Party to which the notice or document is directed, provided that if such time is not within the hours during which business is normally conducted by the recipient Party then such notice or document will be deemed received at the commencement of business on the next Business Day;

(b)                                 if by facsimile, at the time successful transmission of such notice or document is reported by the sender’s facsimile machine, provided that if such time of deemed receipt is not within the hours during which business is normally conducted by the recipient Party then such notice or document will be deemed received at the commencement of business on the next Business Day. If the time of successful transmission is not so reported by the sender’s facsimile machine, such notice or document will be deemed not to have been given; and

(c)                                  if by email, at the time of receipt at the address of the Party to which the notice or documented is directed.

Any Party may change its address for notice by giving notice to the other in the manner herein provided.

23.4                        Further Assurances

Each of the Partners agree to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary more fully to effectuate this Agreement or which are considered by any Joint Venture Entity to be necessary to comply with Applicable Law for the continuation, operation or good standing of such Joint Venture Entity.

23.5                        Applicable Law

Except for matters of title to the Properties or their Transfer, which will be governed by the law of their situs, this Agreement (including all exhibits and schedules hereto) and any disputes or Claim, action, suit or legal proceeding (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance, non-performance, interpretation, termination or construction of this Agreement will be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of Laws that would permit or require the application of the substantive Laws of any other jurisdiction.

23.6                        Rule Against Perpetuities

The Partners do not intend that there will be any violation of the Rule Against Perpetuities, the Rule Against Unreasonable Restraints on the Alienation of Property, or any similar rule. Accordingly, if any right or option to acquire any interest in the Properties, in a Participating Interest, in the Assets, or in any real property exists under this Agreement, such right or option must be exercised, if at all, so as to vest such interest within time periods permitted by applicable rules. If, however, any such violation should inadvertently occur, the Partners hereby agree that a court will reform that provision in such a way as to approximate most closely the intent of the Partners within the limits permissible under such rules.

23.7                        Counterparts

This Agreement may be executed in counterparts and delivered by electronic means (including counterparts provided for the execution by an additional Partner), each of which will be deemed an original, but all of which together will constitute one and the same instrument.

23.8                        Headings

The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

23.9                        Waiver

No waiver by any Person of any default by any Partner or Partners in the performance of any provision, condition or requirement herein will be deemed to be a waiver of, or in any manner release the said Partner or Partners from performance of any other provision, condition or requirement herein; nor will such waiver be deemed to be a waiver of, or in any manner a release of, said Partner or Partners from future performance of the same provision, condition or requirement. Any delay or omission of any Partner to exercise any right hereunder will not impair the exercise of any such right, or any like right, accruing to it thereafter. No waiver of a right created by this Agreement by one or more Partners will constitute a waiver of such right by the other Partners except as may otherwise be required by law with respect to Persons not Parties. The failure of one or more Partners to perform its or their Obligations hereunder will not release the other Partners from the performance of such Obligations.

23.10                 Severability

Should any provision of this Agreement be deemed in contradiction with the Laws of any jurisdiction in which it is to be performed or otherwise be unenforceable for any reason, such provision will be deemed null and void, but this Agreement will remain in force in all other respects and in all other jurisdictions. Should any provision of this Agreement be or become ineffective because of changes in Applicable Law or the interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of Law, the validity of the other provisions of this Agreement will not be affected thereby. If such circumstances arise, the Parties will negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by Applicable Law.

23.11                 Third Persons

Except as expressly provided in this Agreement, nothing herein expressed or implied is intended or will be construed to confer upon or to give any Person not a party hereto any rights to remedies under or by reason of this Agreement.

23.12                 Remedies

All rights and remedies under this Agreement are cumulative and in addition to other rights or remedies under this Agreement or any Applicable Law.

23.13                 Calculation of Time Periods

When calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date which is the reference day in calculating such period will be excluded. If the last day of such period is not a Business Day, the period in question will end on the next following Business Day. Time will be of the essence of this Agreement.

23.14                 Conflicts

If there is a conflict or inconsistency between any provision of the main body of this Agreement and any Exhibit to this Agreement, the provision contained in the main body of this Agreement will govern and prevail to the extent of the conflict or inconsistency.

23.15                 Working Capital Settlement

(a)                                 Dowa hereby acknowledges that, as of the Effective Date the Corporation has positive net working capital that will benefit the Corporation. Exhibit A includes the listing the current assets and current liabilities line items of the Corporation. Following receipt delivery by the Corporation to Dowa and SSMRC Parent of a mandate (special instruction) to make such payment on the Corporation’s behalf, Dowa agrees to pay SSMRC Parent an amount equal to the current assets and surface access deposits (in an amount not to exceed $325,000), net of current liabilities (based on the line items listed in Exhibit A) determined in accordance with GAAP and in a manner consistent with past practice, in each case as of the Effective Date (the “Working Capital Amount”), in a separate settlement by March 31, 2015, unless extended by agreement or in accordance with Section 23.15(c). The Working Capital Amount paid to SSMRC Parent will be counted toward and deemed to be a payment on account of the Earn-In Fee, and Dowa will be credited with such payment immediately upon its payment to SSMRC.

(b)                                 Draft Working Capital Statement. As soon as reasonably practicable following the Effective Date, and in any event within thirty (30) calendar days thereof, the Corporation shall prepare and deliver to Dowa a draft computation (the “Draft Computation”) of the Corporation’s calculation of the Working Capital Amount, in a form consistent with Exhibit A. The Draft Computation shall be prepared in accordance with GAAP and the past practices of the Corporation (so long as such practices are in accordance with GAAP) and shall also include any prepaid amounts that extend beyond one year from the date of this Agreement (the “Working Capital Principles”). From and after the Effective Date until the Determination Date (as defined below), the Corporation and its auditors will make available to Dowa and its auditors, as promptly as is commercially reasonable upon the request of Dowa, such employees and advisors that are directly relevant to the preparation of the calculations reflected in the Draft Computation and all records and work papers specifically referenced in the Draft Computation and such additional documents that are reasonably relevant thereto.

(c)                                  Determination Procedures. Within thirty (30) calendar days after its receipt of the Draft Computation, Dowa may provide the Corporation and SSMRC Parent with a written notice of any disagreement with the Draft Computation setting forth in reasonable detail those items and amounts that Dowa disputes (the “Dispute Notice”); provided, however, that any Dispute Notice may only include objections based on Dowa’s belief that (x) the Draft Computation included assumptions or applied principles that conflict with the Working Capital Principles, this Section 23.15 or the applicable definitions in this Agreement or otherwise was not determined in accordance with the Working Capital Principles, Section 23.15 or the applicable definitions in this Agreement or (y) the Draft Computation contained mathematical errors. If Dowa delivers a Dispute Notice with respect to some, but not all, of the items or amounts included in the Draft Computation within such thirty (30) day period, then Dowa shall be deemed to have agreed with the Corporation’s calculations of all items and amounts set forth in the Draft Computation that were not disputed in such duly and timely delivered Dispute Notice. If no such Dispute Notice is received by the Corporation and SSMRC Parent on or prior to the close of business on the last day of such thirty (30) calendar day period, the Draft Computation and the calculation of Working Capital Amount set forth therein shall be deemed accepted by Dowa. If any such Dispute Notice is timely provided, the Corporation and Dowa shall use their commercially reasonable efforts for a period of thirty (30) days (or such longer period as they may mutually agree in writing) to resolve any disagreements with respect to the Draft Computation or the calculation of the Working Capital Amount. If, at the end of such period, they are unable to resolve such disagreements, then the Independent Accounting Firm shall resolve any remaining disagreements. The Corporation and Dowa shall use their commercially reasonable efforts to cause the Independent Accounting Firm to review those items or amounts remaining in dispute as promptly as practicable, but in any event within thirty (30) days of the date on which such Dispute Notice is referred to the Independent Accounting Firm. The Independent Accounting Firm will review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with the Working Capital Principles. The scope of the disputes to be arbitrated by the Independent Accounting Firm is limited to whether the Draft Computation or the calculation of Working Capital Amount was prepared in a manner consistent with the Working Capital Principles and the applicable definitions in this Agreement, and whether there were mathematical errors in determining the Working Capital Amount, and the Independent Accounting Firm is not to make any other determination. The Independent Accounting Firm’s decision shall be based solely on the relevant work papers and books and records relating to the Corporation and its Subsidiaries and the written submissions by Dowa and the Corporation and their respective representatives and not by independent review. The Independent Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. All negotiations pursuant to this Section 23.15 shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Accounting Firm shall be treated as confidential information. The Independent Accounting Firm shall be bound by a mutually agreeable confidentiality agreement. The fees, costs and expenses of the Independent Accounting Firm shall be allocated to SSMRC Parent based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Accounting Firm (the “Accounting Firm Allocation”). The Accounting Firm Allocation will be settled by SSMRC Parent and Dowa in a manner consistent with such allocation within ten (10) days after the Determination Date. The determination of the Independent Accounting Firm shall be set forth in a written statement delivered to Dowa, the Corporation and SSMRC Parent and shall be final, conclusive and binding on the parties, absent fraud or manifest error. The date on which the Draft Computation and the Working Capital Amount is finally determined in accordance with this Section 23.15 is hereinafter referred to as the “Determination Date.”

23.16                 Acknowledgement of Prior Distribution

Dowa hereby acknowledges that, prior to the Effective Date, the Corporation received cash proceeds pursuant to the Divestiture in an amount equal to $1,011,752, and subsequent thereto distributed such cash proceeds to SSMRC LuxCo. Dowa further acknowledges and agrees that it has no rights with respect to the cash so distributed.

23.17                 SSMRC Parent Guarantee

SSMRC Parent hereby absolutely, unconditionally and irrevocably guarantees the prompt and complete performance of all of the terms, covenants, conditions and provisions to be performed by SSMRC LuxCo pursuant to this Agreement, and shall perform such terms, covenants, conditions and provisions upon the default or non-performance thereof by SSMRC LuxCo.

[Signature page follows]

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the date first above written.

DOWA METALS & MINING CO., LTD.		SUNSHINE SILVER MINING & REFINING CORPORATION

By:	/s/ Akira Sekiguchi	By:	/s/ Stephen Orr
	Akira Sekiguchi, President		Stephen Orr, Executive Chairman & CEO

LOS GATOS LUXEMBOURG S. AR. L.		MINERA PLATA REAL, S. DE R.L. DE C.V.

By:	/s/ Stephen Orr	By:	/s/ Philip Pyle
	Stephen Orr, Manager		Philip Pyle, Director General

OPERACIONES SAN JOSÉ DE PLATA

By:	/s/ Alberto M. Vazquez
Alberto M. Vazquez, Manager

SERVICIOS SAN JOSÉ DE PLATA

By:	/s/ Alberto M. Vazquez
Alberto M. Vazquez, Manager

[Signature Page to Unanimous Omnibus Partner Agreement]

EXHIBIT A.

PROPERTY AND ASSETS OF THE CORPORATION

[ATTACHED]

Exhibit A

Minera Plata Real Current Assets and Current Liabilities, Fixed Asset, and Concessions Listing

Current Assets:	As of 10/31/14 (USD)
Cash	360,832
Current asset	14,126
Prepaid expenses	208,000
VAT Receivable	425,511
VAT Receviable Pending	13,536
1,022,005

Surface Access Deposits	321,740
Total Assets for Working Cap	1,343,745

Current Liabilities:
Accounts payable	(93,694)
Salaries and wages payable	(21,821)
Accrued bonus	(25,452)
Total Liabilities for Working Cap	(140,967)

Mineral Plata Real Fixed Assets

FF&E

MATERIAL PARA ANAQUELES

PP&E

Tanque Superficial de Concreto

Presa de Concreto

Cisterna Rotoplas

Presa de Concreto

Planta de luz

Vehicles

RAM 2500 ST 4X4 STD

RAM 2500 ST 4X4 AC

RAM 2500 CREW CAB SLT

Adiciones al Equipo

RAM 2500 Crew SLT 4x4

RAM 2500 SLT Regular Cab

RAM 2500 CREW 4X4 (Pick up)

Land Assets

Tierra Prieta Ranch

Las Amapolas Ranch

Santa Ana Ranch

El Rodeo Ranch

La Pila Ranch

La Cueva del Cobrestante Ranch

Bodega de Nucleos Ranch

El Peñasco Ranch

El Peñasco II Ranch

Las Amapolas Sur Ranch

(see supplement detail of owned and leased land/rights on pg 2.)

Minera Plata Real Concessions

	Lote	Title	Hectáreas	Expedición	Expiration
1	Los Gatos	231498	19,711.6889	4-Mar-08	3-Mar-58
2	Los Gatos 2	228950	10,719.5765	22-Feb-07	21-Feb-57
3	Los Gatos 3	231076	27.2846	16-Jan-08	15-Jan-58
4	Mezcalera	228249	4,991.6263	17-Oct-06	16-Oct-56
5	Mezcalera 2 Fracción I	228929	39.2621	21-Feb-07	20-Feb-57
6	Mezcalera 2 Fracción II	228930	26.1402	21-Feb-07	20-Feb-57
7	Mezcalera 2 Fracción III	228931	29.0859	21-Feb-07	20-Feb-57
8	Paula Adorada	223392	40.0000	9-Dec-04	8-Dec-54
9	Gavilana	237137	10.0000	19-Nov-10	18-Nov-60
10	San Luis	236908	16.0000	5-Oct-10	4-Dec-60
11	La Gavilana Fraccion I	237461	44.0000	21-Dec-10	20-Dec-60
12	Los Estados Fraccion I	237694	9.0000	25-Apr-11	25-Apr-61
13	Los Estados Fraccion II	237695	44.0000	25-Apr-11	25-Dec-61
14	Los Gatos 4	238511	52,596.9673	23-Sep-11	22-Sep-61
15	San Luis 2	238694	42.3904	18-Oct-11	17-Oct-61
16	Los Veranos	238573	14,739.8002	23-Sep-11	22-Sep-61
17	San Luis 3	240452	0.0111	23-May-12	22-May-62
			103,086.8335

Owned Properties:

1.              La Cueva Ranch, property acquire in terms of the Public Deed Number 12,795, dated August 16, 2011, granted in front of the notary public number 2 of Jimenez District of Chihuahua State, Attorney at Law Leonel Pérez Hinojosa, with a total area 71-30-90 hectares, with a total price of S 22’041,012.00 pesos.

2.              Santa Ana Ranch, property acquire in terms of the Public Deed Number 17,338, dated May 19, 2011, granted in front of the notary public number 5 of Hidalgo del Parral of Chihuahua State, Attorney at Law José Sergio Miller Mata, with a total area 301-35-53 hectares, with a total price of S 858’862.74 dollars.

3.              El Rodeo Ranch, property acquire in terms of the Public Deed Number 17,389, dated June 6, 2011, granted in front of the notary public number 5 of Hidalgo del Parral of Chihuahua State, Attorney at Law José Sergio Miller Mata, with a total area 253,9300 hectares, with a total price of S 685,611.00 dollars.

4.              La Cueva del Cobrestante Ranch, property acquire in terms of the Public Deed Number 12,800, dated August 17, 2011, granted in front of the notary public number 2 of Jimenez District of Chihuahua State, Attorney at Law Leonel Pérez Hinojosa, with a total area 1181-94-52.6280 hectares, with a total price of S 3’017,711.79 dollars.

5.              Four parcels of rural properties located in the town called San José del Sitio, Municipality of Satevo, Chihuahua, acquire in terms of the Public Deed Number 16,291, dated June 3, 2010, granted in front of the notary public number 5 of Hidalgo District of Chihuahua State, Attorney at Law José Sergio Miller Mata, with a total area 253-85-29 hectares, with a total price of $ 7’615,587.00 pesos.

Leased Properties:

1.              Contract celebrated on August 16, 2014, between MPR and María Esperanza Luevano Flores, for the use of the warehouse located at Industrias No. 6110, Colonia Nombre de Dios of the city of Chihuahua, Chihuahua, with a rent of $20,540.00 pesos plus V.A.T., less withholdings, each month. The term of the contract is for three years mandatory for both parties, counted as from August 15, 2014.

2.              Contract celebrated on April 01, 2011, between MPR and Liborio Quezada Trillo, for the use of the house of Núcleos and kitchen of the unnumbered property located in known street of San José del Sitio, Municipality of Satevo, Chihuahua, with a rent of $1,500.00 pesos monthly. The term of the contract is for one year, with the possibility to be postponed for additional periods of one year, provided that payment of rents is up to date and the lessor is given a written notice of its intention to extend the term, at least 30 days in advance upon expiration of each of the terms in question.

3.              Contract celebrated on April 01, 2011, between MPR and Sergio Alfonzo Quezada Ramirez, for the use of the house of offices of the unnumbered property located in known street of San José del Sitio, Municipality of Satevo, Chihuahua, with a rent of $2,000.00 pesos monthly. The term of the contract is for nine months, with the possibility to be postponed for additional periods of one year, provided that payment of rents is up to date and the lessor is given a written notice of its intention to extend the term, at least 30 days in advance upon expiration of each of the terms in question.

4.              Contract celebrated on October 26, 2014 (sic), between MPR and Víctor Manuel Terrazas Quezada, for the use and enjoyment, as a warehouse of the house occupied as offices of the unnumbered property located in known street of San José del Sitio, Municipality of Satevo, Chihuahua, with a rent of $2,000.00 pesos monthly, counted as from May 26, 2014. The term of the contract is for one year, counted as from October 1, 2013, with the possibility to be postponed for additional periods of one year, provided that payment of rents is up to date and the lessor is given a written notice of its intention to extend the term, at least 30 days in advance upon expiration of each of the terms in question.

5.              Contract celebrated on October 26, 2014 (sic), between MPR and Víctor Manuel Terrazas Quezada, for the use of the warehouse of the unnumbered property located in known street of San José del Sitio, Municipality of Satevo, Chihuahua, with a rent of $8,000.00 pesos monthly, counted as from May 26, 2014. The term of the contract is for one year, counted as from October 26, 2013, with the possibility to be postponed for additional periods of one year, provided that payment of rents is up to date and the lessor is given a written notice of its intention to extend the term, at least 30 days in advance upon expiration of each of the terms in question.

6.              Contract celebrated on February 25, 2010, between MPR and Leopoldo García Carrillo, for the use of the unnumbered home site in the main street of San José del Sitio, Municipality of Satevo, Chihuahua, with a rent of $4,000.00 pesos monthly. The term of the contract is for six months. Upon expiration of the term, if the lessee continues residing in the leasehold property, the term of the lease will be voluntary and may be terminated by notice given to the other party 15 days in advance, if done by the lessor, and 30 days in advance, if done by the lessee.

Gratuitous Loan Agreements:

1.              Contract celebrated on September 15, 2010, between MPR (lender) and David Mariñelarena Mariñelarena and Josefa Socorro Baca Quezada (Borrowers), granting on gratuitous loan a fraction of the rural property called Las Amapolas, located in the town of San José del Sitio of the Municipality of Satevo, State of Chihuahua (249-16- 36.087 hectares) for an indefinite term.

2.              Contract celebrated on August 16, 2011, between MPR (lender) and Sergio Morales Armendariz and Rene Morales Armendariz (Borrowers), granting on gratuitous loan a fraction of the rural property of the Hacienda known as “La Cueva del Cobrestante”, located in the town called San José del Sitio, Municipality de Satevo, Chihuahua. (1,574-54-45.128 hectares) for an indefinite term.

3.              Contract celebrated on June 3, 2010, between MPR (lender) and Estroberto Mariñelarena Mariñelarena and Lilia Trillo Martínez (Borrowers), granting on gratuitous loan four parcels of rural properties located in the town called San José del Sitio, Municipality of Satevo, Chihuahua, (with a total area 253-85-29 hectares,) for an indefinite term.

4.              Contract celebrated on June 6, 2011, between MPR (lender) and Reynaldo Marinelareña Marinelareña and Elva Josefina Baca Quezada (Borrowers), granting on gratuitous loan of 253-93-00 hectares of the rural property called El Rodeo, in the Municipality of Satevo, Chihuahua, for an indefinite term.

5.              Contract celebrated on May 19, 2011, between MPR (lender) and Jesús Enrique Sánchez Navarrete and Enrique Sánchez Esparza (Borrowers), and ratified in front of a Notary Public at the same date, granting on gratuitous loan of two fractions with 301- 35-53.478 hectares of total surface of the rural property located in “Santa Ana Ranch” in the Municipality of Satevo, Chihuahua, for a specified period of fifty years.

Temporary Occupancy of Land and Right of Way Agreements:

(a) Susana Baca Villa

1.              Temporary Occupancy contract dated August 17, 2011 and ratified before a notary public on the same date. MPR is authorized to carry out mining works on a fraction of the rural property called “Aguaje de Parras”, located in the town of San José del Sitio, Municipality of Satevo, Chihuahua. (2,094-56-02.654 hectares).

2.              Temporary Occupancy contract dated August 17, 2011 and ratified before a notary public on September 27, 2011. MPR is authorized to carry out mining works on a fraction of the rural property called “Aguaje de Parras”, located in the town of San José del Sitio, Municipality of Satevo, Chihuahua. (364-00-00 hectares)

3.              Right of Way Agreement dated August 17, 2011 and ratified before a Notary Public on the same date. Constitute in favor of MPR a right of way for the establishment of hydraulic piping for water conveyance and laying of power lines, at a fraction of the rural property called Parras Aguaje, located in the Municipality of Satevo, Chihuahua (447-53-79 hectares).

The fourth clause of the temporary occupancy contracts and the third clause of the right of way (easement) contract are modified according with a legal agreement submitted in front to the Seventh Civil Court of Chihuahua, Chihuahua, file 175/2013, in order to set forth that, as a minimum and on a mandatory basis, MPR shall pay, in reference to the fourth and fifth year of THE CONTRACTS in force, 25% of the value originally contracted, that is the amount of $83,822.66 dollars plus VAT no later than February 15, 2015 for the fourth year and the amount of $83,822.66 dollars plus VAT no later than January 5, 2016 for the fifth year of THE CONTRACTS in force, amounts which MPR must pay even if it does not carries out any exploration or exploitation mining activity on the land.

In the event that MPR desires to carry out mining exploration or exploitation activities that involve the use of machinery, it shall pay the unit prices originally established, which in no case may be lower than 50% of the original area of THE CONTRACTS, and the above referenced minimum payments will be considered as advances.

To guarantee the fulfillment of the pending considerations, MPR will open an account and maintain a sufficient balance in order to make the future payments, depositing in cash the amount of $167,645.31 dollars, which will remain invested in the account 958-9032176 of MPR at Banamex and will may only be withdrawed to effectuate the payments corresponding to the fourth and fifth years of the contracts in force, or else, by virtue of a court order due to default in the payments agreed, and in case that MPR pays directly to the owners the aforementioned amounts.

(b) Esteban Morales Bustillos y Romelia Rivero Chacón

1.              Temporary Occupancy contract dated August 17, 2011 and ratified before a notary public on the same day. MPR is authorized to carry out mining works on a fraction of the rural property called “Aguaje de Parras”, located in the town of San José del Sitio, Municipality of Satevo, Chihuahua. (1,971-44-70.128 hectares).

2.              Right of Way Agreement dated August 17, 2011 and ratified before a Notary Public on the same date, establishes right of way/easement (access of machinery, people and equipment for mining works, laying of aqueducts, power lines and carting of Minerals) over the rural property fraction called “AGUAJE DE PORRAS” located in San José del Sitio, Municipality of Satevo, Chihuahua (508-15-40.242 hectares)

The fourth clause of the temporary occupancy contracts and the third clause of the right of way (easement) contract are modified according with a legal agreement submitted in front to the Eighth Civil Court of Chihuahua, Chihuahua, file 193/2013, in order to set forth that, as a minimum and on a mandatory basis, MPR shall pay, in reference to the fourth and fifth year of THE CONTRACTS in force, 25% of the value originally contracted, that is the amount of $69,547.34 dollars plus VAT no later than February 15, 2015 for the fourth year and the amount of $69,547.34 dollars plus VAT no later than January 5, 2016 for the fifth year of THE CONTRACTS in force, amounts which MPR must pay even if it does not carries out any exploration or exploitation mining activity on the land .

In the event that MPR desires to carry out mining exploration or exploitation activities that involve the use of machinery, it shall pay the unit prices originally established, which in no case may be lower than 50% of the original area of THE CONTRACTS, and the above referenced minimum payments will be considered as advances.

MPR undertakes to carry out the drilling of a water well within the owners’ land, in the place indicated by them, with a depth of at least 250 meters and a minimum diameter of four inches, by December 31, 2014 at the latest.

(c) Oscar Andrés Aragón López

1.              Temporary Occupancy contract dated July 14, 2011 and ratified before a notary public on July 22, 2011, for twenty years from the date the contract was signed. Authorized MPR to carry out mining works on a fraction of the rural property called “Rancho La Pila”, Municipality of Satevo, Chihuahua (168-39-35 hectares), who agrees to pay the owner the amount of $ 21,049.19 US dollars per year.

(d) Carlos Primitivo Flores

1.              Temporary Occupancy contract dated July 14, 2011 and ratified before a notary public on August 19, 2011, for twenty years from the date the contract was signed. Authorized MPR to carry out mining works in the rural property called “El Vallecillo de las Amapolas” in the town of San José del Sitio, Municipality of Satevo, Chihuahua, with an area of 600-22-27 hectares, who agrees to pay the owner the amount of $ 75,027.83 US dollars per year.

Usufruct of Land:

1.              Usufruct of Communal Ejido Land agreement ratified in front of a Notary Public on April 13, 2012. MPR is authorized to carry out mining works over a total area of 463-01-36.24 hectares, composed of two parcels, one being communal use land with an area of 450-92-25.19 hectares and the other being collective exploitation land with an area of 12-09-11.05 hectares, both part of the Ejido called LA ESPERANZA, Municipality of Satevo, Chihuahua, for twenty years from the date the contract was signed, who agrees to pay the owner the amount of $ 57,876.70 US dollars per year.

EXHIBIT B.

MAJOR DECISIONS

The following are considered “Major Decisions”, which require Requisite Partner Approval; provided, however that if such Major Decision was included in any Approved Program or Approved Budget, there shall not be a separate requirement to obtain Requisite Partner Approval prior to taking action in respect thereto:

(a)                                 approval of any Program or Budget or Approved Alternative and any decision to proceed with the Development and exploitation of the Project;

(b)                                 termination of this Agreement or the Services Agreement;

(c)                                  approval of the terms of the Dowa Arranged Loan, any Project Financing or any loan from the Partners and any subsequent amendment, supplement, restatement, modification or replacement thereof;

(d)                                 the authorization of financing policies or loans, including the obtaining of credit of any kind (excluding export sales financing);

(e)                                  the timing, nature and amount of Capital Contributions (other than Emergency Capital Calls or Budgeted Capital Calls in respect of Approved Budgets) to be made by the Partners to the Corporation;

(f)                                   authorizing transactions between any Joint Venture Entity and a Partner or an Affiliate of a Partner other than the Services Agreements entered into on the date hereof, and the Offtake Agreement, but for greater certainty, authorizing any amendments to such agreements;

(g)                                  any Expansion, Modification or increase to the Area of Interest;

(h)                                 the establishment of any committee of the Corporation that reports to the Corporation Board or pursuant to which the Corporation Board has delegated any power or responsibility, and such committee’s composition, its powers and authority and its operating rules;

(i)                                     the voluntary surrender or abandonment of the tenements, mineral Claims, licenses or other similar rights by any Joint Venture Entity;

(j)                                    the selection of one or more Approved Alternatives;

(k)                                 any amendment to the Articles or By-laws, including those that purport to: create a new class of securities; alter the voting rights of any existing class of securities; or modify the transfer restrictions applicable to such securities;

(l)                                     any decision in relation to the merger, amalgamation or restructuring of any Joint Venture Entity with any other entity;

(m)                             the determination of any dividend other than as set forth in Article 15;

(n)                                 the creation of any security interest over any assets of a Joint Venture Entity in favor of any Person other than in connection with the Dowa Approved Loan or in the Ordinary Course of Business to secure Obligations properly approved by the Corporation Board up to $1 million in aggregate;

(o)                                 the appointment of a receiver, liquidator or administrator to any Joint Venture Entity, any proposal to wind up any Joint Venture Entity or make any composition or arrangement with creditors pursuant to Insolvency Laws;

(p)                                 the appointment, removal or replacement of the Auditors of the Joint Venture Entity;

(q)                                 costs, expenditure or commitment in excess of 10% per Expense Category contained in an Approved Budget;

(r)                                    execution, termination, amendment, variation, novation, assignment, extension or waiver of rights under any contract (written or oral) to which the Corporation or any other subsidiary entity is a party:

(i)                                     relating to the purchase and sale of minerals or concentrates;

(ii)                                  with an annual contract value of more than $500,000; or

(iii)                               with a term of longer than three years;

(s)                                   assumption of liabilities by any Joint Venture Entity, including any of such parties being liable under any guarantee or indemnity, or similar arrangement under which any of such parties may incur liability in respect of the financial obligation of any other Person other than in the Ordinary Course of Business of such Joint Venture Entity in excess of $10 million individually, or in aggregate in any Fiscal Year;

(t)                                    the submission or termination of or a material amendment or variation to a Governmental Authorization by any Joint Venture Entity;

(u)                                 any decision to commence an initial public offering or similar public markets transaction with respect to any Joint Venture Entity (but, for the avoidance of doubt, not SSMRC Parent);

(v)                                 the sale, transfer, lease, assignment, disposal or acquisition of assets (including, without limitation, mining concessions) or any contract to do so by the Joint Venture Entities where the aggregate market value of such assets or the consideration in respect of the sale or acquisition of such assets is in excess of $500,000 individually, or in aggregate in any Fiscal Year;

(w)                               the commencement or settlement of any litigation, arbitration or other proceedings that will cause, or is likely to cause, the Corporation to incur liabilities, Losses, damages, costs or expenses (excluding legal costs) in excess of $500,000, in aggregate (other than with respect to a dispute among the Parties);

(x)                                 the dissolution, liquidation or approval of an Insolvency Event with respect to any Joint Venture Entity;

(y)                                 the sale of all or substantially all of the assets of any Joint Venture Entity;

(z)                                  the admission of new Partners and the issuance of previously unissued Shares in any Joint Venture Entity from treasury other than as a result of a Transfer permitted pursuant to the terms of this Agreement;

(aa)                          any decision to suspend Operations for more than six months, or any final shut-down of Operations; and

2

(bb)                          any change to the Fiscal Year after the initial determination by the Corporation Board.

3

EXHIBIT C.

INITIAL PROGRAM AND BUDGET

[ATTACHED]

Exhibit C

Los Gatos Project

2015- 2016 Feasibility Study Budget

		2015 Fundings
	2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2015
Definition Drilling	—	1,000,000	1,500,000	1,500,000	1,000,000	$5,000,000

Exploration Studies	—	250,000	250,000	250,000	250,000	1,000,000

Ramp Construction	—	500,000	4,000,000	3,000,000	3,000,000	10,500,000
Contingency		81,500	652,000	489,000	489,000	1,711,500
Total Ramp Construction		581,500	4,652,000	3,489,000	3,489,000	12,211,500

Purchase of Rancho La Cueva	—	—	3,500,000	—	—	3,500,000

Studies and Permitting:
New Resource Study	—	—	—	—	—	—
Hydrogeological Studies	—	—	160,000	160,000	180,000	500,000
Geotechnical Studies	—	—	180,000	180,000	240,000	600,000
Metallurgical Studies	—	—	160,000	160,000	180,000	500,000
Environmental Studies	—	—	160,000	160,000	180,000	500,000
Power Line Permitting	—	—	100,000	100,000	200,000	400,000
Final Feasibility Study	—	—	—	—	400,000	400,000
Contingency		—	97,800	97,800	195,600	391,200
Studies and Permitting Total		—	857,800	857,800	1,575,600	3,291,200
General and Administrative
Concession Cost	—	100,000	—	100,000	—	200,000
Property Taxes	—	—	70,000	—	—	70,000
Surface Land Access	—	150,000	—	70,000	—	220,000
Labor, Camp, Admin	—	125,000	125,000	125,000	125,000	500,000
Legal Costs	—	37,500	37,500	37,500	37,500	150,000
Bookkeeping Costs	—	37,500	37,500	37,500	37,500	150,000
Additional Labor	—	45,000	145,000	145,000	145,000	480,000
Management Fee & Direct Charges	—	150,000	150,000	150,000	150,000	600,000
Dowa Employee Charges	—	50,000	50,000	75,000	100,000	275,000
Kornferry Recruitment Costs	—	100,000	—	—	—	100,000
Dowa CES Costs	649,661	—	—	—	—	—
Contingency		36,950	36,950	43,200	49,450	166,550
Total General and Administrative	649,661	831,950	651,950	783,200	644,450	2,911,550
Total Costs	649,661	2,663,450	11,411,750	6,880,000	6,959,050	27,914,250

Unallocated Contingency	—					—
Total Costs & Contingency	$649,661	$2,663,450	$11,411,750	$6,880,000	$6,959,050	$27,914,250

Note: Budget Catagories in Bold and Italics

Exhibit C

Los Gatos Project

2015- 2016 Feasibility Study Budget

	2016 Fundings						Contingency
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2016	Total	0.0%	16.3%	25.0%
Definition Drilling	—	—	—	—	$—	$5,000,000	$—

Exploration Studies	250,000	250,000	250,000	250,000	1,000,000	2,000,000	—

Ramp Construction	4,000,000	4,000,000	2,500,000	—	10,500,000	21,000,000		3,423,000
Contingency	652,000	652,000	407,500	—	1,711,500	3,423,000
Total Ramp Construction	4,652,000	4,652,000	2,907,500	—	12,211,500	24,423,000

Purchase of Rancho La Cueva	—	—	—	—	—	3,500,000	—

Studies and Permitting:
New Resource Study	—	—	100,000	200,000	300,000	300,000	—
Hydrogeological Studies	180,000	160,000	160,000	—	500,000	1,000,000		163,000
Geotechnical Studies	100,000	50,000	50,000	—	200,000	800,000		130,400
Metallurgical Studies	200,000	300,000	500,000	—	1,000,000	1,500,000	—
Environmental Studies	180,000	160,000	160,000	—	500,000	1,000,000		163,000
Power Line Permitting	100,000	—	—	—	100,000	500,000		81,500
Final Feasibility Study	400,000	400,000	400,000	800,000	2,000,000	2,400,000		391,200
Contingency	156,480	125,510	125,510	130,400	537,900	929,100
Studies and Permitting Total	1,316,480	1,195,510	1,495,510	1,130,400	5,137,900	8,429,100	—	929,100	—
General and Administrative
Concession Cost	150,000	—	150,000	—	300,000	500,000	—
Property Taxes	—	70,000	—	—	70,000	140,000	—
Surface Land Access	150,000	—	70,000	—	220,000	440,000	—
Labor, Camp, Admin	125,000	125,000	125,000	125,000	500,000	1,000,000	—
Legal Costs	37,500	37,500	37,500	37,500	150,000	300,000	—
Bookkeeping Costs	37,500	37,500	37,500	37,500	150,000	300,000	—
Additional Labor	162,500	162,500	162,500	162,500	650,000	1,130,000	—
Management Fee & Direct Charges	150,000	150,000	150,000	150,000	600,000	1,200,000		195,600
Dowa Employee Charges	100,000	75,000	50,000	50,000	275,000	550,000			137,500
Kornferry Recruitment Costs	—	—	—	—	—	100,000	—
Dowa CES Costs	—	—	—	—	—	649,661	—
Contingency	49,450	43,200	36,950	36,950	166,550	333,100
Total General and Administrative	961,950	700,700	819,450	599,450	3,081,550	6,642,761	—	195,600	137,500
Total Costs	7,180,430	6,798,210	5,472,460	1,979,850	21,430,950	49,994,861	—	4,547,700	137,500
Unallocated Contingency					—	—
Total Costs & Contingency	$7,180,430	$6,798,210	$5,472,460	$1,979,850	$21,430,950	$49,994,861

Note: Budget Catagories in Bold and Italics

EXHIBIT D.

FORM OF OFFTAKE AGREEMENT

[ATTACHED]

Exhibit D

Form of Offtake Agreement

This Agreement is hereby agreed as of MM/DD/YY.

Between:	DOWA METALS & MINING CO., LTD.

14-1, Sotokanda, 4-Chome

Chiyoda-ku, Tokyo 101-0021

JAPAN

(hereinafter called “Buyer”)

and

MINERA PLATA REAL, S. DE R.L. DE C.V.

(hereinafter called “Seller”)

Buyer agrees to buy, accept delivery of and pay for and Seller agrees to sell and deliver to Buyer Los Gatos Zinc Concentrates which will be produced from Los Gatos Mine, Chihuahua state, the United Mexican States under the following terms and conditions.

1.                                      DEFINITIONS

(a)                                 The terms “tonne” and “metric ton” mean 2,204.62 pounds or 1,000 kilograms, wet or dry basis as specifically stated herein.

(b)                                The term “unit” used in relation to any quantity of concentrates means 1% of the net dry weight thereof.

(c)                                 The abbreviation “WMT” means wet metric ton(s).

(d)                                The abbreviation “DMT” means dry metric ton(s).

(e)                                 Amounts of money stated in US$ and US￠ (Dollars and Cents) and references to the lawful currency to the United States of America.

(f)                                  The terms “ounce” and “troy ounce” mean 31.1035 grams.

(g)                                 The terms “kg” means kilogram.

(h)                                The terms “CIF” means CIF as defined in Incoterms published in 2010

(i)                                    The terms “IMSBC” means the International Maritime Solid Bulk Cargoes Code for Safe Practice as amended from time to time.

(j)                                   The terms “PPM” means parts per million.

(k)                                The terms “Calendar Year” means any year commencing January 1 and ending December 31.

(l)                                    The terms “Date of Arrival” means the date of tender of the Notice of Readiness for discharge

1

of the carrying vessel is tendered at the port of discharge.

(m)                           The terms “laytime” means the number of weather working days (or part thereof) in which Buyer has to discharge each shipment of concentrates from the carrying vessel and is to be calculated by dividing the number of wet tonnes of Bill of Lading discharged for each shipment by the discharge rate guaranteed by Buyer.

(n)                               The terms “demurrage” means the amount payable by Buyer to Seller for not discharging the carrying vessel within the laytime allowed.

(o)                               The terms “dispatch” means the amount payable by Seller to Buyer for discharging the carrying vessel prior to the termination of laytime.

(p)                               The terms “business day” means a calendar day excepting for Saturday, Sunday or holidays in Japan, Mexico and the USA.

(q)                               The term “smelter” means Buyer’s Iijima zinc smelter in Akita, Japan.

(r)                                  The term “Partner Agreement” means that certain Unanimous Omnibus Partner Agreement by and among Buyer, Seller, [OpCo], [EmployerCo], Los Gatos Luxembourg S. ar. L. and Sunshine Silver Mining & Refining Corporation, dated as of [ ], 2014.

2.                                      QUALITY

(a)                               In this Agreement the terms “Concentrates” shall mean Los Gatos zinc concentrates produced by Seller at its own Los Gatos Mine in Chihuahua, Mexico..

It is estimated that the typical analysis of Concentrates to be generally in accordance with Seller’s assays as follows; (Note: To be determined during Feasibility Study in 2015-2016)

2

Zn	%
Au	gram/dmt
Ag	gram/dmt
Pb	%
Cu	%
Fe	%
S	%
As	%
F	PPM
Sb	%
Hg	PPM
Cd	%
Al2O3%
Bi	%
MgO	%
SiO2%
CaO	%
BaSO4%
Sr	%
Insol.	%
Ni	PPM
Co	PPM

In the event that the composition of Concentrates sold hereunder departs from the composition described above, Buyer and Seller will negotiate in good faith with full disclosure to overcome any financial hardship or technical difficulty which Buyer may suffer as a result thereof.

(b)                                 The moisture content of each shipment of Concentrates shall not exceed the transportable moisture limit provided in the “IMO” Bulk Cargo Code then in effect.

3.                                    QUANTITY

(a)                                 During the term of this Agreement, Seller shall sell and Buyer shall purchase all of the annual Concentrates production.

(b)                                 To establish the quantity to be shipped pursuant to this Agreement during a given Calendar Year (hereinafter called a “Shipment Year”), Seller shall advise Buyer of the estimated Concentrates production for that Shipment Year by October 31 of the immediately preceding Calendar Year and Seller shall then declare the quantity of Concentrates (hereinafter called “Contractual Quantity”) to be shipped during such Shipment Year by November 30 of the immediately preceding Calendar Year. If there appears to be any substantial change in the estimated Concentrates production or the Contractual Quantity as declared in accordance

3

with the above, Seller shall immediately give notice to Buyer of such change and both parties shall attempt in good faith to resolve any problems raised thereby.

(c)                                  Notwithstanding the foregoing, all quantities of Concentrates declared pursuant to this Agreement shall be plus or minus 10% at Seller’s option.

4.                                      DURATION / NEGOTIATION

(a)                                 This Agreement shall be effective from the date hereof and shall remain in full force and effect until MM/DD/YY (the “Initial Period”). Thereafter it shall continue from year to year until Buyer gives a written notice of the termination of this Agreement to the other party not less than twelve (12) months by the end of the Initial Period or the then current Calendar year, as the case may be. Notwithstanding anything in this Agreement to the contrary this Agreement may be terminated pursuant to Section 13.1 of the Partner Agreement in accordance with the provisions set forth therein.

(b)                                 Subject to the foregoing, the intention of both parties is for the contract to continue after the Initial Period as long as Concentrates are produced.

(c)                                  Commercial terms, as provided in Clauses 9, 10, 11 and 12 shall be negotiated in good faith and agreed between Buyer and Seller taking into consideration the prevailing world market for zinc concentrate in which a shipment of Concentrates are scheduled, or such other time as may be agreed; provided, however, in the case of 20XX the applicable commercial terms shall be as set forth in Appendix A attached hereto. Both parties shall consider not only the prevailing international terms and conditions also those in contracts delivered to Japan.

(d)                                 Notwithstanding the foregoing, Buyer and/or Seller may request additional commercial terms other than those referred to in Clauses 9, 10, 11 and 12 for negotiation together with them, if such new additional terms are justified as competitive International and Japanese market conditions for zinc concentrates with volumes, specifications and other terms and conditions similar to those in this Agreement.

5.                                      SHIPMENT

(a)                                 Seller shall arrange and pay for shipment in bulk of Concentrates, as specified in Clause 3, to the port of discharge nominated by Buyer for each shipment in accordance with Clause 6.

(b)                                 Seller shall deliver Concentrates on a vessel which shall meet berth accommodation restrictions details in Appendix B attached hereto.

6.                                      DELIVERY

(a)                                 Each shipment of Concentrates shall be delivered in bulk by Seller to Buyer CIF FO (Free Out)

4

Akita, Japan.

(b)                                 Buyer shall be responsible for arranging and shall pay all costs of discharge of Concentrates from the carrying vessel’s hold(s).

(c)                                  The carrying vessel used by Seller shall be classified highest Lloyd’s registration or equivalent and shall be no more than fifteen (15) years of age (provided, however, the age of the nominated vessel exceeds fifteen (15) years, Buyer will accept the vessel with her age of not more than twenty (20) years subject to the condition that any extra insurance on cargo by reason of age shall be for the Seller’s account), single deck, bulk carrier or flush-tween, otherwise suitable to discharge the Concentrates by grab having fully flat and unobstructed tank top without any protruding structures which might be hindrance for the performance of normal grab discharge and/or the use of payloaders in holds. Spout trimming must be observed at loading port, not leveling. No Concentrates to be stowed in bridge spaces, deep tanks or other spaces inaccessible to mechanical grabs for discharging. Any extra expenses incurred in discharging by reason of stowage in excepted places shall be for account of Seller and any time so lost and above the usual time required for grab discharge is not to count as laytime.

(d)                                 Seller has responsibility to perform the delivery of the Concentrates to the port of discharge nominated by Buyer at Seller’s own costs, even in case of loss or damage to the Concentrates or expense if caused by insolvency or financial default of owners, managers, charterers, or operators of the carrying vessel.

(e)                                  For discharge at Akita, Japan, Buyer guarantees a discharge rate of 2,500 wet tonnes per weather working day of 24 consecutive hours, Sundays, legal, local and customary holidays excepted unless used. If used, actual time used to count as laytime used. Laytime shall commence at 08:00 a.m. of the immediately next working day after the carrying vessel has tendered Notice of Readiness for discharge, unless sooner commenced, whether in berth or not, but only after free pratique is granted. Notice of Readiness is to be tendered during office hours only from 08:00 a.m. to 05:00 p.m., Monday through Friday, and 0:900 a.m. to 12:00 p.m. on Saturday that the performing vessel is ready in all respects to start discharging operations, whether in berth or not, after it has arrived at the port of discharge.

(f)                                   Demurrage or dispatch money (as applicable) at the port of discharge shall be for Buyer’s account at those rates in Seller’s Charter Party for each shipment, provided that such rates are approved by Buyer, prior to each shipment.

5

7.                                      TITLE AND RISK

Title to the Concentrates shall pass from Seller to Buyer upon Seller’s receipt of the first provisional payment.

Risk of loss or damage to the Concentrates shall pass from Seller to Buyer when the Concentrate passes over the carrying vessel’s rail at the port of loading.

8.                                      PRICE

The purchase price payable by Buyer to Seller for Concentrates sold and delivered hereunder, shall be the sum of the amounts payable for metal contained in Concentrates determined pursuant to Clauses 4(c), 9 and 11 of this Agreement, less the applicable deductions determined pursuant to Clauses 4(c) and 10 of this Agreement.

9.                                      METAL PAYMENT

Metal payment and metal price to be applicable for the shipments in each Calendar Year shall be agreed between Buyer and Seller in accordance with Clause 4 of this Agreement.

10.                               DEDUCTIONS

TREATMENT CHARGE AND ESCALATORS / DE-ESCALATORS

The treatment charge and escalators/de-escalators to be applicable for the shipments in each Calendar Year shall be agreed between Buyer and Seller in accordance with Clause 4 of this Agreement.

PENALTIES

Penalties to be applicable for the shipments in each Calendar Year shall be agreed between Buyer and Seller in accordance with Clause 4 of this Agreement.

11.                               QUOTATIONAL PERIOD

The quotational period to be applicable for the shipments in each Calendar Year shall be agreed between Buyer and Seller in accordance with Clause 4 of this agreement.

12.                               SETTLEMENT ~~PAYMENT~~

(a)                                 All invoices shall be prepared and issued by Seller in US$. All payments shall be made by telegraphic transfer to such banks as Buyer and Seller, as the case may be, shall designate from time to time.

6

(b)                                Seller shall present the following shipping documents to Buyer, not later than seven (7) business days after the date of each shipment of Concentrates at the port of loading:

(i)             Full set of negotiable clean on board Bills of Lading showing ~~f~~Freight Pre-paid, made out to the order of Buyer and endorsed in blank.

(ii)          The original Certificate of Insurance duly endorsed by Seller to Buyer

(iii)       Seller’s Weight and Assay Certificate

(iv)      Seller’s Provisional Invoice based on shipped weight, Seller’s provisional assays and prices upon the last market day prior to the date of Bills of Lading.

The payment details to be applicable in each Calendar Year of shipments shall be agreed between Buyer and Seller in accordance with Clause 4 of this Agreement.

(c)                                 For each shipment, payment of the balance due to Seller will be made three (3) business days after presentation of Seller’s final invoice based on actual weight determined in accordance with Clause 14, final assays determined in accordance with Clause 15 and final price determined in accordance with Clause 8, 9, 10 and 11. If the final price in Seller’s final invoice is lower than the provisional payment, Seller shall remit to Buyer by telegraphic transfer within three (3) business days after presentation of Seller’s final invoice, the excess of the provisional payment received by Seller.

(d)                                Total and Partial loss:

(i)             Should a part of any shipment of Concentrates be lost or damaged after loading aboard the carrying vessel and before completion of weighing, sampling and determination of moisture in accordance with Clause 14, final settlement will be made as soon as all the necessary details are available based on Seller’s provisional invoice weight and the agreed assays as provided in Clause 15 on that part of the Concentrates which has been safely delivered and otherwise in accordance with the terms of this Agreement.

(ii)          Should shipment of Concentrates be lost or damaged after the risk of loss or damage passes from Seller to Buyer, then final settlement will be made based on Seller’s provisional invoice weight and assays and the terms provided in Clause 8 hereof.

(iii)       For the purpose of determination of the quotational period in case of total loss or damage to Concentrates, the carrying vessel will be deemed to have arrived at the port of discharge 30 days after the date of Bill of Loading.

7

13.                               INSURANCE

(a)                                Seller at its own expense shall arrange and place marine insurance on each shipment with the internationally reputable and first-rate insurance company.

Such insurance shall:

(i)             Be placed provisionally for the amount of 110% of the CIF value determined at the time of shipment subject to the adjustment at 110% of the final CIF value determined in accordance with Clauses 8, 9, 10, 11, 12, 14 and 15 of this Agreement.

(ii)          Be in favour of Buyer, giving Buyer the right to claim and collect from the underwriters. Buyer’s obligation to pay for Concentrates pursuant to this Agreement shall not change or be affected by any insurance claim as long as the insurance is duly placed by Seller in accordance with this Clause of this Agreement.

(iii)       Cover Concentrates against all risks of any physical loss or damage from any cause from the time when they shall have epassed the ships rail at the port of loading until the final destination of receiving smelter.

(iv)      Include the following conditions:

Institute Cargo Clause (A) 1/1/82. War risks subject to Institute War Clauses (Cargo) 1/1/82, the risks of Strikes, Riots and Civil Commotions subject to Institute Strikes Clauses (Cargo) 1/1/82, also cover the risks of heat and spontaneous combustion howsoever caused, but exclude the claims for normal shortage in the ordinary course of transit.

(b)                                Vessels chartered by Seller shall comply with the London Institute Classification Clause.

14.                               WEIGHTING, SAMPLING AND DETERMINATION OF MOISTURE

(a)                                 Weighing, sampling and determination of moisture of Concentrates shall be carried out immediately after discharge of from the carrying vessel at Buyer’s risk and expense.

(b)                                 Weighing and sampling shall be carried out in lots of approximately 500 WMT each or as may be ~~mutually~~ agreed between Seller and Buyer and the moisture content of each lot shall be determined separately.

Each lot shall form a separate and complete delivery for the purpose of this Agreement.

Each sample shall be delivered into 6 parts — two each for Buyer and Seller, one for umpire analysis, and one to be held in reserve by Seller’s nominee.

(c)                                  Seller shall have the right to be represented at the carrying vessel’s discharge, weighing, sampling and determination of moisture at its own expense.

15.                               ASSAYS

(a)                                 From the samples taken from each lot in accordance with Clause 14, the assays of metal contents shall be determined independently by Buyer and Seller or their respective nominees in accordance with international practice.

8

(b)                                 Within 45 calendar days after completion of discharge at the port of Akita, Japan, Buyer and Seller notify each other that they are ready to exchange the results of their respective assays. Provided, however, that the contingency may keep Buyer or Seller from being ready to exchange the results within such 45 days, the party affected shall notify the other party of such case immediately and the parties shall discuss and agree newly the time of the exchange on the specific shipment.

The initiative to notify should be taken by either party immediately when its results are available.

(c)                                  The assay results on the laboratory Certificate of Analysis shall then be exchanged between Buyer and Seller by registered crossing mail or as otherwise agreed.

(d)                                 Should ~~be~~ the difference between Buyer’s and Seller’s results for a lot be not more than:

Cadmium	:	%
Iron	:	%
Arsenic	:	%
Mercury	:	PPM
Fluorine	:	PPM

then the exact mean of the 2 results shall be taken as the agreed assay and shall govern for all purpose herein.

If the difference between Buyer’s and Seller’s assay results for a lot is greater than the aforesaid limits, unless Buyer and Seller agree to average the said difference (in which event that assay shall be conclusive in respect of the relevant lot), the samples of material taken from the relative lot for Umpire analysis in accordance with Clause 14, shall be sent for Umpire analysis to:

SGS NETHERLAND B.V.

Malledjik 18

Postbus 200

3200 AE Spijkenissse

THE NETHERLANDS

or

Alfred H. Knight International Ltd.

Eccleston Grange

Prescot Road

St. Helens

Merseyside WA10 3BQ

England

or

9

Alex Stewart International Corporation

21 Sefton Business Park

Netherton, Liverpool

Merseyside

L30 1RD

England

acting in rotation, or any mutually acceptable laboratory(ies).

(e)                                  Should the umpire assay falls between the results of the two parties, the arithmetical mean of the umpire assay and the assay of the party whose results are nearer to the umpire’s shall be taken for final settlement. Should the umpire assay falls outside the exchanged results, the middle of the 3 (three) results shall be final. If the umpire assay coincides with the result of either of the two parties or is the exact mean of the exchanged result, the umpire assay shall be final.

The cost of the umpire assay shall be borne by the party whose result is farthestr from the umpire result. The cost of the umpire assay shall be borne equally by both parties when the umpire assay is the exact mean of the exchanged results.

16.                               WASTE DISPOSAL AND HEALTH AND SAFETY OF WORKERS

(a)                                 Buyer shall be responsible for all costs and liabilities of waste disposal and worker health and safety related to Concentrate arising after arrival at the Port of Akita, Japan, and Buyer shall defend, indemnify and hold Seller harmless against any claims made against Seller and costs incurred by Seller as a result of any failure by Buyer to discharge that responsibility.

(b)                                 Seller shall be responsible for all costs and liabilities of waste disposal and worker health and safety related to Concentrate arising before arrival at the Port of Akita, Japan, and Seller shall defend, indemnify and hold Buyer harmless against any claims made against Buyer, and costs incurred by Buyer as a result of any failure by Seller to discharge that responsibility.

17.                               FORCE MAJEURE

(a)                                 Should Seller be prevented form making any shipment or delivery hereunder or Buyer be prevented from taking delivery of or from treating any cConcentrates as a result of any governmental acts, regulations or directions, refusal of any necessary export or import licenses: outbreak of a state of emergency, act of God, war, unrest, warlike hostilities, shortage of raw materials, breakdown of machinery, subcontractors or suppliers, inability to obtain necessary labor, engineering or parts, civil commotions embargoes, blockades, riots, epidemics, storms, fires, floods, earthquake, tempest, hurricane, typhoon, accident, delays en route, perils of the

10

sea or other natural or man-made catastrophes, strikes, lockouts or any other cause or causes (the “Force Majeure Event”) beyond the reasonable control of the party so prevented (the “Affected Party”), then provided the Affected Party:

(i)             give prompt written notice to the other party of the nature of the Force Majeure Event; and

(ii)          has taken all proper precautions, due care and reasonable alternative measures with the object of avoiding the effects of the Force Majeure Event and of carrying out its obligations hereunder (but nothing herein shall require the Affected Party to settle or compromise a labor dispute except on terms satisfactory to itself), the shipment and/or deliveries which are or will be affected by the Force Majeure Event shall be suspended during the period in which the Force Majeure Event continues; provided that should a shipment be suspended in accordance with this clause for more than six (6) months either party may at its option cancel that shipment.

(b)                                 Notwithstanding anything contained therein, in the event of Buyer’s declaring the Force Majeure Event, it will not apply to Concentrates in transit on board carrying vessel or which pricing has been established. However, in such event Seller and Buyer shall endeavor to resolve Buyer’s difficulties to perform its obligation under this Agreement.

18.                               ARBITRATION

Any disputes, controversy or claim arising out of or in connection with this Agreement or the breach, termination or validity thereof, which cannot be amicably resolved by the parties within 60 calendar days after receipt by one party of written notice from the other party that such a controversy or claim exists shall be settled by final and binding arbitration conducted in the English language in New York in accordance with the Rules of Concentration and Arbitration of the International Chamber of Commerce by three arbitrators appointed one by Seller, one by Buyer and the third by the first two arbitrators.

If either or both Seller or Buyer fails to appoint an arbitrator within 60 calendar days after receiving notice of the commencement or arbitration proceedings, or if the two arbitrators within 14 calendar days after they have been chosen failed to appoint the third arbitrator, the International Court of Arbitration of the International Chamber of Commerce shall, upon request of either or both of Buyer and Seller, appoint the arbitrator or arbitrators required to complete the arbitral tribunal.

The parties agree that the Arbitration Award of the arbitral tribunal shall be:

(i)             conclusive, final and binding upon the parties; and

(ii)          the sole and exclusive remedy between the parties regarding any and all claims and

11

counterclaims presented to the arbitral tribunal.

All notices to be given in connection with the arbitration shall be as provided in Clause 22 of this Agreement.

The Arbitration Award shall be made and shall be payable in US$ only. The Arbitration Award shall also include the fixing of the expense of the arbitration and the assessment of the same, as is appropriate in the parties hereto. Each party shall otherwise bear its cost of its respective legal fees, witnesses, depositions and other out-of —pocket expenses incurred in the course of arbitration.

In the event either party to this Agreement commences legal proceedings to enforce the Arbitration Award, the expense of such litigation (including reasonable attorney’s fees and costs of court) shall be borne by the party not prevailing therein.

19.                               SUSPENSION OF QUOTATIONS

If the event of the price quotations specified under this Agreement ceasing to exist, ceasing to be published by the “Metal Bulletin” and/or ceasing to be the representative basis on which majority of sales of zinc concentrates in Japan are made, both Buyer and Seller will immediately consult together to agree on a pricing basis acceptable to both parties in order to secure the continuance of this Agreement.

Failing such agreement the provision of Clause 18 shall apply and the arbitral tribunal shall determine a fair and reasonable price for Concentrates.

20.                               EXEMPTION FROM LIABILITY AND OBLIGATION

In case Buyer decides to withdraw from the zinc smelting business for any reason whatsoever, the liability and obligation of Buyer to take delivery of Concentrates under this Agreement shall be released and discharged, except for Concentrates in transit to discharging port. The liability and obligation of Seller to deliver Concentrates to Buyer under this Agreement shall be released and discharged when Seller decides to close permanently the Los Gatos Mine for any reason whatsoever.

Seller or Buyer who decides to close the Los Gatos Mine or to withdraw from the zinc smelting business, as the case may be, shall notify the other party of such effect at least six (6) months prior to such closure or withdrawal.

12

21.                               TARIFFS, TAXES AND DUTIES

Any export tax or duty, whether existing or new, levied in the United Mexican States shall be borne by Seller. Any tariffs and duties, whether existing or new, on Concentrates and contained metal or on commercial documents relating thereto imposed in Japan shall be borne by Buyer.

22.                               GOVERNING LAW

This Agreement shall be governed by and constructed in all respects in accordance with the laws of the State of New York, U. S. A. (without giving effect to internal principles of conflicts of laws). The application of the United States Convention on Contracts for the International Sale of Goods is hereby excluded from this Agreement.

23.                               NOTICES

Any notice permitted or required to be given hereunder shall be validly given if in written and sent to the party to which the notice is directed at the address set out below:

Buyer

DOWA METALS & MINING CO., LTD.

14-1, Sotokanda, 4-Chome

Chiyoda-ku, Tokyo 101-0021

JAPAN

Seller

or, in either case, such other address as may be notified by the relevant party to the other. Notices given by first class mail shall be deemed to have been delivered when received. Notices sent by facsimile or electronic mail shall be deemed to have been received upon completion of successful transmission if sent during normal office hours at the place of receipt. Any facsimile or electronic mail transmitted outside of normal office hours at the place of receipt shall be deemed to have been received on the next Business Day.

24.                             ASSIGNMENT

No right or obligation or either party under this Agreement is assignable without the prior written consent of the other, and any purported assignment without such consent shall be void.

13

25.                               GENERAL CLAUSES

(a)                             The provisions set out in this Agreement are exclusive and in lieu of all other warrantees, conditions, guarantees, representations and similar obligations, express or implied by fact or by law, including any statute ore regulation, by custom or trade usage, or by any course of dealing, including but not limited to any implied warranties or conditions of merchantability or fitness for purpose or for a particular purpose, all of which warranties, conditions, guarantees, representations and similar obligations are expressly disclaimed by Seller.

(b)                             The terms and conditions of this Agreement and the settlement information shall be kept confidential by both parties, except insofar as disclosure is required to royalty payees, by law or the rules of any stock exchange, in connection with any financing or issuance of securities by Seller or Buyer, or deemed appropriate in connection with communication to shareholders or securities analyst.

(c)                              No amendment to this Agreement is valid or binding upon the parties, unless it is in writing and executed by parties

(d)                             All provisions of this Agreement are severable and no provision is affected by the invalidity of any other provision, except to the extent that invalidity also renders that other provision invalid. If any provision is contrary to any law, the parties agree to observe and perform all the provisions of this Agreement as if that unlawful provision were not contained in this Agreement

(e)                              No approval, consent or waiver by either party to or of any breach by the other party in the performance or observance of its obligations under this Agreement is an approval, consent or waiver to or of any other breach or continuing breach. Failure by either party to complain of any breach by other party in the performance or observance of its obligations under this Agreement, irrespective of how long the breach continues, is not a waiver of the rights of either party under or relating to this Agreement. All approvals, consents, and waivers given by either party are not enforceable, unless in writing and signed by that party

(f)                               This Agreement inures to the benefits of, and is binding upon each of the parties and their respective successors

(g)                              This Agreement, together with the Partner Agreement, is the complete and entire agreement between the parties with respect to the purchase and sale of Concentrate. All representations, warranties, conditions, terms, agreements, understandings and communications given or made before the date of this Agreement and whether written or oral, are not of legal effect

(h)                             If a remedy for breach of this Agreement by either party is specified in this Agreement,

14

that remedy is exclusive. Otherwise the rights and remedies available to a party under the law governing this Agreement are applicable

(i)                                  The obligation to defend, indemnify and hold harmless a party under this Agreement includes the obligation to pay for all reasonable investigation costs and reasonable legal and expert fees and disbursements incurred by the indemnitor and the indemnitee in relation to the subject matter of the indemnification. The right of an indemnitee to be defended, indemnified and held harmless under any indemnity contained in this Agreement in respect of a claim made by a third person is subject to the conditions that:

(i)                                     the indemnitee gives to the indemnitor prompt notice of the claim,

(ii)                                  the indemnitor may select and instruct counsel in the defense of settlement of the claim and may manage the litigation in respect thereof,

(iii)                               the indemnitee shall give the indemnitor, and counsel selected by it, all documents and information in the possession of indemnitee that are relevant to the defense or settlement of the claim, and shall render to the indemnitor and that counsel reasonable assistance in relation to the defense or settlement of the claim, and

(iv)                              the indemnitee shall not make any admission of liability, or make any settlement, or do any act, that could reasonably be expected to be prejudicial to the successful defense or favorable settlement of the claim, without prior written consent of the indemnitor or counsel selected by it.

The indemnitor shall have the right to settle the claim on terms that require only the payment of money and that are not otherwise prejudicial to the indemnitee

(j)                                 This Agreement may be executed in one or more counterparts, each of which shall be considered an original for all purposes. This Agreement shall be deemed to have been executed by all parties when each such party has executed this Agreement or a counterpart thereof and delivered said executed Agreement (or counterpart) to the other party

(k)                              Execution of this Agreement by a party may be evidenced by said party transmitting by facsimile to the other party a copy of the signature page showing execution by the transmitting party. In such event, transmission by facsimile shall be the equivalent of the delivery to the other party of a signed original of this Agreement

IN WITNESS WHEREOF, the parties here to have caused this Agreement to be signed by their respective duly authorized representatives in duplicate as of the day and year first above written.

15

SELLER: MINERA PLATA REAL, S. DE R.L. DE C.V.

BUYER: DOWA METALS & MINING CO., LTD.

16

APPENDIX A

Date:     , 20XX

MEMORANDUM OF AGREEMENT

Minera               , SELLER and Dowa Metals & Mining Co., Ltd., BUYER, hereby agree to the following 20XX terms and conditions for the sales and purchase of Los Gatos zinc concentrate.

1.                                      Material: Flotation zinc concentrate produced by Minera              , in Mexico assaying typically as follows.

Zn	%
Au	g/dmt
Ag	g/dmt
Pb	%
Cu	%
Fe	%
S	%
As	%
F	ppm
Sb	%
Hg	ppm
Cd	%
Al2O3%
Bi	%
MgO	%
SiO2%
CaO	%
BaSO4%
Sr	%
Insol.	%
Ni	ppm
Co	ppm
Ge	ppm

2.	Quantity:	dmt plus/minus 10% at Seller’s option

3.	Shipment:	Spread with XX shipments in approx. 5,500 wmt/shipment in 20XX

4.	Delivery:	CIF FO Akita

5.	Treatment charge:	US$ XXX.XX/dmt based on an applicable zinc price of US$ X,XXX/mt

6.	Scale:	US$ 0.XX/dmt for each US$ 1.00/mt increase in the zinc price over US$X,XXX/mt

US$ 0.XX/dmt for each US$1.00/mt increase in the zinc price between US$X,XXX-X,XXX/mt

17

US$ 0.XX/dmt for each US$1.00/mt decrease in the zinc price below US$ X,XXX/mt

7.	Metal Payment:	Zn 85% with minimum deduction of 8 units at LME SHG settlement price published in London Metal Bulletin.

Ag Deduct X toz/mt and pay for XX% of the remaining silver content at London Silver price published in London Metal Bulletin.

8.	Penalty:	Fe To be discussed (Free if below 8.0%: reference purpose only)
As To be discussed (US$3.00/0.1% above 0.1%: reference purpose only)
F To be discussed

9.	Quotational Period:	To be discussed

10.	Settlement:	90% provisional payment on the 3rd day after the arrival of vessel at Akita Port Final when all necessary data are known

11.	Other Terms and Conditions: To be discussed and agreed later.

MINERA                         .S.A.DE C.V.                                DOWA METALS & MINING CO., LTD.

18

APPENDIX B

FACILITIES OF PORT OF DISCHARGE FOR CONCENTRATES

DISCHARGING PORT	SMELTER	BERTH CONDITIONS & ACCOMMODATION
Akita	Iijima			Gaikou Berth
		Draft	:	11.5 Meters Max.
		LOA	:	185 Meters Max.
		Beam	:	25 Meter Max.
		DWT	:	50,000 MT Max.

19

EXHIBIT E.

FORM OF GENERAL SERVICES AGREEMENT

[ATTACHED]

EXECUTION VERSION

SERVICES AGREEMENT

This Services Agreement (this “Agreement”) is made effective as of [       ] (the “Effective Date”) by and among Minera Plata Real, S. de R.L. de C.V., a Mexico variable capital company (a “Sociedad De Responsabilidad Limitada De Capital Variable” in Spanish), incorporated under the laws of Mexico (“Corporation”), Operaciones San José de Plata, a S. de R.L. de C.V., a Mexico variable capital company (the “Operator”) and Sunshine Silver Mining & Refining Corporation, a Delaware corporation (“SSMRC”). Corporation, the Operator and SSMRC are herein individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Operator has been designated as the Operator pursuant to the Unanimous Omnibus Partner Agreement, effective as of January 1, 2015, by and among SSMRC, Dowa Metals & Mining Co., Ltd, Los Gatos Luxembourg S. ar. L., the Corporation, Servicios San José de Plata S. de R.L. de C.V., a Mexico variable capital company (“EmployerCo”), and the Operator (the “Partner Agreement”);

WHEREAS, Corporation owns or holds rights to the Project;

WHEREAS, the Operator will provide to the Corporation all of the services necessary to explore, develop, construct and operate the Project and business development activities and the performance of services provided to Corporation set forth in this Agreement (the “Services”);

WHEREAS, Corporation intends to explore, develop, construct and operate the Project and Corporation desires to engage the Operator to perform the Services with respect to the Project;

WHEREAS, the Parties acknowledge and agree that all depreciable assets acquired in connection with the Services will be acquired and held in the name of the Operator.

AGREEMENT

NOW, THEREFORE, the Parties, in consideration of the mutual promises contained in this Agreement, agree as follows:

1.                                      Definitions.

(a)                                 Capitalized terms used herein but not defined shall have the meaning ascribed to such term in the Partner Agreement.

(b)                                 The following terms shall have the meanings referenced below:

“First Party” has the meaning set forth in Section 18.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Operator” has the meaning set forth in the Preamble.

“Operator’s Information Recipients” has the meaning set forth in Section 20.

“Partner Agreement” has the meaning set forth in the Preamble.

“Permit” means any permit, franchise, license, authorization, order, certificate, registration, variance, settlement, compliance plan or other consent or approval granted by a Governmental Authority.

“Permitted Encumbrance” means, with respect to any Assets, (a) Encumbrances specifically approved by Requisite Partner Approval, (b) mechanic’s, materialmen’s or similar Encumbrances incurred in the ordinary course of business if payment of the secured obligation is not yet overdue or being contested in good faith, (c) Encumbrances for Taxes, assessments, concessions and land access payments and deposits, obligations under workers’ compensation or other social welfare legislation or other requirements, charges or levies of any Governmental Authority, in each case not yet overdue or being contested in good faith, (d) Encumbrances existing at the time of, or created concurrent with, the acquisition of the Assets, (e) easements, servitudes, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not materially interfere with, materially impair or materially impede the Business or Operations or the value or use of the Assets, (f) pledges and deposits to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), leases, licenses, statutory obligations, surety bonds, performance bonds, completion bonds and other similar obligations that are incurred in the ordinary course of Operations on the Assets, and (g) Encumbrances consisting of (i) rights reserved to or vested in any Governmental Authority to control or regulate the Assets, (ii) obligations or duties to any Governmental Authority with respect to any Permits and the rights reserved or vested in any Governmental Authority to terminate Permits or to condemn or expropriate property, and (iii) zoning or other land use or Environmental Laws of any Governmental Authority.

“Second Party” has the meaning set forth in Section 18.

“Services” has the meaning set forth in Preamble.

“Underlying Agreement” means any agreement, conveyance or instrument to which any of the Properties are subject and that contain unperformed, ongoing or surviving obligations or liabilities of any party.

(c)                                  All references in this Agreement to Exhibits, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision unless expressly so limited. The words “this Section” and “this subsection” and words of similar import, refer only to the Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation”. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits

2

referred to herein are attached hereto and by this reference incorporated herein for all purposes. References to any law or agreement shall mean such law or agreement as it may be amended from time to time.

2.                                      Services; Delegation; Independent Contractor.

(a)                                 Upon and subject to the terms and conditions of this Agreement, Corporation engages the Operator to perform the services, actions, activities, obligations and other matters described in (x) this Agreement, and (y) in Section 3.5 and Articles 12, 14 and 15 of the Partner Agreement, which are hereby incorporated by reference into, and made a part of, this Agreement to the same extent as if expressly set forth herein. The Operator accepts such engagement and agrees to perform the Services in accordance with the terms and conditions set forth in this Agreement (including, without limitation, the provisions of the Partner Agreement that are incorporated by reference into, and made a part of, this Agreement as described above). Corporation grants, during the term of this Agreement and to the full extent permitted by applicable law, full authority to the Operator to do on behalf of the Corporation, in the name of the Corporation, all things which are necessary and proper to carry out the duties and responsibilities of the Operator under this Agreement, including the authority to execute for and on behalf of the Corporation such agreements and other documents, and to take such actions as may be necessary or appropriate in the Operator’s reasonable judgment for the performance of the Services. Notwithstanding anything to the contrary, any action or matter requiring Requisite Partner Approval pursuant to the Partner Agreement shall not be taken or performed by the Operator unless and until the Requisite Partner Approval shall have been obtained pursuant to the Partner Agreement.

(b)                                 The Operator may delegate the authority granted by Corporation to the Operator pursuant to the Partner Agreement and this Agreement to its or its Affiliates’ employees, agents, consultants or independent contractors that are necessary or appropriate for the performance of the Services, including to EmployerCo for personnel services under the Personnel Services Agreement, dated as of the date hereof by and between Operator and EmployerCo (the “Personnel Services Agreement”), and may engage third parties for the performance of the Services, and in each case, the performance of such Service in accordance with the standards of this Agreement shall satisfy the Operator’s obligation in full with respect to such Service. For purposes of this Agreement, all such employees shall remain employees of the Operator, EmployerCo or such third party, as applicable.

(c)                                  In the performance of the Services, the Operator conclusively shall be deemed an independent contractor, with the right and authority to direct and control all work being performed by the employees, contractors or agents of the Operator. Corporation shall have no right or authority to supervise or give instructions to the employees, contractors or agents of the Operator, and such employees, contractors or agents at all times shall be under the direct and sole supervision and control of the Operator. It is the understanding and intention of the Parties that no relationship of master and servant or principal and agent shall exist between Corporation and the employees or agents of the Operator.

3.                                      Operator Duties. The Operator shall, subject to the Major Decisions requiring Requisite Partner Approval under the Partnership Agreement, have the following duties:

(a)                                 Day to Day Operations. The Operator shall administer the day-to-day Operations of the Corporation and its Assets, and perform and supervise the performance of such

3

other administrative functions necessary in the management of the Corporation, including collecting revenues and paying the Corporation’s debts and obligations maintaining appropriate computer services to perform such administrative functions;

(b)                                 Monitoring and Reporting. The Operator shall monitor the operating performance of the Corporation and its Assets and provide periodic reports with respect thereto to the Corporation Board and the Partners, including comparative information with respect to such operating performance and budgeted or projected operating results;

(c)                                  Retention of Advisors. The Operator shall assist the Corporation in retaining qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and compliance procedures;

(d)                                 Agreements and Contracts. The Operator shall negotiate, execute, amend and terminate the Corporation’s agreements, manage and administer the Corporation’s rights and obligations under all agreements to which the Corporation is a party or by which the Corporation is bound and monitor compliance by the Corporation and by such counterparties to such agreements with the terms and conditions thereof;

(e)                                  Bank Accounts. The Operator shall establish and maintain the Corporation’s bank accounts and banking arrangements, and to the extent of funds available and subject to receipt of Corporation Board approval, shall reinvest the Corporation’s funds as the Operator may deem appropriate;

(f)                                   Programs and Budgets. The Operator shall compile and propose the Budget for approval and manage, direct and control the Operations, Mining and Expansion or Modification in accordance with the Approved Budget (as may be amended pursuant to the terms of the Partner Agreement);

(g)                                  Implementation. The Operator shall implement all Major Decisions, shall make from Corporation’s funds all expenditures necessary to carry out adopted Programs, and shall promptly advise the Board if Corporation lacks sufficient funds for the Operator to carry out its responsibilities under this Agreement;

(h)                                 Capital Calls. The Operator shall make Capital Calls, including Budgeted Capital Calls and Emergency Capital Calls, as necessary, in accordance with and subject to the terms of the Partner Agreement;

(i)                                     Available Cash. The Operator shall make a determination on an annual basis within forty-five (45) days after the end of each calendar year, of the Available Cash in accordance with the terms of the Partner Agreement;

(j)                                    Procurement. The Operator shall (i) purchase or otherwise acquire all materials, supplies, equipment, water, utility and transportation services required for the Operations, such purchases and acquisitions to be made to the extent reasonably possible on the best terms available, taking into account all of the circumstances and (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions;

4

(k)                                 Title; Encumbrances. The Operator shall conduct such title examinations and cure such title defects as may be advisable in the Operator’s reasonable judgment, and keep the Assets free and clear of Encumbrances, except for Permitted Encumbrances, and all depreciable Assets acquired by the Operator in connection with the provision of the Services shall be acquired by, and held in the name of, the Operator;

(l)                                     Underlying Agreements/Taxes. The Operator shall (i) make or arrange for all payments required by any Underlying Agreements and (ii) pay all Taxes on Operations and Assets, except (A) Taxes determined or measured by a Partner’s revenue or net income and (B) Taxes on production of Products that are distributed in-kind to a Partner, if any; provided, that if the Operator shall have the right to contest the validity or amount of any Taxes the Partner deems to be unlawful, unjust, unequal or excessive, the Operator will undertake such other steps or proceedings as the Partner may reasonably request to secure a cancellation, reduction, readjustment or equalization of such Taxes before such Taxes are required to be paid, but the Operator shall not permit or allow title to the Assets to be lost as the result of the nonpayment of any such Taxes;

(m)                             Compliance with Laws. The Operator shall (i) comply with applicable Laws, (ii) promptly provide notice to the Board of any allegations of a material violation of Laws, and (iii) prepare and file all reports or notices required by any Governmental Authority for Operations. The Operator shall timely cure or dispose of any violation of Laws through performance, or payment of fines and penalties, or both, the cost of which shall be charged to Corporation;

(n)                                 Litigation. The Operator shall initiate, prosecute and defend, and, if applicable, may settle all litigation, arbitrations or administrative proceedings arising out of Operations;

(o)                                 Insurance. The Operator shall obtain insurance for the benefit of Corporation, the Partners, EmployerCo and the Operator as may otherwise be determined from time to time by the Board;

(p)                                 Disposition of Assets. The Operator may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business;

(q)                                 Maintenance of Assets. The Operator shall perform all assessment and other work and pay all fees to Governmental Authorities required by Law in order to maintain the mining concessions and surface access rights included within the Properties. The Operator may perform the assessment work under a common plan of exploration, and continued actual occupancy of such claims and sites is not required. The Operator shall not be liable for any determination by any Governmental Authority that the work performed by the Operator did not constitute the required annual assessment work or occupancy to preserve or maintain ownership of the claims; provided that the work was performed in accordance with accepted industry standards and the Approved Program and Approved Budget. The Operator shall timely record with the appropriate county and file with the appropriate Governmental Authority, any required affidavits, notices of intent to hold and other documents in proper form attesting to the payment of fees to Governmental Authorities, the performance of assessment work or intent to hold the claims and sites, in each case in sufficient detail to reflect compliance with applicable requirements;

(r)                                    Changes to Mineral Rights. The Operator may (i) locate or amend any mineral concessions or surface access rights within the Project Area, (ii) locate any fractions

5

resulting from such amendment or refiling, (iii) apply for mining concessions, surface access rights or other forms of mineral or real property tenure within the Area of Interest, (iv) abandon any mining concessions or surface access rights for the purpose of acquiring rights of a different scope, size or duration on the ground covered thereby, and (vi) exchange with or convey to Mexico any of the Properties for the purpose of acquiring rights to the ground covered thereby or other adjacent ground.

(s)                                   Accounting. The Operator shall, in accordance with the terms of Exhibit A hereto (as may be reviewed by the Board from time to time), (a) keep and maintain all required accounting and financial records and in accordance with customary cost accounting practices in the mining industry, (b) keep and maintain current balances of Capital Contributions, (c) keep and maintain an account of the Percentage Interests of the Partners in accordance with Section 4.1 of the Partner Agreement, and (d) keep all Corporation accounts separate and segregated from the individual accounts of the Operator;

(t)                                    Reporting; Audits. The Operator shall (a) provide the reports to the Partners required under Section 16.5 of the Partner Agreement, (b) permit the audits, inspections and access rights under Section 16.4(b) of the Partner Agreement, and (c) obtain the independent audit required under Section 16.4(a) of the Partner Agreement;

(u)                                 Environmental Compliance Plan. The Operator shall prepare a plan for the Environmental Compliance for all Operations consistent with the requirements of applicable Laws or contractual obligations and shall include in each proposed Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of applicable Laws and contractual obligations pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations;

(v)                                 Continuing Obligations. The Operator shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of Operations. The Operator shall have the right to delegate performance of Continuing Obligations to Persons having demonstrated skill and experience in relevant disciplines. As part of each proposed Program and Budget, the Operator shall specify the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Operator shall keep the Board reasonably informed about the Operator’s efforts to discharge Continuing Obligations. Authorized representatives of each Partner shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations, and to audit books, records, and accounts related thereto; and

(w)                               Other Activities. The Operator shall undertake all other activities reasonably necessary to fulfill the foregoing.

4.                                      Standards of Care. Subject to Section 16, the Operator and SSMRC shall discharge their duties under this Agreement and conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound Mining and other applicable industry standards and practices, and in accordance with the terms and provisions of all Underlying Agreements pertaining to the Project and the Partners Agreement.

6

5.                                      Satisfaction of Obligations. All obligations of the Operator incurred in the performance of the Services shall be satisfied solely from funds of the Corporation.

6.                                      [Reserved].

7.                                      Emergencies. Notwithstanding anything to the contrary, in cases of an Emergency or Unexpected Expenditures, the Operator shall promptly (a) make all notifications required under applicable Law to appropriate Governmental Authorities, (b) implement response and mitigation measures as are either required by applicable Law, industry practice or that, in the Operator’s good faith discretion, are otherwise advisable to respond to or mitigate the emergency, including to protect human health and the environment, and (c) commence any required remediation, maintenance or repair work necessary to keep the Project or other applicable Corporation facilities operating safely or to restore the Project or facilities to safe operating condition, as applicable, and in accordance with all applicable statutes, rules and regulations or otherwise to minimize damage, in each case without necessity of obtaining Corporation’s approval, but subject to the provisions of the Partner Agreement. The Operator shall notify Corporation and the Partners as promptly as reasonably practicable of such Emergency or Unexpected Expenditures, the mitigation, repair, restoration or remedial plans, and the status and nature of the Operator’s correspondence or discussions with Governmental Authorities in connection with such response, restoration, repair, remedial or restoration activities. Such notification shall be made by any method deemed appropriate by the Operator under the circumstances but, as soon as commercially practicable, shall also include notice pursuant to Section 21.

8.                                      Corporation Funds to Pay Charges. The Operator shall not be obligated to incur any cost or expense, and shall have no liability in connection with a decision to not incur any cost or expense, beyond those authorized in Approved Budgets and Section 5.

9.                                      Bank Accounts. All revenues and other funds of the Corporation will be deposited in its name in one or more bank accounts established by the Operator. All funds of the Corporation will be used solely for the business of Corporation. All interest and other benefits relating to such accounts shall belong to Corporation. All withdrawals from such accounts will be made only by the Operator or Person(s) designated by the Operator from time to time.

10.                               Taxes. Corporation shall be responsible for the funding of all sales, use, gross receipts and similar taxes attributable to the design, construction, installation, administration, operation and maintenance of the Project and other Assets and facilities. Corporation further agrees to fund any and all sales, use, gross receipts and similar taxes, penalties and interest imposed on the Operator based on the work performed pursuant to this Agreement.

11.                               Affiliate Transactions. Corporation shall not enter into any agreement or contract (including the payment of any fees or other compensation) with the Operator, any Affiliate of the Operator or any Partner, or any material modification or amendment to any such agreement or contract, except as specifically provided in this Agreement or in then-current Approved Program and Approved Budget; provided that the Partners acknowledge that the services to be performed by the Operator may be delegated to any Affiliate of the Operator and performed by such Affiliate.

12.                               Changes to Mining Law. The Partners are aware that the mining Laws of Mexico or the State of Chihuahua pertaining to mining concessions, surface access rights, mining royalties and taxes, or related activities may be amended or new Laws may be enacted. In that event, the

7

Operator shall have the option (but not the obligation, except to the extent required under Underlying Agreements) of maintaining the rights and obligations of Corporation in and to the Properties and the lands covered thereby pursuant to those new or amended Laws, subject to this Agreement and to the extent allowable, including the right to convert owned concessions and any leased concessions to any new property rights that may be created, and all of the terms and conditions of this Agreement shall apply to such new property rights. The Partners agree to cooperate with the Operator in this regard.

13.                               Term. The initial term of this Agreement begins on the Effective Date and ends upon the earlier of the dissolution of Corporation or the appointment of a successor operator following the resignation or removal of the Operator pursuant to Section 14.

14.                               Resignation; Removal; Replacement.

(a)                                 Voluntary Resignation. The Operator may voluntarily resign at any time upon six (6) months’ prior notice to the Corporation. Acceptance of such resignation shall not be necessary.

(b)                                 Deemed Resignation. The Operator shall automatically be deemed to resign without the requirement of notice or other notice of any kind effective immediately upon the occurrence of an Insolvency Event of the Operator.

(c)                                  Removal. The Operator may be removed by Requisite Partner Approval and upon notice to the Operator.

(d)                                 Replacement. If the Operator resigns voluntarily under Section 14(a), a successor operator (who may be a Partner, an Affiliate of a Partner or a third party) shall be elected pursuant to the Partner Agreement. Any successor operator shall execute a joinder to this Agreement agreeing to be bound by the provisions of this Agreement that relate to the Operator. The appointment of a successor operator shall be deemed to pre-date any event causing a deemed resignation of the Operator under Section 14(b).

(e)                                  Release. Any removal of or resignation by the Operator pursuant to this Section 14 will release the Operator from any liability for all duties, responsibilities and obligations under this Agreement arising after the effective date of removal or resignation. The foregoing, however, will not relieve the Operator from any liability it would otherwise have under this Agreement for acts or omissions which occurred on or before the effective date of removal or resignation or from compliance with Section 20.

15.                               Records and Audit. The Operator shall maintain true and accurate accounts of all expenses, disbursements, costs and liabilities chargeable to the Corporation, and all revenue accrued and invoiced, all of which shall be charged or credited to the Corporation, all in accordance with GAAP. At the request of any Partner, the Operator also shall provide financial statements in accordance with IFRS, at the expense of the requesting Partner. The Operator shall maintain such books of account at its principal place of business and such shall be open to inspection and examination at reasonable times by each Partner in accordance with Section 16.3 of the Partner Agreement. The Operator shall cause Corporation to maintain all such books, records and accounts that are reasonably necessary or appropriate to ensure Corporation’s compliance with the Partner Agreement.

8

16.                               Exculpation. Notwithstanding any contrary provision of this Agreement, the Operator shall not be liable or responsible to Corporation or any Partner and shall not be in breach or default of its duties under this Agreement for any act or omission (a) that is not caused by or attributable to the Operator’s willful misconduct or gross negligence, (b) if the inability to perform results from (i) the failure of any Partner or its respective directors, officers, employees, agents, consultants, advisors (including legal, financial and accounting advisors), agents and contractors (collectively, “Representatives”) (other than the Operator, any Affiliate of the Operator, or any Representative designated by the Operator or any such Affiliate), to perform acts or to contribute amounts required under this Agreement, (ii) a lack of Corporation funds, to the extent the Operator and its Affiliates have made all Capital Contributions required to be made by them under this Agreement, or (iii) the failure to carry out or perform in accordance with a Program and Budget for any period, if a Program and Budget has not been approved for the period, or (c) taken in good faith reliance on an Approved Program and Approved Budget or information, opinions, reports or statements presented by any other Partner or Representative of any other Partner, or by any other Person as to matters the Operator reasonably believes are within the other Person’s professional or expert competence.

17.                               Indemnification of the Operator and its Indemnitees. Subject to the limitations of the applicable law, Corporation shall indemnify, defend and hold harmless the Operator and its Indemnitees from and against any Losses arising as a result of any act or omission of the Operator or its Indemnitees with respect to matters believed in good faith to be within the scope of authority conferred in accordance with this Agreement, except for willful misconduct or gross negligence.

(a)                                 Contract Rights. The rights granted under this Section 17 are contract rights, and no amendment, modification or repeal of this Section 17 shall have the effect of limiting or denying any such rights with respect to actions taken, omissions, or proceedings arising before any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 17 could involve indemnification for negligence or strict liability. Notwithstanding the foregoing, Corporation’s indemnification of the Operator and its Indemnitees as to third party claims shall be only with respect to such Losses that are not otherwise compensated by insurance.

(b)                                 Advancement of Expenses. The rights to indemnification conferred in this Section 17 shall include the right to be paid or reimbursed by Corporation the reasonable expenses incurred by any Person entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in an action, suit, proceeding or arbitration in advance of the final disposition of the action, suit, proceeding or arbitration and without any determination as to the Person’s ultimate entitlement to indemnification; provided, that the payment of such expenses in advance of the final disposition or award of an action, suit, proceeding or arbitration shall be made only upon delivery to Corporation of a written affirmation by such Person of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under this Section 17 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 17 or otherwise.

(c)                                  Non-Exclusive Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 17 are not exclusive of any other right that any such indemnified Person may have or acquire under any Law, provision of this Agreement, vote of the Board or the Requisite Partner Approval or otherwise.

9

(d)                                 Invalidity. If this Section 17 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or arbitration panel, then Corporation shall indemnify and hold harmless the Operator and its Indemnitees indemnified under this Section 17 as to the Losses to the full extent permitted by any portion of this Section 17 that has not been invalidated, and to the fullest extent permitted by applicable Law.

18.                               Disclaimer of Liability. AS BETWEEN THE PARTIES, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY COVENANT, AGREEMENT OR CONDITION CONTAINED HEREIN OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER DAMAGES INCLUDING ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, AND EACH PARTY EXPRESSLY RELEASES THE OTHER FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN ACTUAL DIRECT DAMAGES. IF A PARTY TO THIS AGREEMENT (THE “FIRST PARTY”) PAYS OR OWES TO ANY PERSON NOT A PARTY TO THIS AGREEMENT, ANY COSTS, EXPENSES OR DAMAGES, INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, ACTUAL, DIRECT AND OTHER DAMAGES, IN SETTLEMENT OR SATISFACTION OF CLAIMS, AND SUCH COSTS, EXPENSES OR DAMAGES ARE COVERED BY ANOTHER PARTY’S (THE “SECOND PARTY”) INDEMNITY TO THE FIRST PARTY UNDER THIS AGREEMENT, THEN THE FIRST PARTY MAY RECOVER SUCH COSTS, EXPENSES OR DAMAGES FROM THE SECOND PARTY.

19.                               Force Majeure. If either Party is rendered unable, wholly or in part, by a Force Majeure Event to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure Event, will be suspended during the continuance of any inability so caused but for no longer period, and such cause must as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations under this Agreement as soon as reasonably practicable. Each Party affected by such Force Majeure Event shall act reasonably and with diligence to remedy the Force Majeure Event and resume performance with reasonable dispatch. It is understood and agreed that the settlement of strikes or lockouts is entirely within the discretion of the Party having the difficulty, and that the above requirements that any Force Majeure Event must be remedied with all reasonable dispatch will not require the settlement of strikes or lockouts by acceding to the demands of opposing party when such course is inadvisable in the discretion of the Party having the difficulty. The Party affected by Force Majeure Event shall provide the other Party with written notice of the Force Majeure Event, describing the Force Majeure Event in reasonable detail, as soon as commercially practicable after the affected Party learns of the occurrence of the Force Majeure Event. Any such notice delivered by the Operator to Corporation shall also be delivered to the Partners.

20.                               Confidential Information. The Operator acknowledges that it may receive information from or regarding the Corporation and its Affiliates that constitutes trade secrets or which, due to contractual obligations, business concerns, statutes, regulations, or other considerations, is otherwise confidential. The Operator shall hold in strict confidence any such information it receives regarding the Corporation, whether written, visual or oral, including without limitation, Confidential Information and may not disclose any Confidential Information to any person other than a Partner, except for disclosures (a) by the Operator to the Operator’s Affiliates or the

10

Operator’s Affiliates’ directors, officers, managers, partners, members, employees, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors or prospective purchasers of interests in the Operator or its Affiliates (collectively, “Operator’s Information Recipients”) to the extent the Operator’s Information Recipients have a need to receive such Confidential Information and such disclosure is not prohibited by any law, statute or regulation, (b) compelled by law (but the Operator must notify Corporation and the Partners promptly of any request for that information, before disclosing it, if practicable and to the extent such notification is not, in the Operator’s reasonable judgment, prohibited by applicable law), (c) of information (i) which is or becomes part of the public domain through no fault of or breach of this Agreement by the Operator; (ii) which the Operator can reasonably demonstrate was in its possession or that of the Operator’s Information Recipients on a non-confidential basis at the time of disclosure under or in connection with this Agreement; (iii) independently developed for the Operator or its Affiliates by its employees or contractors or those of its Affiliates and which was not derived or obtained, in whole or in part, from the Confidential Information; or (iv) received by the Operator or its Affiliates from a third party without obligation of confidentiality or restriction on use, provided that the Operator, after reasonable inquiry, has no reason to believe that the third party obtained the information directly or indirectly under a then-existing requirement of confidentiality. Any breach by any of the Operator’s Information Recipients of any of the provisions of this Section 20 shall be, and be deemed to be, a breach thereof by the Operator. The Operator acknowledges that any breach of the provisions of this Section 20 may cause irreparable injury to Corporation for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Operator agrees that the provisions of this Section 20 may be enforced in addition to other available remedies, whether at law or equity, by specific performance. The terms of this Section 20 shall remain in full force and effect following the termination of this Agreement.

21.                               Notices. All notices required under this Agreement shall be deemed made when in writing and delivered by hand or courier delivery or transmitted by facsimile or email:(1)

To the Operator:

Operaciones San José de Plata, a S. de R.L. de C.V.

c/o Vazquez, Sierra & Garcia, S.C.

Av. Paseo De Las Palmas 755, Desp. 902

Col. Lomas de Chapultepec

11000, Mexico, D.F.

Attn: Alberto Vàzquez

Facsimile: +52 (55) 5540 3435

Email: avazquez@vsglegal.mx

To Corporation:

Minera Plata Real, S. de R.L. de C.V.

c/o Vazquez, Sierra & Garcia, S.C.

Av. Paseo De Las Palmas 755, Desp. 902

Col. Lomas de Chapultepec

11000, Mexico, D.F.

Attn: Alberto Vàzquez

(1) Note to Draft: Consider adding email notice.

11

Facsimile: +52 (55) 5540 3435

Email: avazquez@vsglegal.mx

To SSMRC:

Sunshine Silver Mining & Refining Corporation

370 17th Street, Suite 3800

Denver, Colorado 80202

USA

Attention:                                         Jeffrey Reeser, General Counsel

Telephone:                                   303-784-5350

Facsimile:                                         303-534-0471

email: jreeser@ssmines.com

With a Copy to:

Alberto M. Vàzquez

Vazquez, Sierra & Garcia, S.C.

Av. Paseo De Las Palmas 755, Desp. 902

Col. Lomas De Chapultepec

11000, Mexico, D.F.

Any Party may change its address shown above by notifying the other Party, in writing, of such change in accordance with the notice provisions of this Section 21.

22.                               Waiver. No waiver by a Party of any breach or default of any of the terms and conditions contained in this Agreement shall be construed as a waiver of any subsequent breach or default whether of a like or different character.

23.                               Assignment. This Agreement shall be binding and extend to the benefit of the Parties and their respective successors and assigns. No Party shall assign any of its rights or obligations described in this Agreement without the prior written consent of the other Parties. Any assignment of this Agreement in violation of this section shall be null and void.

24.                               Third Party Beneficiaries. Except as expressly provided in this Agreement, nothing herein expressed or implied is intended or will be construed to confer upon or to give any Person not a party hereto any rights to remedies under or by reason of this Agreement.

25.                               Entire Agreement. This Agreement (together with the provisions of the Partner Agreement incorporated by reference herein) constitutes the entire agreement and understanding of the Parties with respect to the Operator’s performance of the Services, and supersedes all other prior and contemporaneous agreements, whether written or oral, between the Parties. This Agreement may not be modified or amended except by an instrument signed by the Party to be bound.

26.                               Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such

12

counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

27.                               Captions or Headings. The headings appearing at the beginning of each section of this Agreement are all inserted and included solely for convenience and shall not be considered or given any effect in construing this Agreement, or any provision(s) hereof, or in connection with determining the duties, obligations or liabilities of the respective parties hereto or in ascertaining intent, if any question of intent should arise.

28.                               Conflicts. In the event of a conflict between a provision contained within the main body of this Agreement and a provision contained within any exhibits attached hereto, the provision in the main body shall control. In the event of a conflict between a provision contained within this Agreement and the Partner Agreement, the Partner Agreement shall control.

29.                               Choice of Laws. Except for matters of title to the Properties or their Transfer, which will be governed by the law of their situs, this Agreement (including all exhibits and schedules hereto) and any disputes or claim, action, suit or legal proceeding (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance, non-performance, interpretation, termination or construction of this Agreement will be governed by and construed in accordance with the Laws of the State of New York without giving effect to the principles of conflict of laws that would permit or require the application of the substantive Laws of any other jurisdiction.

30.                               Disputes.

(a)                                 This Section 30 shall apply to all disputes between the Parties arising under this Agreement except for disputes pertaining to Claims for indemnification which arise in connection with or grow out of Claims asserted against either Party by a third party. Any dispute among the Parties arising out of or in connection with this Agreement:

(i)                                     will first be attempted to be resolved by the Parties through good faith negotiations and in connection therewith, any Party may request in writing that any other Party meet and commence such negotiations within a reasonable period of time (in any event no later than seven days) after the request;

(ii)                                  such negotiations will be between senior representatives of management of each such Party; and

(iii)                               if within ten Business Days after commencement of the negotiations under paragraph (i), above, the dispute has not been resolved, any Party may refer the matter to dispute resolution in accordance with the provisions set out below.

(b)                                 In the event of the Parties being unable to resolve any dispute under Section 30(a), any such dispute will be resolved: (a) in the case of a purely technical matter, by an expert agreed to by the Parties, acting reasonably; and (b) in the case of any other matter, by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and each Party hereby consents to any such disputes being so resolved. Each Party will have the right to nominate one arbitrator each and the arbitrators so nominated will jointly nominate an arbitrator to act as chairman. In the event of being unable to agree on such an arbitrator,

13

the Parties will proceed to the American Arbitration Association for the nomination of this arbitrator. The arbitration proceedings will take place in New York, New York in the English language. The arbitrators will decide ex aequo et bono and in their award the extent to which the Parties will bear the arbitration costs. Judgment on the award rendered in any such arbitration may be entered in any court having jurisdiction.

31.                               Construction. The language used in this Agreement will be deemed to be the language chosen by the joint action of the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

32.                               Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or otherwise be unenforceable for any reason, such provision will be deemed null and void, but this Agreement will remain in force in all other respects and in all other jurisdictions. Should any provision of this Agreement be or become ineffective because of changes in applicable Law or the interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement will not be affected thereby. If such circumstances arise, the Parties will negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by applicable Law.

[signature page follows]

14

Executed as of the Effective Date.

MINERA PLATA REAL, S. DE R.L. DE C.V.

By:
Printed Name:
Title:

OPERACIONES SAN JOSÉ DE PLATA, A S. DE R.L. DE C.V.

By:
Printed Name:
Title:

SUNSHINE SILVER MINING & REFINING CORPORATION

By:
Printed Name:
Title:

Signature Page to Services Agreement

EXHIBIT A

Accounting Procedures

1.                                      INTERPRETATION

(a)                                 Terms defined in this Exhibit shall have the same meanings as set forth in the Agreement. Capitalized terms used herein and not defined in the Agreement have the meanings ascribed to such term in the Partner Agreement. In this Appendix the following words, phrases and expressions shall have the following meanings:

(i)                                     “Counts” means a physical inventory counts.

(ii)                                  “Mine Office” means the office located at the Project and all ancillary facilities of that office.

(iii)                               “Joint Account” means the books of account maintained by the Operator to record all assets, liabilities, costs, expenses, credits and other transactions arising out of or in connection with the Project and which are based on the traditional chart of accounts maintained by the Project for the Project’s accounting.

(iv)                              “Material” means the personal property, equipment and supplies acquired or held by the Operator pursuant to Approved Budgets, for use in the Project.

2.                                      DIRECT CHARGES

(a)                                 The Operator shall charge the Joint Account with the following items:

(i)                                     Operating and Maintenance Costs:

All costs directly relating to the Project including, but not limited to, equipment, materials and maintenance expenses from mine operations.

(ii)                                  Labor Charges:

The obligations owing to EmployerCo pursuant to the personnel services agreement entered into between Operator and EmployerCo .

(iii)                               General and Administrative Charges:

All costs directly related to maintaining and operating the Mine Office.

(iv)                              Materials:

Materials purchased or furnished by the Operator.

(v)                                 Transportation Charges:

The cost of transporting Materials necessary for the Project as well as all freight charges incurred in the trucking, rail and ocean transportation incurred in the delivery of Products.

(vi)                              Service Charges:

(1)                                 The cost of services and utilities procured from outside sources; and

(2)                                 Use and service of equipment and facilities furnished by the Operator.

(vii)                           Damages and Losses to the Properties:

All costs necessary for the repair or replacement of Assets made necessary because of damages or losses by fire, flood, storms, theft, accident or other cause. If the damage or loss is estimated by the Operator to exceed applicable insurance deductible amounts, the Operator will provide the Board with written particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered. The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses shall be credited to the Joint Account.

(viii)                        Legal Expense:

All costs of handling, investigating and settling litigation or recovering the Project on behalf of the Corporation, the Operator or EmployerCo, including, without limiting generality, attorney’s fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation or claims.

(ix)                              Audit Expense:

All costs associated with the Operator’s responsibility to order annual audits under Article 16.4 of the Partner Agreement including but not limited to audit fees and expenses paid to the independent audit firm and any costs incurred in preparing financial statements of the Project in accordance with IFRS rather than under GAAP.

(x)                                 Taxes:

All taxes, duties or assessments of every kind and nature (except income taxes) assessed or levied upon or in connection with the Properties, the Project thereon, or the production therefrom, which have been paid by the Operator for the benefit of the Parties.

(xi)                              Insurance:

Net premiums paid for:

(1)                                 such policies of insurance on or in connection with the Project as may be required to be carried by law;

(2)                                 such other policies of insurance as the Operator may carry for the protection of the parties in accordance with the Agreement; and

(3)                                 the applicable deductibles in event of an insured loss.

(xii)                           Rentals:

Fees, rentals and other similar charges required to be paid for acquiring, recording and maintaining permits, mineral claims and mining leases and rentals and royalties which are paid as a consequence of the Project.

(xiii)                        Permits:

Permit costs, fees and other similar charges which are assessed by various governmental agencies.

(xiv)                       Exploration Expenditures:

All Exploration expenditures necessary to increase and expand mineral reserves of the Project as outlined in the Approved Budget.

(xv)                          Lease Payments:

Fees, rentals and other similar charges required to be paid for entering into equipment leases necessary to the Project as outlined in the Approved Budget.

(xvi)                       Interest and Loan Repayments:

Fees, interests and principal repayments to loans for equipment necessary to the Project.

(xvii)                    Other Expenditures:

Such other costs and expenses which are not covered or dealt with in the foregoing provisions of the Agreement, the OffTake Agreement or this Exhibit A as are incurred with the approval of the Board for the Project or as may be contemplated in the Agreement.

3.                                      PURCHASE OF MATERIALS

(a)                                 The Operator shall purchase all Materials and procure all services required in the Project.

(b)                                 Materials purchased and services procured by the Operator directly for the Project shall be charged to the Joint Account at the price paid by the Operator less all discounts actually received.

(c)                                  Notwithstanding the foregoing provisions of this Section 3, the Operator, after having obtained the prior approval of the Board, shall be entitled to supply for use in connection with the Project equipment and facilities which are owned by the Operator and to charge the Joint Account with such reasonable costs as are commensurate with the ownership and use thereof.

4.                                      DISPOSAL OF MATERIALS

(a)                                 Any Partner may purchase from the Operator any Materials which may from time to time become surplus to the foreseeable need of the Project for such price and upon such terms and conditions as the Board may approve.

(b)                                 The net revenues received from the sale of any Materials to third parties or to a Partner shall be credited to the Joint Account.

5.                                      INVENTORIES

(a)                                 The Operator shall maintain records of Materials in reasonable detail.

(b)                                 The Operator shall perform Counts from time to time at reasonable intervals, and in any event at or near the end of each calendar year. The independent external auditor of the Operator shall be given reasonable notice of each Count, and shall be given the opportunity to attend the Count.

(c)                                  Forthwith after performing a Count, the Operator shall reconcile the inventory with the Joint Account. The Operator shall not be held accountable for any shortages of inventory except such shortages as may have arisen due to a lack of diligence on the part of the Operator.

6.                                      CAPITAL EXPENDITURES

The Operator shall manage capital expenditure projects on behalf of the Corporation as approved under any Approved Budget or otherwise by the Board. Management of capital expenditures shall include planning, engineering, securing quotations and procurement and implementation of capital projects. The Operator shall be entitled to charge the Joint Account for all capital expenditures made pursuant to an Approved Budget or as otherwise approved by the Board, and shall acquire assets in respect thereto in its name.

7.                                      REPORTING

The Operator shall provide summary production statistics in accordance with Article 16.5 of the Partner Agreement on a monthly basis within ten (10) days of the end of the previous month. The Operator shall provide a quarterly report of net income and financial position in accordance with GAAP within forty five (45) days of the end of each quarter.

EXHIBIT F.

FORM OF EMPLOYMENT SERVICES AGREEMENT

[ATTACHED]

EXECUTION VERSION

PERSONNEL SERVICES AGREEMENT

This Personnel Services Agreement (this “Agreement”) is made effective as of [      ] (the “Effective Date”) by and between Operaciones San José de Plata S. de R.L. de C.V., a Mexico variable capital company (the “Operator”) and Servicios San José de Plata S. de R.L. de C.V., a Mexico variable capital company (the “Employer”). The Operator and Employer are herein individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Operator has been designated as the Operator pursuant to the Unanimous Omnibus Partner Agreement, effective as of January 1, 2015, by and among Sunshine Silver Mining & Refining Corporation, Dowa Metals and Mining Co., Ltd., Los Gatos Luxembourg S. ar. L., Minera Plata Real, S. de R.L. de C.V., a Mexico variable capital company (“Owner”), Operator and Employer (the “Partner Agreement”);

WHEREAS, Owner owns 100% of the mine concession and rights located in the state of Chihuahua, Mexico and known as the Los Gatos Project (the “Project”);

WHEREAS, pursuant to the Services Agreement, effective as of [       ], by and between the Operator and Owner (the “Services Agreement”) the Operator will provide to the Owner and its Subsidiaries (the “Owner Companies”) all of the services necessary to explore, develop, construct and operate the Project and business development activities and the performance of services provided to Owner set forth in this Agreement (the “Services”).

WHEREAS, Owner intends to explore, develop, construct and operate the Project and Owner desires to engage the Operator to perform the Services with respect to the Project.

WHEREAS, the Employer will provide the Operator with its employees to discharge its duties of the Operator under the Services Agreement and will provide the day-to-day management and supervision of all employees of the Employer or its Affiliates performing such services.

NOW, THEREFORE, the Parties, in consideration of the mutual promises contained in this Agreement, agree as follows:

1.                                      Definitions.

(a)                                 Capitalized terms used herein but not defined shall have the meaning ascribed to such term in the Partner Agreement.

(b)                                 The following terms shall have the meanings referenced below:

“Employer’s Information Recipients” has the meaning set forth in Section 10.

“First Party” has the meaning set forth in Section 8.

“Second Party” has the meaning set forth in Section 8.

“Underlying Agreement” means any agreement, conveyance or instrument to which any of the Properties are subject and that contain unperformed, ongoing or surviving obligations or liabilities of any party.

(c)                                  All references in this Agreement to Exhibits, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision unless expressly so limited. The words “this Section” and “this subsection” and words of similar import, refer only to the Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation”. All references to “$” or “dollars” shall be deemed references to United States dollars. Each accounting term not defined herein will have the meaning given to it under GAAP as interpreted as of the date of this Agreement. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits referred to herein are attached hereto and by this reference incorporated herein for all purposes. References to any law or agreement shall mean such law or agreement as it may be amended from time to time.

2.                                      Personnel Services.

(a)                                 Personnel Services. The Employer shall provide the Operator with its employees to discharge its duties of the Operator under the Services Agreement (the “Personnel Services”). The Employer acknowledges and agrees that the Personnel Services will be provided by its directors, officers, employees, agents, consultants, advisors (including legal, financial and accounting advisors), agents and contractors (collectively, “Representatives”) and that it will be solely and completely responsible for (a) directing and managing the day-to-day activities of the employees providing the Personnel Services, (b) payment of all compensation and benefits to, and employment and related taxes on behalf of, the employees providing such Personnel Services, and (c) complying with all statutes, laws, regulations, and ordinances related to the its employment of such employees and any damages arising from the its failure to do so.

(b)                                 Personnel Procedures. The personnel providing the Personnel Services at the direction of the Employer (a) whose primary place of employment is within Chihuahua, Mexico and who have been assigned to perform duties with respect to the Project or (b) whose primary place of employment is outside of Chihuahua, Mexico and who have been assigned specific or project-based duties with respect to the Project, which duties are expected to be completed within a specified period of time, will be referred to as the “Designated Employer Employees.” For the avoidance of doubt, the Designated Employer Employees are not employees of Owner, any of its Subsidiaries or the Operator, but instead, the Designated Employer Employees are employees of the Employer and are simply performing Personnel Services for the Owner Companies and the Operator.

(c)                                  Personnel Expenses. In exchange for the Personnel Services, the Operator shall reimburse the Employer for all costs and expenses incurred by the Employer after the Effective Date in connection with the provision of the Personnel Services during the preceding month or the

2

bi-weekly pay periods ending in the preceding month, as applicable, related to, among other items, the following costs and expenses incurred by the Employer or its Affiliates for the Designated Employer Employees:

(i)                                     compensation (including equity and equity-based compensation expenses), salary and wages (including payroll and withholding taxes associated therewith);

(ii)                                  401(k) costs and any matching 401(k) contributions;

(iii)                               vacation and sick leave benefits;

(iv)                              medical and health insurance benefits;

(v)                                 disability insurance (including benefits paid);

(vi)                              workers’ compensation (including benefits paid);

(vii)                           life insurance;

(viii)                        any other employee benefit for which the Operator incurs costs; and

(ix)                              an additional 10% of salary and wages of Designated Employer Employees.

The costs and expenses described in the immediately preceding sentence, including clauses (i) through (ix) of such sentence, are referred to as “Personnel Expenses.” The Employer agrees that prior to instituting any material increase in the Personnel Expenses, such proposed increase shall first be proposed to the Partners in a proposed budget. The Employer hereby represents that, as of the date hereof, it has no material liabilities with respect to workers’ compensation or disability claims.

(d)                                 Personnel Expenses Reimbursement Procedures. Following the end of each month, the Employer shall send a reasonably detailed invoice to the Operator for the amount of the Personnel Expenses incurred during the preceding month or the bi-weekly pay periods ending in the preceding month, as applicable, which is to be itemized by each Designated Employer Employee with the calculation of how the Personnel Expenses were derived for each such Designated Employer Employee. The Operator shall pay such invoice within thirty (30) days of receipt.

(e)                                  Acknowledgment and Insurance.

(i)                                     The Employer acknowledges and agrees that the Designated Employer Employees are not employees of the Operator, Owner or its Subsidiaries and are not entitled to employment rights or benefits of the Operator, Owner or its Subsidiaries. The Employer waives and releases the Operator and the Owner Companies for all Claims the Designated Employer Employees (or any subcontractors used by the Employer to perform the Services) may have for any compensation, benefits or violations of any statute or regulation governing employee rights and benefits.

(ii)                                  The Employer shall maintain insurance including workers compensation (which specifically names the Operator and the Owner Companies as

3

insureds), automobile liability, and commercial general liability for injury of, or damages caused by all Designated Employer Employees (or any subcontractors used by the Employer to perform the Services) providing Personnel Services to the Operator, Owner or its Subsidiaries.

3.                                      Term. The initial term of this Agreement begins on the Effective Date and ends upon the earlier of the dissolution of Operator or the appointment of a successor employer following the resignation or removal of the Employer pursuant to Section 4.

4.                                      Resignation; Removal; Replacement.

(a)                                 Voluntary Resignation. The Employer may voluntarily resign at any time upon six (6) months’ prior notice to the Operator. Acceptance of such resignation shall not be necessary.

(b)                                 Deemed Resignation. The Employer shall automatically be deemed to resign without the requirement of notice of any kind effective immediately upon the occurrence of an Insolvency Event of the Employer.

(c)                                  Removal. The Employer may be removed by Requisite Partner Approval and upon notice to the Employer.

(d)                                 Release. Any removal of or resignation by the Employer pursuant to this Section 4(d) will release the Employer from any liability for all duties, responsibilities and obligations under this Agreement arising on or after the effective date of removal or resignation. The foregoing, however, will not relieve the Employer from any liability it would otherwise have under this Agreement for acts or omissions which occurred prior to the effective date of removal or resignation or from compliance with Section 10.

5.                                      Records and Audit. The Employer shall maintain true and accurate accounts of all expenses, disbursements, costs and liabilities chargeable to the Operator, all in accordance with GAAP. The Employer shall maintain such books of account at its principal place of business and such shall be open to inspection and examination at reasonable times by the Operator or the Partners in accordance with Section 16.4 of the Partner Agreement.

6.                                      Exculpation. Notwithstanding any contrary provision of this Agreement, the Employer shall not be liable or responsible to the Operator or any Partner and shall not be in breach or default of its duties under this Agreement for any act or omission (a) that is not caused by or attributable to the Employer’s willful misconduct or gross negligence, (b) if the inability to perform results from (i) the failure of the Operator or any Partner or Representatives (other than the Employer, any Affiliate of the Employer, or any Representative designated by the Employer or any such Affiliate), to perform acts or to contribute amounts required under this Agreement or (ii) a lack of funds, to the extent the Partners have made all Capital Contributions required to be made by them under the Partner Agreement, or (c) taken in good faith reliance on an Approved Program and Approved Budget or information, opinions, reports or statements presented by any other Partner or Representative of any other Partner, or by any other Person as to matters the Employer reasonably believes are within the other Person’s professional or expert competence.

4

7.                                      Indemnification of the Employer and Representatives. Subject to the limitations of applicable law, the Operator shall indemnify, defend and hold harmless the Employer and its Representatives from and against any Losses arising as a result of any act or omission of the Employer or its Representatives with respect to which the Employer believed in good faith to be within the scope of authority conferred in accordance with this Agreement, except for willful misconduct or gross negligence.

(a)                                 Contract Rights. The rights granted under this Section 7 are contract rights, and no amendment, modification or repeal of this Section 7 shall have the effect of limiting or denying any such rights with respect to actions taken, omissions, or proceedings arising before any such amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Section 7 could involve indemnification for negligence or strict liability. Notwithstanding the foregoing, the Operator’s indemnification of the Employer and its Representatives as to third party claims shall be only with respect to such Losses that are not otherwise compensated by insurance.

(b)                                 Advancement of Expenses. The rights to indemnification conferred in this Section 7 shall include the right to be paid or reimbursed by the Operator the reasonable expenses incurred by any Person entitled to be indemnified who was, is or is threatened to be made a named defendant or respondent in an action, suit, proceeding or arbitration in advance of the final disposition of the action, suit, proceeding or arbitration and without any determination as to the Person’s ultimate entitlement to indemnification; provided, that the payment of such expenses in advance of the final disposition or award of an action, suit, proceeding or arbitration shall be made only upon delivery to the Operator of a written affirmation by such Person of his or its good faith belief that he or it has met the standard of conduct necessary for indemnification under this Section 7 and a written undertaking, by or on behalf of such Person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified Person is not entitled to be indemnified under this Section 7 or otherwise.

(c)                                  Non-Exclusive Rights. The right to indemnification and the advancement and payment of expenses conferred in this Section 7 are not exclusive of any other right that any such indemnified Person may have or acquire under any Law, provision of this Agreement, vote of the Board, Requisite Partner Approval or otherwise.

(d)                                 Invalidity. If this Section 7 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction or arbitration panel, then the Operator shall indemnify and hold harmless the Employer or its Representatives indemnified under this Section 7 as to the Losses to the full extent permitted by any portion of this Section 7 that has not been invalidated, and to the fullest extent permitted by applicable Law.

8.                                      Disclaimer of Liability. AS BETWEEN THE PARTIES, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY COVENANT, AGREEMENT OR CONDITION CONTAINED HEREIN OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER DAMAGES INCLUDING ANY INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, AND EACH PARTY EXPRESSLY RELEASES THE OTHER FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN ACTUAL DIRECT DAMAGES. IF A PARTY TO THIS

5

AGREEMENT (THE “FIRST PARTY”) PAYS OR OWES TO ANY PERSON NOT A PARTY TO THIS AGREEMENT, ANY COSTS, EXPENSES OR DAMAGES, INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, PUNITIVE, ACTUAL, DIRECT AND OTHER DAMAGES, IN SETTLEMENT OR SATISFACTION OF CLAIMS, AND SUCH COSTS, EXPENSES OR DAMAGES ARE COVERED BY ANOTHER PARTY’S (THE “SECOND PARTY”) INDEMNITY TO THE FIRST PARTY UNDER THIS AGREEMENT, THEN THE FIRST PARTY MAY RECOVER SUCH COSTS, EXPENSES OR DAMAGES FROM THE SECOND PARTY.

9.                                      Force Majeure. If either Party is rendered unable, wholly or in part, by a Force Majeure Event to carry out its obligations under this Agreement, other than to make payments then or thereafter due hereunder, then the obligations of the Party giving such notice, so far as they are affected by such Force Majeure Event, will be suspended during the continuance of any inability so caused but for no longer period, and such cause must as far as possible be remedied with all reasonable and diligent dispatch by the Party claiming such in order to put itself in a position to carry out its obligations under this Agreement as soon as reasonably practicable. Each Party affected by such Force Majeure Event shall act reasonably and with diligence to remedy the Force Majeure Event and resume performance with reasonable dispatch. It is understood and agreed that the settlement of strikes or lockouts is entirely within the discretion of the Party having the difficulty, and that the above requirements that any Force Majeure Event must be remedied with all reasonable dispatch will not require the settlement of strikes or lockouts by acceding to the demands of opposing party when such course is inadvisable in the discretion of the Party having the difficulty. The Party affected by Force Majeure Event shall provide the other Party with written notice of the Force Majeure Event, describing the Force Majeure Event in reasonable detail, as soon as commercially practicable after the affected Party learns of the occurrence of the Force Majeure Event. Any such notice delivered by the Employer to the Operator shall also be delivered to the Partners.

10.                               Confidential Information. The Employer acknowledges that it may receive information from or regarding the Owner Companies and its Affiliates that constitutes trade secrets or which, due to contractual obligations, business concerns, statutes, regulations, or other considerations, is otherwise confidential. The Employer shall hold in strict confidence any such information it receives regarding Owner and its Affiliates, whether written, visual or oral, including without limitation, Confidential Information and may not disclose any Confidential Information to any person other than a Partner, except for disclosures (a) by the Employer to the Employer’s Affiliates or the Employer’s Affiliates’ directors, officers, managers, partners, members, employees, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors or prospective purchasers of interests in the Employer or its Affiliates (collectively, “Employer’s Information Recipients”) to the extent the Employer’s Information Recipients have a need to receive such Confidential Information and such disclosure is not prohibited by any law, statute or regulation, (b) compelled by law (but the Employer must notify the Operator promptly of any request for that information, before disclosing it, if practicable and to the extent such notification is not, in the Employer’s reasonable judgment, prohibited by applicable law), (c) of information (i) which is or becomes part of the public domain through no fault of or breach of this Agreement by the Employer; (ii) which the Employer can reasonably demonstrate was in its possession or that of the Employer’s Information Recipients on a non-confidential basis at the time of disclosure under or in connection with this Agreement; (iii) independently developed for the Employer or its Affiliates by its employees or contractors or those of its Affiliates and which was not derived or obtained, in whole or in part, from the Confidential Information; or (iv) received by the Employer or its Affiliates from a third party without obligation of confidentiality or restriction on use, provided that the Employer,

6

after reasonable inquiry, has no reason to believe that the third party obtained the information directly or indirectly under a then-existing requirement of confidentiality. Any breach by any of the Employer’s Information Recipients of any of the provisions of this Section 10 shall be, and be deemed to be, a breach thereof by the Employer. The Employer acknowledges that any breach of the provisions of this Section 10 may cause irreparable injury to the Operator for which monetary damages are inadequate, difficult to compute, or both. Accordingly, the Employer agrees that the provisions of this Section 10 may be enforced in addition to other available remedies, whether at law or equity, by specific performance. The terms of this Section 10 shall remain in full force and effect following the termination of this Agreement.

11.                               Notices. All notices required under this Agreement shall be deemed made when in writing and delivered by hand or courier delivery or transmitted by facsimile or email:

To the Operator:

c/o Vazquez, Sierra & Garcia, S.C.

Av. Paseo De Las Palmas 755, Desp. 902

Col. Lomas de Chapultepec

11000, Mexico, D.F.

Attn: Alberto Vàzquez

Facsimile: +52 (55) 5540 3435

Email: avazquez@vsglegal.mx

With a copy to:

Sunshine Silver Mining & Refining

370 17th Street, Suite 3800

Denver, CO 80202

Attn: Jeff Reeser

Email: jeff.reeser@ssmines.com

To the Employer:

c/o Vazquez, Sierra & Garcia, S.C.

Av. Paseo De Las Palmas 755, Desp. 902

Col. Lomas de Chapultepec

11000, Mexico, D.F.

Attn: Alberto Vàzquez

Facsimile: +52 (55) 5540 3435

Email: avazquez@vsglegal.mx

With a copy to:

Sunshine Silver Mining & Refining

370 17th Street, Suite 3800

Denver, CO 80202

Attn: Jeff Reeser

Email: jeff.reeser@ssmines.com

7

Any Party may change its address shown above by notifying the other Party, in writing, of such change in accordance with the notice provisions of this Section 11.

12.                               Waiver. No waiver by a Party of any breach or default of any of the terms and conditions contained in this Agreement shall be construed as a waiver of any subsequent breach or default whether of a like or different character.

13.                               Assignment. This Agreement shall be binding and extend to the benefit of the Parties and their respective successors and assigns. The Employer may freely assign or transfer this Agreement or its rights or obligations hereunder to an Affiliate. Except as set forth in the immediately preceding sentence, no Party shall assign any of its rights or obligations described in this Agreement without the prior written consent of the other Party. Any assignment of this Agreement in violation of this section shall be null and void.

14.                               Third Party Beneficiaries. Except as expressly provided in this Agreement, nothing herein expressed or implied is intended or will be construed to confer upon or to give any Person not a party hereto any rights to remedies under or by reason of this Agreement.

15.                               Entire Agreement. This Agreement (together with the provisions of the Partner Agreement incorporated by reference herein) constitutes the entire agreement and understanding of the Parties with respect to the Employer’s performance of the Services, and supersedes all other prior and contemporaneous agreements, whether written or oral, between the Parties. This Agreement may not be modified or amended except by an instrument signed by the Party to be bound.

16.                               Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party by facsimile or other electronic transmission shall be deemed an original signature hereto.

17.                               Captions or Headings. The headings appearing at the beginning of each section of this Agreement are all inserted and included solely for convenience and shall not be considered or given any effect in construing this Agreement, or any provision(s) hereof, or in connection with determining the duties, obligations or liabilities of the respective Parties hereto or in ascertaining intent, if any question of intent should arise.

18.                               Conflicts. In the event of a conflict between a provision contained within the main body of this Agreement and a provision contained within any exhibits attached hereto, the provision in the main body shall control. In the event of a conflict between a provision contained within this Agreement and the Partner Agreement, the Partner Agreement shall control.

19.                               Choice of Laws. Except for matters of title to the Properties or their Transfer, which will be governed by the law of their situs, this Agreement (including all exhibits and schedules hereto) and any disputes or claim, action, suit or legal proceeding (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution, performance, non-performance, interpretation, termination or construction of this Agreement will be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws that would permit or require the application of the substantive Laws of any other jurisdiction.

8

20.                               Disputes.

(a)                                 This Section 20 shall apply to all disputes between the Parties arising under this Agreement except for disputes pertaining to Claims for indemnification which arise in connection with or grow out of Claims asserted against either Party by a third party. Any dispute among the Parties arising out of or in connection with this Agreement:

(i)                                     will first be attempted to be resolved by the Parties through good faith negotiations and in connection therewith, any Party may request in writing that any other Party meet and commence such negotiations within a reasonable period of time (in any event no later than seven days) after the request;

(ii)                                  such negotiations will be between senior representatives of management of each such Party; and

(iii)                               if within ten Business Days after commencement of the negotiations under paragraph (i), above, the dispute has not been resolved, any Party may refer the matter to dispute resolution in accordance with the provisions set out below.

(b)                                 In the event of the Parties being unable to resolve any dispute under Section 20(a), any such dispute will be resolved: (a) in the case of a purely technical matter, by an expert agreed to by the Parties, acting reasonably; and (b) in the case of any other matter, by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and each Party hereby consents to any such disputes being so resolved. Each Party will have the right to nominate one arbitrator each and the arbitrators so nominated will jointly nominate an arbitrator to act as chairman. In the event of being unable to agree on such an arbitrator, the Parties will proceed to the American Arbitration Association for the nomination of this arbitrator. The arbitration proceedings will take place in New York, New York in the English language. The arbitrators will decide ex aequo et bono and in their award the extent to which the Parties will bear the arbitration costs. Judgment on the award rendered in any such arbitration may be entered in any court having jurisdiction.

21.                               Construction. The language used in this Agreement will be deemed to be the language chosen by the joint action of the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

22.                               Severability. Should any provision of this Agreement be deemed in contradiction with the laws of any jurisdiction in which it is to be performed or otherwise be unenforceable for any reason, such provision will be deemed null and void, but this Agreement will remain in force in all other respects and in all other jurisdictions. Should any provision of this Agreement be or become ineffective because of changes in applicable Law or the interpretations thereof, or should this Agreement fail to include a provision that is required as a matter of law, the validity of the other provisions of this Agreement will not be affected thereby. If such circumstances arise, the Parties will negotiate in good faith appropriate modifications to this Agreement to reflect those changes that are required by applicable Law.

[signature page follows]

9

Executed as of the Effective Date.

OPERACIONES SAN JOSÉ DE PLATA S. DE R.L. DE C.V.

By:
Printed Name:
Title:

SERVICIOS SAN JOSÉ DE PLATA S. DE R.L. DE C.V.

By:
Printed Name:
Title:

Signature Page to Personnel Services Agreement

EXHIBIT G.

EARN-IN FEE PAYMENT SCHEDULE

[ATTACHED]

Exhibit G

Los Gatos Project Initial Budget/Funding

2015- 2016 Feasibility Study

		2015 Fundings
	2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	2015

Definition Drilling	$—	$1,000,000	$1,500,000	$1,500,000	$1,000,000	$5,000,000
Exploration Studies	—	250,000	250,000	250,000	250,000	1,000,000
Ramp Construction	—	581,500	4,652,000	3,489,000	3,489,000	12,211,500
Purchase of Rancho La Cueva	—	—	3,500,000	—	—	3,500,000
Studies and Permitting	—	—	857,800	857,800	1,575,600	3,291,200
General and Administrative	649,661	831,950	651,950	783,200	644,450	2,911,550

Total Costs & Contingency	$649,661	$2,663,450	$11,411,750	$6,880,000	$6,959,050	$27,914,250

Calculated Quarterly Funding		$2,600,339	$11,400,000	$6,900,000	$7,000,000
Working Capital Existing in MPR (estimate)		$(1,200,000)
Working Capital Settlement (estimate)			1,200,000
Buffer		$8,000,000
Contractual Quarterly Dowa Funding	$649,661	$9,400,339	$12,600,000	$6,900,000	$7,000,000
Cumulative Dowa Funding	$649,661	$10,050,000	$22,650,000	$29,550,000	$36,550,000

Note: Existing MPR Working Capital reduces required funding in 2015 Q1. When this Existing Working Capital is Realized and Agreed by JV Partners, it will Be Remitted to Sunshine Silver Mining & Refining - estimated in 2015 Q2.

Exhibit G

Los Gatos Project Initial Budget/Funding

2015- 2016 Feasibility Study

	2016 Fundings
	Q1 2016	Q2 2016	Q3 2016	Q4 2016	2016	Total

Definition Drilling	$—	$—	$—	$—	$—	$5,000,000
Exploration Studies	250,000	250,000	250,000	250,000	1,000,000	2,000,000
Ramp Construction	4,652,000	4,652,000	2,907,500	—	12,211,500	24,423,000
Purchase of Rancho La Cueva	—	—	—	—	—	3,500,000
Studies and Permitting	1,316,480	1,195,510	1,495,510	1,130,400	5,137,900	8,429,100
General and Administrative	961,950	700,700	819,450	599,450	3,081,550	6,642,761

Total Costs & Contingency	$7,180,430	$6,798,210	$5,472,460	$1,979,850	$21,430,950	$49,994,861

Calculated Quarterly Funding	$7,200,000	$6,800,000	$5,500,000	$2,000,000
Working Capital Existing in MPR (estimate)
Working Capital Settlement (estimate)
Buffer		$(550,000)	$(5,500,000)	$(2,000,000)
Contractual Quarterly Dowa Funding	$7,200,000	$6,250,000	$—	$—
Cumulative Dowa Funding	$43,750,000	$50,000,000	$50,000,000	$50,000,000

EXHIBIT H.

ESCROW AGREEMENT

[ATTACHED]

Execution Version

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, (“Escrow Agreement”) dated as of December 15, 2014 (the “Effective Date”), is by and among Dowa Metals & Mining Co., Ltd., a corporation incorporated under the Laws of Japan, with a business address located at 14-1, Sotokanda 4-Chome, Chiyoda-ku, Tokyo, Japan 101-0021 (“Depositor”); Minera Plata Real, S. de R.L. de C.V., a Mexico variable capital company incorporate under the Laws of Mexico (“Recipient”); and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent hereunder (“Escrow Agent”).

BACKGROUND

A.                                    Depositor and Recipient have entered into that certain Unanimous Omnibus Partner Agreement (as amended, and together with the other parties thereto, the “Underlying Agreement”), dated as of the date hereof, pursuant to which the Depositor and Recipient will conduct certain exploration and feasibility work to enable development and operation of one or more a mines located in the State of Chihuahua, Mexico known as the Los Gatos Project (the “Project”). The Underlying Agreement provides that Depositor shall deposit the Escrow Funds (defined below), Quarterly and in accordance with the schedule of payments attached as Exhibit I hereto (the “Payment Schedule”), in a segregated escrow account to be held by Escrow Agent to then be paid to the Recipient during the period commencing on the Effective Date through the second anniversary of the Effective Date (the “Earn-In Period”).

B.                                    Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it and the earnings thereon in accordance with the terms of this Escrow Agreement.

C.                                    Depositor and Recipient have appointed the Representatives (as defined below) to represent them for all purposes in connection with the funds to be deposited with Escrow Agent and this Escrow Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.                                      Definitions. The following terms shall have the following meanings when used herein:

“Depositor Representative” shall mean the person(s) so designated on Schedule C hereto or any other person designated in a writing signed by Depositor and delivered to Escrow Agent and the Recipient Representative in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

“Development” shall have the meaning set forth in the Underlying Agreement.

“Escrow Funds” shall mean the funds deposited with Escrow Agent pursuant to Section 3 of this Agreement, together with any interest and other income thereon.

“Exploration” shall have the meaning set forth in the Underlying Agreement.

“Indemnified Party” shall have the meaning set forth in Section 11.

“Joint Venture Entities” shall have the meaning set forth in the Underlying Agreement.

“Joint Written Direction” shall mean a written direction executed by Depositor and Recipient and directing Escrow Agent to disburse a portion of the Escrow Funds or to take or refrain from taking any other action pursuant to this Escrow Agreement.

“Project” shall have the meaning set forth in the Underlying Agreement.

“Quarter” shall mean a fiscal quarter beginning January 1, April 1, July 1 or October 1 during any year.

“Quarterly Written Direction” shall mean a written direction executed by the Recipient and directing Escrow Agent to disburse a portion of the Escrow Funds pursuant to this Escrow Agreement.

“Representatives” shall mean the Depositor Representative and the Recipient Representative.

“Recipient Representative” shall mean the person(s) so designated on Schedule C hereto or any other person designated, in a writing signed by Recipient and delivered to Escrow Agent and the Depositor Representative in accordance with the notice provisions of this Escrow Agreement, to act as its representative under this Escrow Agreement.

2.                                      Appointment of and Acceptance by Escrow Agent. Depositor and Recipient hereby appoint Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt by wire transfer of the Escrow Funds in accordance with Section 3 below, agrees to hold, invest and disburse the Escrow Funds in accordance with this Escrow Agreement.

3.                                      Deposit of Escrow Funds. No later than January 7, 2015, Depositor, on behalf of recipient, will transfer $9,400,000 of Escrow Funds by wire transfer of immediately available funds, to an account designated in writing by the Escrow Agent no later than December 19, 2014 (such transfer, the “Effective Date Transfer”). Thereafter, no later than three days prior to the beginning of each Quarter beginning April 1, 2015 (the “Initial Distribution Date”), Depositor, on behalf of the Recipient, will in accordance with the Payment Schedule transfer the Escrow Funds in the amount set forth on the Payment Schedule by wire transfer of immediately available funds, to an account designated by Escrow Agent.

4.                                      Disbursements of Escrow Funds.

(a)                                 Subject to the terms of this Sections 4(a) and (c), Escrow Agent shall disburse all or a portion of the Escrow Funds in accordance with a Quarterly Written Direction. Each Quarterly Written Direction shall contain complete payment instructions, including wiring instructions. The Quarterly Written Direction will be prepared by Recipient, delivered to the Escrow Agent and the Depositor no later than 20 days prior to the end of each Quarter and will set out an amount requested for disbursement (the “Estimated Disbursement”). The Depositor

2

shall notify the Recipient and the Escrow Agent in writing within ten days of receipt of the Estimated Disbursement (the “Review Period”) of any objections to the Estimated Disbursement. If the Depositor does not notify the Escrow Agent and the Recipient of any objection to the Estimated Disbursement during the Review Period, the Depositor shall be deemed to have agreed with the Estimated Disbursement and the Escrow Agent shall, on the first business day of the immediately following Quarter (the “Scheduled Payment Date”), distribute the total amount of the Estimated Disbursement to the Recipient in accordance with the Quarterly Written Direction. If, during the Review Period, the Depositor notifies the Escrow Agent and the Recipient in writing of an objection that the amounts to be distributed pursuant to an Estimated Disbursement are not consistent with the scope and actual progress of Exploration and/or Development of the Project pursuant to the Initial Program and Budget, or that such amounts do not reflect a reasonable estimate of the expected expenditures of the Joint Venture Entities pursuant to the Initial Program and Budget during the next Quarter (an “Objection”), the Depositor and the Recipient shall negotiate in good faith to resolve the Objection. If the Depositor and the Recipient resolve the Objection, they shall provide the Escrow Agent with a Joint Written Direction instructing the Escrow Agent to disburse Escrow Funds to the Recipient. If the Depositor and the Recipient are unable to do resolve the Objection, (i) the Escrow Agent shall disburse to the Recipient, on the Scheduled Payment Date, an amount of Escrow Funds equal to the difference between the Estimated Disbursement and the disputed amount and (ii) the disputed amount retained by the Escrow Agent shall be resolved in accordance with Article 21 of the Underlying Agreement and the arbitrator shall determine the correct amount of any disbursement. Any order of an arbitrator engaged pursuant to Article 21 of the Underlying Agreement shall be delivered to the Escrow Agent and the non-prevailing party as soon as reasonably practicable following the order by the prevailing party confirming that the order is final and non-appealable and instructing the Escrow Agent to disburse Escrow Funds as provided in the order. Notwithstanding the foregoing provisions of this Section 4(a), the Parties acknowledge and agree that the Escrow Agent shall disburse Escrow Funds constituting the Effective Date Transfer at any time upon the written request of the Recipient following the Depositor’s transfer to the Escrow Agent of such amount pursuant to Section 3.

(b)                                 Contemporaneously with the Recipient’s delivery of an Estimated Disbursement, the Recipient shall deliver to the Depositor a certification, signed by the Chief Financial Officer of the Recipient, setting forth the actual amounts spent by the Recipient and the other Joint Venture Entities during the third month of the prior Quarter and the first two months of the then-current Quarter and a reasonable estimate of the expenses of the Joint Venture Entities to be paid for the third month of the then-current Quarter. The Recipient shall provide, as an attachment to the certificate, a reasonable summary of all expenditures made in the third month of the prior Quarter and the first two months of the then-current Quarter as of the date prior to the date of the certificate, including the starting balance of the Recipient’s bank accounts and any available bank statements, including those obtained electronically. Notwithstanding the foregoing provisions of this Section 4(b), the Parties acknowledge and agree that this Section 4(b) shall not apply to the disbursement of the Escrow Funds constituting the Effective Date Transfer.

(c)                                  Upon notice in writing from Depositor of a Dowa Withdrawal Event (as defined in the Underlying Agreement) prior to the expiration of the Earn-In Period, and receipt by Escrow Agent from Depositor of complete payment instructions in writing, Escrow Agent shall distribute to Depositor, as promptly as practicable, the Escrow Funds. If a Dowa

3

Withdrawal Event does not occur prior to the expiration of the Earn-In Period, upon the expiration of the Earn-In Period and receipt by Escrow Agent from Recipient of complete payment instructions in writing, Escrow Agent shall distribute to Recipient, as promptly as practicable, the Escrow Funds.

(d)                                 Prior to any disbursement, Escrow Agent shall have received reasonable identifying information regarding the Recipient such that Escrow Agent may comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or original IRS Form W-8, as applicable. All disbursements of funds from the Escrow Funds shall be subject to the fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 11 and Section 12 below.

5.                                      Suspension of Performance; Disbursement into Court. If, at any time, (i) there shall exist any dispute between Depositor, Recipient or the Representatives with respect to the holding or disposition of all or any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Funds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) Depositor and Recipient have not, within 10 calendar days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 8 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)                                 suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed.

(b)                                 petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Funds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent shall have no liability to Depositor, Recipient or the Representatives, their respective owners, shareholders or members or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

6.                                      [reserved]

7.                                      Investment of Funds. Based upon Depositor’s and Recipient’s prior review of investment alternatives, in the absence of further specific written direction to the contrary, the Escrow Agent is directed to initially invest and reinvest the Escrow Funds in the investment

4

indicated on Schedule B hereto. Recipient may provide written instructions changing the investment of the Escrow Funds to the Escrow Agent; provided, however, that no investment or reinvestment may be made except in the following: (a) direct obligations of the United States of America or obligations the principal of and the interest on which are unconditionally guaranteed by the United State of America; (b) U.S. dollar denominated deposit accounts and certificates of deposits issued by any bank, bank and trust company, or national banking association (including Escrow Agent and its affiliates), which such deposits are either (i) insured by the Federal Deposit Insurance Corporation or a similar governmental agency, or (ii) with domestic commercial banks which have a rating on their short- term certificates of deposit on the date of purchase of “A-1” or “A-l+” by S&P or “P-1” by Moody’s and maturing no more than 360 days after the date of purchase (ratings on holding companies are not considered as the rating of the bank); (c) repurchase agreements with any bank, trust company, or national banking association (including Escrow Agent and its affiliates); or (d) institutional money market funds, including funds managed by Escrow Agent or any of its affiliates; provided that the Escrow Agent will not be directed to invest in investments that the Escrow Agent in its sole discretion determines are not consistent with the Escrow Agent’s policy or practices. Depositor and Recipient acknowledge that the Escrow Agent does not have a duty nor will it undertake any duty to provide investment advice.

If Escrow Agent has not received a written instruction from Recipient at any time that an investment decision must be made, Escrow Agent is directed to invest the Escrow Funds, or such portion thereof as to which no written investment instruction has been received, in the investment indicated on Schedule B hereto. All investments shall be made in the name of Escrow Agent. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to Depositor and Recipient, sell or liquidate any of the foregoing investments at any time for any disbursement of Escrow Funds permitted or required hereunder. All investment earnings shall become part of the Escrow Funds and investment losses shall be charged against the Escrow Funds. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to this Escrow Agreement, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Funds. With respect to any Escrow Funds received by Escrow Agent after twelve o’clock, p.m., Central Standard Time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which banks in St. Paul, Minnesota and the New York Stock Exchange are open for business.

8.                                      Resignation of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days prior written notice to the Depositor and Recipient specifying a date when such resignation shall take effect. Upon any such notice of resignation, Depositor and Recipient jointly shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. If the Depositor and Recipient fail to appoint a successor Escrow Agent within such time, the Escrow Agent shall have the right to petition a court of competent jurisdiction to appoint a successor Escrow Agent, and all costs and expenses (including without limitation attorneys’ fees) related to such petition shall be paid jointly and severally by Depositor and Recipient. The retiring Escrow Agent shall transmit all records pertaining to the Escrow Funds and shall pay all Escrow Funds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights

5

hereunder. After any retiring Escrow Agent’s resignation, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.

9.                                      Binding Effect; Successors. This Escrow Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors or assigns. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Escrow Agreement) to another corporation, the successor or transferee corporation without any further act shall be the successor Escrow Agent.

10.                               Liability of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent has no fiduciary or discretionary duties of any kind. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the cause of any loss to the Depositor or Recipient. Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds in accordance with the terms of this Escrow Agreement. Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages or penalties (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action. Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds, any account in which Escrow Funds are deposited, this Escrow Agreement or the Underlying Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel. Depositor and Recipient, jointly and severally, shall promptly pay, upon demand, the reasonable and documented out-of-pocket fees and expenses of any such counsel. Depositor and Recipient agree to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder.

The Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Escrow Funds, without determination by the

6

Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

11.                               Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Depositor and Recipient, jointly and severally, shall, to the fullest extent permitted by law, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Depositor, Recipient and the Representatives, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance in connection with this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. Depositor and Recipient further agree, jointly and severally, to indemnify each Indemnified Party for all costs, including without limitation reasonable and documented out-of-pocket attorney’s fees, incurred by such Indemnified Party in connection with the enforcement of Depositor’s and Recipient’s indemnification obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable and documented out-of-pocket fees of such counsel shall be paid upon demand by the Depositor and Recipient jointly and severally. The obligations of Depositor and Recipient under this Section 11 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

The parties agree that neither the payment by Depositor or Recipient of any claim by Escrow Agent for indemnification hereunder nor the disbursement of any amounts to Escrow Agent from the Escrow Funds in respect of a claim by Escrow Agent for indemnification shall impair, limit, modify, or affect, as between Depositor and Recipient, the respective rights and obligations of Depositor and Recipient under the Underlying Agreement.

7

12.                               Compensation of Escrow Agent

(a)                                 Fees and Expenses. Depositor and Recipient agree, jointly and severally, to compensate Escrow Agent on demand for its services hereunder in accordance with Schedule A attached hereto. The obligations of Depositor and Recipient under this Section 12 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

(b)                                 Disbursements from Escrow Funds to Pay Escrow Agent. Escrow Agent is authorized to, and may disburse to itself from the Escrow Funds, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled pursuant to Section 11). Escrow Agent shall notify Depositor and Recipient of any disbursement from the Escrow Funds to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder and shall furnish Depositor and Recipient copies of related invoices and other statements.

(c)                                  Security and Offset. Recipient, Depositor and the Representatives hereby grant to Escrow Agent and the Indemnified Parties a security interest in, lien upon and right of offset against the Escrow Funds with respect to any compensation or reimbursement due any of them hereunder (including any claim for indemnification hereunder). If for any reason the Escrow Funds are insufficient to cover such compensation and reimbursement, Depositor and Recipient shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

13.                               Representations and Warranties.

(a)                                 Depositor and Recipient each respectively make the following representations and warranties to Escrow Agent:

i.                                          it has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder; and this Escrow Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms; and

ii.                                       each of the applicable persons designated on Schedule C attached hereto have been duly appointed to act as authorized representatives hereunder and individually have full power and authority to execute and deliver any Joint Written Direction, to amend, modify or waive any provision of this Escrow Agreement and to take any and all other actions as authorized representatives under this Escrow Agreement, all without further consent or direction from, or notice to, it or any other party, provided that any change in designation of such authorized representatives shall be provided by written notice delivered to each party to this Escrow Agreement.

(b)                                 The Escrow Agent represents and warrants to the Depositor and Recipient that it has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder; and this Escrow Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms.

14.                               Identifying Information. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify,

8

and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, the Escrow Agent requires documentation to verify its formation and existence as a legal entity. The Escrow Agent may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties acknowledge that a portion of the identifying information set forth herein is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and each agrees to provide any additional information requested by the Escrow Agent in connection with the Act or any other legislation or regulation to which Escrow Agent is subject, in a timely manner.

15.                               Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree to the personal jurisdiction by and venue in the state and federal courts in the State of Delaware and waive any objection to such jurisdiction or venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

16.                               Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing and shall be delivered (i) by personal delivery, or (ii) by national overnight courier service, or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt or (v) via email by way of a PDF attachment thereto of a manually executed document. Notice shall be effective upon receipt except for notice via email, which shall be effective only when the recipient, by return email or notice delivered by other method provided for in this Section 16, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 16.) Such notices shall be sent to the applicable party or parties at the address specified below:

If to Depositor or Depositor Representative at:

Dowa Metals & Mining Co., Ltd.

14-1, Sotokanda 4-chome

Chiyoda-Ku, Tokyo

101-0021

Japan

Attention:                                         Toshiaki Suyama, Director, General Manager, Resource

Development & Raw Materials Department

Telephone:                                   +81-3-6847-1201

Facsimile:                                         +81-3-6847-1211

Email:                                                            suyamat@dowa.co.jp

With a Copy to:

Dowa Metals & Mining Co., Ltd.

Mexico Office

Andres Bello 45, Piso 16-A

Col. Chapultepec Polanco, C.P.

11560

9

Mexico D.F., Mexico

Attention:                                         Toshiaki Terao, Representative in Mexico

Telephone:                                   +52-55-5280-4578

Fax:                                                                       +52-55-5281-6689

Email:                                                            terao@dowamex.com.mx

And to:

Torys LLP

1114 Avenue of the Americas, 23rd Floor

New York, New York 10036.7703 USA

Attention:                                         Don Bell

Telephone:                                   212-880-6118

Fax:                                                                       212-682-0200

Email:                                                            dbell@torys.com

If to Recipient or Recipient Representative at:

c/o Sunshine Silver Mining & Refining Corporation

ATTN:                                                          Jeffrey Reeser, General Counsel

370 17th Street Suite 3800

Denver CO 80202

Telephone:                                   303-784-5350

E-mail:                                                        jreeeser@ssmines.com

And to:

Hogan Lovells US LLP

One Tabor Center

1200 17th St., Suite 1500

Attention:                                         Kevin Burke

Telephone:                                   303-454-2520

Fax:                                                                       303-899-7300

Email:                                                            kevin.burke@hoganlovells.com

If to the Escrow Agent at:                                                     U.S. Bank National Association, as Escrow Agent

ATTN:                                                          Kathleen Connelly

Address:                                                 950 17th Street, 12th Fl, Denver CO 80202

Telephone:                                   303-585-4591

Facsimile:                                         303-585-6865

E-mail:                                                        Kathleen.connelly@usbank.com

and to:

U.S. Bank National Association

ATTN:                                                          Susan Selser

Trust Finance Management

60 Livingston Ave

St. Paul MN 55107

10

Telephone:                                   651-466-6090

Facsimile:                                         866-691-4161

E-mail:                                                        susan.selser@ubank.com

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein shall be deemed to have been given on the date received.

17.                               Optional Security Procedures. In the event funds transfer instructions, address changes or change in contact information are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule C hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If the Escrow Agent is unable to contact any of the designated representatives identified in Schedule C, the Escrow Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Depositor’s or Recipient’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, President and Vice President, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Depositor and Recipient agree that the Escrow Agent may at its option record any telephone calls made pursuant to this Section. The Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Depositor or Recipient to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. Depositor and Recipient acknowledge that these optional security procedures are commercially reasonable.

18.                               Amendment, Waiver and Assignment. None of the terms or conditions of this Escrow Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each party to this Escrow Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion. Except as provided in Section 9 hereof, this Escrow Agreement may not be assigned by any party without the written consent of the other parties.

19.                               Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

11

20.                               Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

21.                               Entire Agreement, No Third Party Beneficiaries. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Funds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Funds. Nothing in this Escrow Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

22.                               Execution in Counterparts, Facsimiles. This Escrow Agreement and any Joint Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. The delivery of copies of this Escrow Agreement and any Joint Written Instruction and their respective signature pages by PDF or facsimile transmission shall constitute effective execution and delivery as to the parties and may be used in lieu of originals for all purposes.

23.                               Termination. This Escrow Agreement shall terminate upon the later to occur of (i) the distribution of all the Escrow Funds pursuant to any applicable provision of this Escrow Agreement and (ii) the expiration of the Earn-In Period, and upon the termination Escrow Agent shall thereafter have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Funds.

24.                               Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Depositor or Recipient and become pecuniarily interested in any transaction in which the Depositor or Recipient may be interested, and contract and lend money to the Depositor or Recipient and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Depositor or Recipient or for any other entity.

25.                               Brokerage Confirmation Waiver. Depositor and Recipient acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant either the right to receive brokerage confirmations for certain security transactions as they occur, Depositor and Recipient specifically waive receipt of such confirmations to the extent permitted by law. The Escrow Agent will furnish the Depositor and Recipient periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent.

26.                               Tax Reporting. Escrow Agent shall have no responsibility for the tax consequences of this Agreement and Depositor and Recipient shall consult with independent counsel concerning any and all tax matters. Depositor and Recipient shall provide Escrow Agent Form W-9 and an original Form W-8, as applicable, for each payee, together with any other documentation and information requested by Escrow Agent in connection with Escrow Agent’s reporting obligations under applicable IRS regulations. If such tax documentation is not so provided, Escrow Agent shall withhold taxes as required by the IRS. Recipient and Depositor have determined that any interest or income on Escrow Funds shall be reported on an accrual basis and deemed to be for the account of Recipient. Depositor and Recipient shall prepare and

12

file all required tax filings with the IRS and any other applicable taxing authority; provided that the parties further agree that:

(a)                                 Escrow Agent IRS Reporting. Depositor shall accurately provide the Escrow Agent with all information requested by the Escrow Agent in connection with the preparation of all applicable Form 1099 and Form 1042-S documents with respect to all distributions as well as in the performance of Escrow Agent’s reporting obligations under the Foreign Account Tax Compliance Act and Foreign Investment in Real Property Tax Act or other applicable law or regulation.

(b)                                 Withholding Requests and Indemnification. Depositor and Recipient jointly and severally agree to (i) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Agreement, (ii) request the Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations, and (iii) indemnify and hold the Escrow Agent harmless pursuant to Section 11 hereof from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against Escrow Agent.

(c)                                  Imputed Interest. To the extent that IRS imputed interest regulations apply, Depositor and Recipient shall so inform Escrow Agent, provide Escrow Agent with all imputed interest calculations and direct Escrow Agent to disburse imputed interest amounts as Depositor and Recipient deem appropriate. Escrow Agent shall rely solely on such provided calculations and information and shall have no responsibility for the accuracy or completeness of any such calculations or information.

27.                               WAIVER OF TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR (2) IN ANY WAY IN CONNECTION WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE PARTIES TO THIS AGREEMENT OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY SUCH PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A CONSENT BY ALL PARTIES TO A TRIAL BY THE COURT.

28.                               Publicity. No party will (a) use any other party’s proprietary indicia, trademarks, service marks, trade names, logos, symbols, or brand names, or (b) otherwise refer to or identify

13

any other party in advertising, publicity releases, or promotional or marketing publications, or correspondence to third parties without, in each case, securing the prior written consent of such other party.

[Remainder of Page is Intentionally Blank]

14

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

DOWA METALS & MINING CO., LTD.

By:
Name:
Title:

MINERA PLATA REAL, S. DE R.L. DE C.V.

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION

as Escrow Agent

By:
Name:
Title:

15

SCHEDULE A

Schedule of Fees for Services as

Escrow Agent

For

01010	Acceptance Fee	$ 500.00

	The acceptance fee includes the administrative review of documents, initial set-up of
	the account, and other reasonably required services up to and including the closing.
	This is a one-time fee, payable at closing.

	U.S. Bank Corporate Trust Services reserves the right to refer any or all escrow
	documents for legal review before execution. Legal fees (billed on an hourly basis)
	and expenses for this service will be billed to, and paid by, the customer. If
	appropriate and upon request by the customer, U.S. Bank Corporate Trust Services
	will provide advance estimates of these legal fees.

04460	Escrow Agent	$2,000.00

	Annual administration fee for performance of the routine duties of the escrow agent
	associated with the management of the account. Administration fees are payable in
	advance.

Direct Out of Pocket Expenses

	Reimbursement of expenses associated with the performance of our duties, including	At Cost
	but not limited to publications, legal counsel after the initial close, travel expenses and
	filing fees.

Extraordinary Services

	Extraordinary services are duties or responsibilities of an unusual nature, including
	termination, but not provided for in the governing documents or otherwise set forth in
	this schedule. A reasonable charge will be assessed based on the nature of the
	service and the responsibility involved. At our option, these charges will be billed at a
	flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly. Payment of fees constitutes acceptance of the terms and conditions set forth.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

Dated:

SCHEDULE B

U.S. BANK NATIONAL ASSOCIATION

MONEY MARKET ACCOUNT AUTHORIZATION FORM

DESCRIPTION AND TERMS

The U.S. Bank Money Market is a U.S. Bank National Association (“U.S. Bank”) interest-bearing money market deposit account designed to meet the needs of U.S. Bank’s Corporate Trust Services Escrow Group and other Corporate Trust customers of U.S. Bank. Selection of this investment includes authorization to place the funds on deposit and invest with U.S. Bank.

U.S. Bank uses the daily balance method to calculate interest on this account (actual/365 or 366). This method applies a daily periodic rate to the principal balance in the account each day. Interest is accrued daily and credited monthly to the account. Interest rates are determined at U.S. Bank’s discretion, and may be tiered by customer deposit amount.

The owner of the account is U.S. Bank as Agent for its trust customers. U.S. Bank’s trust department performs all account deposits and withdrawals. Deposit accounts are FDIC insured per depositor, as determined under FDIC Regulations, up to applicable FDIC limits.

AUTOMATIC AUTHORIZATION

In the absence of specific written direction to the contrary, U.S. Bank is hereby directed to invest and reinvest proceeds and other available moneys in the U.S. Bank Money Market Account. The U.S. Bank Money Market Account is a permitted investment under the operative documents and this authorization is the permanent direction for investment of the moneys until notified in writing of alternate instructions.

SCHEDULE C

Each of the following person(s) is a Depositor Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Depositor’s behalf (only one signature required):

Name	Specimen signature	Telephone No.

Name	Specimen signature	Telephone No

Name	Specimen signature	Telephone No

(Note: if only one person is identified above, please add the following language:)

The following person not listed above is authorized for call-back confirmations:

[ ]
Name	Telephone Number

Each of the following person(s) is a Recipient Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Recipient’s behalf (only one signature required):

Name	Specimen signature	Telephone No

Name	Specimen signature	Telephone No

Name	Specimen signature	Telephone No

(Note: if only one person is identified above, please add the following language:)

The following person not listed above is authorized for call-back confirmations

[ ]
Name	Telephone Number

EXHIBIT I

PAYMENT SCHEDULE

Date	Amount

No Later than January 7, 2015	$9,400,339

At least three (3) days prior to April 1, 2015	$11,400,000

At least three (3) days prior to July 1, 2015	$6,900,000

At least three (3) days prior to October 1, 2015	$7,000,000

At least three (3) days prior to January 1, 2016	$7,200,000

At least three (3) days prior to April 1, 2016	$6,250,000

Execution Version

DISCLOSURE SCHEDULES

to the

UNANIMOUS OMNIBUS PARTNER AGREEMENT

among

MINERA PLATA REAL, S. DE R.L. DE C.V.

and

OPERACIONES SAN JOSÉ DE PLATA S. DE R.L. DE C.V.

and

SERVICIOS SAN JOSÉ DE PLATA S. DE R.L. DE C.V.

and

LOS GATOS LUXEMBOURG S. AR. L.

and

SUNSHINE SILVER MINING & REFINING CORPORATION

and

DOWA METALS & MINING CO., LTD.

Effective as of January 1, 2015

SCHEDULE 2.11(d)

CHIEF EXECUTIVE OFFICE AND OTHER LOCATIONS

MINERA PLATA REAL, S. DE R.L. DE C.V

C/O VAZQUEZ, SIERRA & GARCIA, S.C.

AV. PASEO DE LAS PALMAS 755, DESP. 902

COL. LOMAS DE CHAPULTEPEC

11000, MEXICO, D.F.

OPERACIONES SAN JOSÉ DE PLATA S. DE R.L. DE C.V

C/O VAZQUEZ, SIERRA & GARCIA, S.C.

AV. PASEO DE LAS PALMAS 755, DESP. 902

COL. LOMAS DE CHAPULTEPEC

11000, MEXICO, D.F.

SERVICIOS SAN JOSÉ DE PLATA S. DE R.L. DE C.V

C/O VAZQUEZ, SIERRA & GARCIA, S.C.

AV. PASEO DE LAS PALMAS 755, DESP. 902

COL. LOMAS DE CHAPULTEPEC

11000, MEXICO, D.F.

SCHEDULE 2.11(m)

RELATED PARTY TRANSACTIONS

Transfer of non-Los Gatos concessions from MPR to Minera Luz del Sol S. de R.L. de C.V.

I.                                        Transfer of Rights entered into by and between Minera Plata Real, S. de R.L. de C.V. (as Transferor) and Minera Luz del Sol, S. de R.L. de C.V. (as Transferee) of the following Concessions:

“Mina Grande”, “Pablito”, “El Arco”, “El Arco 2”, “ San José”, “San José de las Minas”, “San José de las Minas II”, “El Encino” and “Galeón” ;

II.                                   Transfer of Rights entered into by and between Minera Plata Real, S. de R.L. de C.V. (as Transferor) and Minera Luz del Sol, S. de R.L. de C.V. (as Transferee) of the following Mining Exploration Agreements and Promise of Transfer of Rights:

a.                              Agreement entered into with Corporativo Minero, S.A. de C.V. regarding the following concessions:

“Sta. Valeria”, “Sta. Valeria I”, “Sta. Valeria II”, “Sta. Valeria III”, “Sta. Valeria IV”, “Sta. Valeria V”, “Sta. Valeria VI”, “Sta. Valeria VII”, “Sta. Valeria VIII”, “Sta. Valeria IX”, “Sta. Valeria X”, “Sta. Valeria XI”, “Sta. Valeria XII”, “Sta. Valeria XIII”, “Sta. Valeria XIV”, “Sta. Valeria XV”, “Sta. Valeria XVI” and “Sta. Valeria VII”.

b.                              Agreement subscribed with Mrs. Tomasa Acuña Jiménez de Ramos, Mr. Rubén Ramos Sánchez, Mr. Jaime Ramos García and Mr. Juan Manuel Ramos García, regarding the following concessions:

“Lalo”,”Lalo Frac I.”, “Lalo Frac II.”, “El Rey”, “El Hueco”, “Josefina Frac. I”, “Las Coloradas”, “El Cometa”, “El Cometa Fracción I”, “El Cometa Fracción”, “El Bajío”, “El As” and “Lucy”.

c.                               Agreement subscribed with Grupo Industrial Gamo, S. de R.L. de C.V., regarding the following concessions:

“Tilita”, “Tilita 2”, “Tilita 3”, “Tilita 4”, “Tilita 5”, “El Águila Mexicana”, “Águila 2” and “La Protección”.

d.                              Agreement with Carlos Coutiño regarding the following concessions:

“El As” and “La Morita”

III.                              Transfer of Rights entered into by and between Minera Plata Real, S. de R.L. de C.V. (as Transferor) and Minera Luz del Sol, S. de R.L. de C.V. (as Transferee) of the following applications of concessions:

“Atenas”, “El Presión”, “Cabañas”, “Florida” and “El Coronel”.

SCHEDULE 2.11(n)

RESTRICTIVE DOCUMENTS

None.

SCHEDULE 2.11(o)

PERMITS

1. MIA (Manifestacion Impacto ambiental) and ETJ (Estudio tecnico Justificado) for development of the ramp were submitted 14th of June 2012 and granted approval on 7th of August 2012. The cambio de uso de suelos (Change of land use) was granted by Semarnat on 6th November 2012.

2. sedena explosives permit

3. Nom 120 Activities Report for Cerro Los Gatos and Esther drilling

4. Nom 120 Activities Report for geotechnical drilling

5. An additional report of activities will be filed in early 2015 to report on the progress and planned work in 2015

SCHEDULE 2.11(p)

TITLE TO REAL PROPERTY

Santa Ana

Tierra Prieta

Las Pilas

Charcos I

Charcos II

Cerro Colorado

La Palma

Los Gatos

Amapola

Rodeo

All of the “Land Assets” described on Exhibit A.

SCHEDULE 2.11(q)(i)

MINERAL RIGHTS — MINERAL INTERESTS, MINING CONCESSIONS, MINING TENEMENTS OR OTHER MINERAL RIGHTS

	LOT	HOLDER	SURFACE (Hectares)	TITLE	TYPE OF CONCESSION	TERM	LOCATION
1	Los Gatos	MPR	19,711.6889	231498	Mining	March 3, 2058	Satevo, Chihuahua
2	Los Gatos 2	MPR	10,719.5765	228950	Mining	February 21, 2057	Satevo, Chihuahua
3	Los Gatos 3	MPR	27.2846	231076	Mining	January 15, 2058	Satevo, Chihuahua
4	Mezcalera	MPR	4,991.6263	228249	Mining	October 16, 2056	Satevo, Chihuahua
5	Mezcalera 2 Fracción I	MPR	39.2621	228929	Mining	February 20, 2057	Satevo, Chihuahua
6	Mezcalera 2 Fracción II	MPR	26.1402	228930	Mining	February 20, 2057	Satevo, Chihuahua
7	Mezcalera 2 Fracción III	MPR	29.0859	228931	Mining	February 20, 2057	Satevo, Chihuahua
8	La Gavilana	MPR	10.0000	237137	Mining	November 18, 2060	Satevo, Chihuahua
9	La Gavilana Fracción I	MPR	44.0000	237461	MINING	December 20, 2060	Satevo, Chihuahua
10	Paula Adorada	MPR	40.0000	223392	Mining	December 8, 2054	Satevo, Chihuahua
11	San Luis	MPR	16.0000	236908	Mining	October 4, 2060	Satevo, Chihuahua
12	Los Estados Fracc. 1	MPR	9.0000	237694	Mining	April 25, 2061	Satevo, Chihuahua
13	Los Estados Fracc. 2	MPR	44.0000	237695	Mining	April 25, 2061	Satevo, Chihuahua
14	San Luis 3	MPR	0.0111	240452	Mining	May 22, 2062	Satevo, Chihuahua
15	Los Gatos 4	MPR	52,596.9673	238511	Mining	September 22, 2061	Satevo, Chihuahua
16	San Luis 2	MPR	42.3904	238694	Mining	October 17, 2061	Satevo, Chihuahua
17	Los Veranos	MPR	14,739.8002	238573	Mining	September 22, 2061	Satevo, Chihuahua

SCHEDULE 2.11(q)(iii)

MINERAL RIGHTS — PERMITTED ENCUMBRANCES, ROYALTY INTERESTS AND ENCUMBRANCES

Contract of Assignment of Rights Executed, as ratified on December 5, 2014, on the one part by La Cuesta International, S.A. de C.V. and on the other part by Minera Plata Real, S. de R.L. de C.V., which guarantees the Royalty in favor of La Cuesta International, S.A. de C.V. under the Exploration, Exploitation and Unilateral Promise to Sell Agreement executed by and between La Cuesta International, S.A. de C.V. and Minera Plata Real, S. de R.L. de C.V. and that is attached to the Contract of Assignment of Rights as Exhibit I.

SCHEDULE 2.11(q)(vi)

MINERAL RIGHTS — PERSONS WITH FUTURE INTERESTS IN THE PRODUCTION OR PROFITS FROM MINERAL RIGHTS

Contract of Assignment of Rights Executed, as ratified on December 5, 2014, on the one part by La Cuesta International, S.A. de C.V. and on the other part by Minera Plata Real, S. de R.L. de C.V., which guarantees the Royalty in favor of La Cuesta International, S.A. de C.V. under the Exploration, Exploitation and Unilateral Promise to Sell Agreement executed by and between La Cuesta International, S.A. de C.V. and Minera Plata Real, S. de R.L. de C.V. and that is attached to the Contract of Assignment of Rights as Exhibit I.

SCHEDULE 2.11(t)

NO OPTIONS, ETC.

None.

SCHEDULE 2.11(v)(i)

CONSENTS AND APPROVALS — REQUIREMENTS UNDER APPLICABLE LAW

Upon initial contact, the Federal Competition Commission in Mexico has indicated that no notice of the transaction is necessary, but if the Federal Competition Commission subsequently determines that a notice must be delivered, the notice will be delivered. Likewise, notice will be submitted to the Ministry of Defense for purposes of explosives permit granted to Minera Plata REAL, S. de R.L. de C.V.

SCHEDULE 2.11(v)(ii)

CONSENTS AND APPROVALS — REQUIREMENTS UNDER MATERIAL CONTRACTS

None.

SCHEDULE 2.11(v)(iii)

CONSENTS AND APPROVALS — RESTRICTIONS UNDER CONSTATING DOCUMENTS, LAWS, CLAIMS OR ENCUMBRANCES

None.

SCHEDULE 2.11(x)

MATERIAL CONTRACTS

1.              Exploration, Exploitation and Unilateral Promise to Sell Agreement dated May 6, 2006 between La Cuesta International, S. A. de C.V. and MPR

2.              Contract of Assignment of Rights between La Cuesta International, S.A. de C.V. and MPR (pending)

3.              Services Agreement dated January 1, 2008 between Los Gatos Ltd and Tigris Financial International LP (terminated)

4.              Consulting Agreement dated June 1, 2010 between Los Gatos Limited and Larry Buchanan

5.              Professional Services Agreement dated April 21, 2014, and Authorization for Additional Services dated November 12, 2014, between Stantec Consulting International LLC and Sunshine Silver Mines Corporation

6.              Employment Agreement dated June 1, 2011 between Sunshine Silver Mines and Philip Pyle

7.              Los Gatos Limited Independent Contractor Agreement, effective October 1, 2008, by and between Los Gatos Limited and Jon Gelvin.(1)

8.              Exploration and Exploitation Agreement for mining concession 223392 entitled “Paula Adorada”, between Grupo Minero Factor, S.A. de C.V. and MPR, ratified and recorded on July 1, 2010, and Contract of Assignment of Rights for mining concession 223392 between the same parties.

9.              Each of the land purchase agreements for Property referenced in Exhibit A

(1) Note to Draft: Gelvin Agreement to be assigned to an affiliate of SSMRC Parent following the Effective Date.

SCHEDULE 2.11(y)

INDEBTEDNESS

None.

SCHEDULE 2.11(z)

LITIGATION

None.

SCHEDULE 2.11(dd)(i)

TAXES

None.

SCHEDULE 2.11(ff)(i)

EMPLOYEE MATTERS

Minera Plata Real Employee Listing

Title	Employee
Project Chief	Arias Cabrera Rolando
Geologist Engineer	Martínez Armendariz Miguel Angel
Project Chief	Sáenz Rivera Julián Alfonso
Geologist Engineer	Pérez Soto Jesus Alberto
Geologist Engineer	Cruz Contreras José Ivan
Assistant	Cano Enriquez Jesús Miguel
Assistant	Enriquez Quezada Hector David
Assistant	Garcia Morales Javier
Assistant	Loya Contreras Javier Ivan
Assistant	Torres Flores Clemente
Assistant	Quezada Pérez Leonel
Assistant	Terrazas Quezada Jesus Elias
Assistant	Martinez Quezada Karla Daniela
Assistant	Morales Quezada José Aurelio
Assistant	Prieto Contreras Gonzálo
Assistant	Quezada Ramírez Francisco Javier
Assistant	Meraz Terrazas Sergio
Assistant	Baca Flores Maria Felix
Assistant	Salinas Prieto Gloria Isela
Assistant	Torres Flores Brisa
Geological Engineer	Jon Charles Gelvin Rice

Los Gatos Limited Independent Contractor Agreement, effective October 1, 2008, by and between Los Gatos Limited and Jon Gelvin.(2)

(2) Note to Draft: Gelvin Agreement to be assigned to an affiliate of SSMRC Parent following the Effective Date.

SCHEDULE 2.11(hh)(i)

ENVIRONMENTAL

See Schedule 2.11(hh)(iv)

SCHEDULE 2.11(hh)(ii)

ENVIRONMENTAL

None.

SCHEDULE 2.11(hh)(iii)

ENVIRONMENTAL

There are no Hazardous Substances stored at site at present due to the low level of activities undertaken in the past two years. The only exception to this is a small amount of fuel stored for generators, in an amount of less than 250 liters.

SCHEDULE 2.11(hh)(iv)

ENVIRONMENTAL

Work at Los Gatos began in 2008 in a manner which required environmental reporting

For the drilling and road construction activities during 2008-2014, a total of four activities reports were filed with the Federal Environmental agency Semarnat on January 15, 2009, September 9, 2009, February 10, 2011, and December 5, 2011. A response was filed by Semarnat on March 24, 2014 regarding the third activities report, seeking results of completed mining works. Since no mining works have been undertaken, no report could be filed.

A new report of activities was filed with Semarnat for upcoming geotechnical drilling associated with the construction of the exploration decline on December 2, 2014. As of the date of this Agreement, no observations or objections have been registered by the authorities.

Several field reviews of drill sites were undertaken by the regulatory agency PROFEPA during the period 2009-present. Upon one of the inspections in 2013, a resolution was delivered to Minera Plata Real by PROFEPA calling for a suspension of activities within a small zone of 6710 square meters due to lack of appropriate re-vegetation work. A fine was also levied of MXN 1,266.00. The fine was paid and the re-vegetation work was carried out. A report was filed with PROFEPA on May 6, 2014 detailing the re-vegetation work carried out and providing details of the ongoing activities. A resolution was issued by PROFEPA on August 6, 2014 removing the suspension over the specified area.

An additional inspection was carried out by PROFEPA on September 19, 2014 which verified all re-vegetation activities were being properly carried out. An additional report was requested by PROFEPA and was filed on September 26, 2014. No observations or objections have been made by PROFEPA to the report.